UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No.     )

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SPIRIT REALTY CAPITAL, INC.

(Name of Registrant as Specified in Its Charter)

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2727 North Harwood Street Suite 300 Dallas, TX 75201 April 8, 2022
2021 MILESTONES

Dear Fellow Shareholders,

Thank you for your confidence in Spirit. We present this year’s Proxy Statement and invite you to our 2022 Annual Meeting of Shareholders on May 18, 2022 at 8:30 a.m. Central Time to be held at our headquarters located at 2727 N. Harwood Street, Suite 300, Dallas, TX 75201. You may attend in person or by proxy.

2021 was a pivotal year for Spirit. We were able to shift from defense against COVID-19 and re-focus on our key business initiatives and goals - maximizing shareholder value by providing a growing stream of earnings and dividends generated by a high-quality, diversified commercial real estate portfolio, while simultaneously demonstrating our commitment to sound environmental, social and corporate governance practices. Outlined below are some of our significant efforts and achievements since the beginning of 2021:

Operational Excellence

  Built and executed on an extensive acquisition pipeline, acquiring $1.2 billion worth of assets, resulting in acquisition activity up 42% from 2020.

  Retained a third-party with the oversight of the Audit Committee, to conduct a formal Enterprise Risk Management Assessment (“ERM”) of the Company to determine and assess Spirit’s key enterprise risk and focus areas, as determined by management and other key leaders in the Company.

  Maintained strong liquidity by generating $533.6 million in net proceeds under our At-the-Market Program.

All One Team Culture and Environmental, Social and Governance Initiatives

  Released our first inaugural ESG Report which highlighted Diversity, Equity and Inclusion (“DEI”), corporate governance, and environmental initiatives of our Company in 2021 and aligned with the Sustainability Accounting Standards Board (“SASB”) and Task Force on Climate-Related Financial Disclosures (“TCFD”) (published March 21, 2022).

  Continued our focus on diversity and inclusion by establishing a formal Diversity, Equity & Inclusion Policy, as well as executing numerous initiatives by our Diversity, Equity & Inclusion Council including mandatory DEI trainings, a DEI-focused speaker series, and internal diversity education opportunities.

  Hosted virtual events by our Women’s Leadership Council, including book club and a roundtable with our four female board members on attaining professional success and overcoming common issues women face in their careers. Women comprise approximately 52% of our workforce and 40% of our Board.

  Continued our commitment to reducing our environmental footprint and managing environmental risks through the implementation of environmentally sustainable practices, including adoption of an Environmental Management System, implementation of “green lease” clauses into our lease form, and a company-wide service event with Groundwork Dallas facilitated by our Think Green Committee.

  Maintained consistent and meaningful communication with employees during the pandemic, including through monthly town hall meetings led by our Chief Executive Officer (“CEO”), Jackson Hsieh, internal “pulse” surveys to monitor employee satisfaction, and a wide-array of virtual employee social events.

• Acquired $1.2 billion of high-quality real estate assets across 166 properties, with a weighted average lease term of 15.9 years.
• Refreshed Board composition and improved diversity by adding two female directors making our Board 40% female in 2021.

•   Conducted a formal Enterprise Risk Assessment with a third-party facilitator, as part of our comprehensive enterprise risk management program, to identify significant operational risks to the company.

•   Continued accessing the capital markets, generating net proceeds of $533.6 million from the issuance of shares of common stock and issuing $800 million in unsecured bonds. Upgraded credit rating by Moody’s to Baa2, making Spirit BBB equivalent across all three rating agencies.

Board of Directors

Continued engagement with our compensation consultant, who conducted a comprehensive review of our compensation program and philosophy and advised the Board on opportunities resulting in improvements including the implementation of an ESG-related performance metric for the Executive Leadership Team’s 2021 Bonus Program.

Formalized Board and Committee oversight of ESG-related items, as shown in the ESG Flow Chart on page 50 of the Proxy Statement and in each Committee’s charter.

Continued commitment to diversity and active refreshment of our Board, including the election of three new, independent, highly qualified directors to our Board in 2021, two of whom are female. Our 2022 Board nominee slate is now 44% female. Adopted a “Rooney” style rule in connection with recommending director candidates to the Board, which requires the Nominating and Corporate Governance Committee to use best efforts to include qualified female and/or ethnic or racial minority candidates in the initial search pool that is further evaluated for recommendation to the Board.

On behalf of the Board of Directors and all of the employees at Spirit, we thank you for your commitment to Spirit and ask for your support on the matters described in the Proxy Statement so that we can continue to produce results and increase long-term shareholder wealth going forward.

Richard I. Gilchrist Chairman of the Board	Jackson Hsieh CEO and President

NOTICE OF 2022 ANNUAL MEETING OF SHAREHOLDERS

Date & Time:	Place:	Record Date:	Outstanding Shares on Record Date:
May 18, 2022, 8:30 a.m. Central Time	2727 N. Harwood Street, Suite 300, Dallas, TX 75201. For more information, see the “Questions and Answers” section of the Proxy Statement.	March 14, 2022	127,747,162

ITEMS OF BUSINESS AND RECOMMENDATIONS:

Proposal No.	Description	Board’s Recommendation	Page
1	The election of (9) nine directors nominated by our Board of Directors and named in the accompanying Proxy Statement to hold office until the next annual meeting of shareholders and until their respective successors have been duly elected and qualified	FOR each of the 9 nominees	75
2	The ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022	FOR	87
3	The approval of the Second Amended and Restated Spirit Realty Capital, Inc. and Spirit Realty, L.P. 2012 Incentive Award Plan, including an increase to the number of shares of common stock reserved for issuance by 3,000,000 shares;	FOR	88
4	A non-binding, advisory resolution to approve the compensation of our named executive officers as described in the accompanying Proxy Statement	FOR	95

Shareholders may also be asked to consider such other business as may properly come before the Shareholders at the Annual Meeting or any postponements or adjournments thereof. We have not received notice of any other proposals to be presented at the Annual Meeting.

HOW TO VOTE If you are a shareholder of record of Spirit common stock as of the close of business on the Record Date, you may vote at the Annual Meeting or by Proxy using any of the following methods:
By Internet at www.proxypush.com/SRC	By Mail Vote your shares by proxy by signing, dating and returning the proxy card in the postage-paid envelope provided.

By Phone call toll-free 1-866-256-1217

By Attendance at the Annual Meeting

Vote your shares by attending the Annual Meeting in person and depositing your proxy card at the registration desk or completing a ballot that will be distributed at the Annual Meeting upon request. See the “Questions and Answers” section of this Proxy Statement for more information.

Votes submitted by internet or phone must be received prior to the start of the Annual Meeting.

Shares Held in Street Name: If you hold your shares through a broker, bank or other nominee (i.e. in street name), you will receive instructions from your broker, bank or nominee regarding how to vote which you must follow in order to submit your voting instructions and have your shares voted at the Annual Meeting.

Spirit Realty Capital | 2022 Proxy Statement

NOTICE OF 2022 ANNUAL MEETING OF SHAREHOLDERS

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON MAY 18, 2022: This Proxy Statement, our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and our Annual Report to Shareholders for the fiscal year ended December 31, 2021 are available at www.proxydocs.com/SRC. More information regarding proxy voting, proxy materials, and attending the annual meeting can be found in the “Questions and Answers” section of the Proxy Statement.

By Order of our Board of Directors,

Rochelle Thomas,

Executive Vice President,

General Counsel and Secretary

Spirit Realty Capital | 2022 Proxy Statement

Spirit Realty Capital | 2022 Proxy Statement

ANNUAL MEETING INFORMATION

2022 ANNUAL MEETING OF SHAREHOLDERS

This Proxy Statement is being furnished in connection with the solicitation by the Board of Directors (the “Board”) of Spirit Realty Capital, Inc., a Maryland corporation and its affiliates (“Spirit,” “we,” “us” or the “Company”), of proxies to be exercised at the 2022 Annual Meeting of Shareholders (the “Annual Meeting”) to be held at 8:30 a.m. Central Time on May 18, 2022 at our headquarters located at 2727 N. Harwood Street, Suite 300, Dallas, TX 75201, and at any postponement(s) or adjournment(s) thereof. On or about April 8, 2022, we began mailing a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy materials online, how to vote and how to request paper copies of our proxy materials. In order to be admitted to the Annual Meeting, you must present photo identification (such as a driver’s license) and proof of ownership of shares of our common stock on March 14, 2022, the record date for the Annual Meeting. Proof of ownership can be accomplished through the following:

•	A brokerage statement or letter from your broker or custodian with respect to your ownership of shares of our common stock on March 14, 2022;

•	A printout of the proxy distribution email (if you receive your materials electronically);

•	A proxy card;

•	A voting instruction form; or

•	A legal proxy provided by your broker or custodian.

For the safety and security of our shareholders, we will be unable to admit you to the Annual Meeting if you do not present photo identification and proof of ownership of shares of our common stock or if you otherwise refuse to comply with our security procedures.

For the purposes discussed in this Proxy Statement and in the accompanying Notice of 2022 Annual Meeting of Shareholders (the “Proposals”), proxies are solicited to give all shareholders of record at the close of business on March 14, 2022, an opportunity to vote on matters properly presented at the Annual Meeting.

NO PERSON IS AUTHORIZED ON BEHALF OF THE COMPANY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS WITH RESPECT TO THE PROPOSALS OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION AND/OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THE DELIVERY OF THIS PROXY STATEMENT SHALL UNDER NO CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

Spirit Realty Capital | 2022 Proxy Statement	1

ANNUAL MEETING INFORMATION

THE ANNUAL MEETING AND VOTING

Who Can Vote

Holders of our common stock at the close of business on March 14, 2022 are entitled to receive notice of and to vote their shares at the Annual Meeting. As of that date, there were 127,747,162 common shares outstanding and entitled to vote. Each outstanding share of common stock is entitled to one vote on each matter properly brought before the Shareholders at the Annual Meeting.

How to Vote

You may vote your shares in one of several ways, depending on how you own your shares.

Shareholders of Record

If you own shares registered in your name with our transfer agent, American Stock Transfer & Trust Company (a “shareholder of record”), you may vote:

BY TELEPHONE Vote your shares by proxy by calling 1-866-256-1217, 24-hours a day, seven days a week until the start of the Annual Meeting. Please have your notice or proxy card in hand when you call. The telephone voting system has easy-to-follow instructions and provides confirmation that the system has properly recorded your vote.

VIA THE INTERNET Vote your shares by proxy via the website www.proxypush.com/SRC 24-hours a day, seven days a week until the start of the Annual Meeting. Please have your notice or proxy card in hand when you access the website. The website has easy-to-follow instructions and provides confirmation that the system has properly recorded your vote.

BY MAIL Vote your shares by proxy by signing, dating and returning a proxy card in the postage-paid envelope provided. If you vote by telephone or over the Internet, you do not need to return a proxy card by mail.

BY ATTENDANCE AT THE ANNUAL MEETING Vote your shares by attending the Annual Meeting and depositing your proxy card at the registration desk or completing a ballot that will be distributed at the Annual Meeting upon request. See the “Questions and Answers” section of this Proxy Statement for more information.

Beneficial Owners

If you own shares registered in the name of a broker or other custodian (a “beneficial owner”), follow the instructions provided by your broker or custodian on how to vote your shares. If you want to vote your shares at the Annual Meeting, you must obtain a legal proxy from your broker or other custodian to bring with you to the Annual Meeting to demonstrate your authority to vote. If you do not instruct your broker or custodian how to vote, such broker or custodian will have discretionary authority, under current New York Stock Exchange (“NYSE”) rules, to vote your shares in its discretion on the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal year ending December 31, 2022 (Proposal 2). However, your broker or custodian will not have discretionary authority to vote on the election of directors (Proposal 1), the Second Amended and Restated Plan (Proposal 3), or the advisory vote to approve our executive compensation (Proposal 4) without instructions from you. As a result, if you do not provide instructions to your broker or custodian, your shares will not be voted on Proposal 1, Proposal 3, or Proposal 4.

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ANNUAL MEETING INFORMATION

Votes by Proxy

All shares that have been properly voted by proxy and not revoked will be voted at the Annual Meeting in accordance with the instructions contained in the proxy. Shares represented by proxy cards that are signed and returned but do not contain any voting instructions will be voted consistent with the Board’s recommendations:

Proposal		Recommendation of the Board

1.	The election of (9) nine directors nominated by our Board of Directors and named in the accompanying Proxy Statement to hold office until the next annual meeting of shareholders and until their respective successors have been duly elected and qualified	FOR each of the 9 nominees

2.	Ratification of the appointment of the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2022	FOR

3.	Approval of the Second Amended and Restated Spirit Realty Capital, Inc. and Spirit Realty, L.P. 2012 Incentive Award Plan, including the increase to the number of shares of common stock reserved for issuance by 3,000,000 shares	FOR

4.	A non-binding, advisory resolution to approve the compensation of our named executive officers as described in the accompanying Proxy Statement	FOR

Lastly, in the discretion of the proxy holders, other such other business as may properly come before the Annual Meeting.

EXPENSES AND SOLICITATION

Spirit will bear the expense of soliciting proxies by the Board of Directors. Proxies may be solicited on behalf of the company in person, by telephone or e-mail, by directors, officers or employees of Spirit, who will receive no additional compensation for soliciting proxies. We have engaged the Proxy Advisory Group, LLC to assist in the solicitation of proxies and provide related advice and information support, for a services fee, plus customary disbursements, which are not expected to exceed $23,000 in total. We will also reimburse brokers and other nominees for their expenses incurred in distributing proxy materials to beneficial owners of our shares.

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PROXY SUMMARY

This summary highlights selected information that is provided in more detail throughout the Proxy Statement. Please read the entire Proxy Statement before casting your vote. Note that certain financial measures contained within this Proxy Statement (AFFO Per Share, Annualized Adjusted EBITDAre, and Adjusted Debt to Annualized Adjusted EBITDAre) are not calculated according to U.S. generally accepted accounting principles (“GAAP”). Please see Annex A for a reconciliation of these non-GAAP measures.

OUR BUSINESS

We are a real estate investment trust (“REIT”) which primarily invests in single-tenant, operationally essential real estate assets throughout the United States, which are subsequently leased on a long-term triple-net basis to high quality tenants with operations in retail, industrial, and certain other industries. A triple-net lease typically requires the tenant to be solely responsible for all improvements and is contractually obligated to pay all property operating expenses, such as real estate taxes, insurance premiums, and repair and maintenance costs. Thus, our goal is not only to acquire high quality properties, but to invest in industry-leading tenants with whom we can build trusting, long-term relationships. Our operating strategy is to provide our shareholders with predictable earnings and dividend growth.

OUR TRANSFORMATION TO A SIMPLIFIED TRIPLE-NET LEASE REIT

Jackson Hsieh, our current President and Chief Executive Officer (“CEO”), joined Spirit in 2016 as President and Chief Operating Officer (“COO”). Prior to joining the Company, Mr. Hsieh served as an external advisor to the Company for eight years. At the time of his appointment to COO in 2016, Spirit had begun to face some major challenges which came to a peak shortly after Mr. Hsieh joined the Company. These challenges were reflected in the Company’s stock price, as you can see in the TSR Charts below, dropping 49% from September 7, 2016 to May 4, 2017. The Board recognized that Spirit needed a leader who could think creatively and formulate a strategy that would grow the Company and repair relationships with our investor base, and Mr. Hsieh was the best candidate for that job. In May 2017, the Board promoted Mr. Hsieh to CEO.

Mr. Hsieh immediately formulated a strategy forward for Spirit to become a simplified triple-net lease REIT, with a competitive cost of capital, a fortress balance sheet, best in class real estate portfolio, defined and disciplined investment strategy, strong operating systems and outstanding people.

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In less than five years from Mr. Hsieh’s appointment to CEO of Spirit, we have accomplished many milestones, including our goal of becoming a simplified triple-net lease REIT. We have improved relationships with our investor base by providing consistent, high-quality results and building back trust by always doing what we say. We have also:

INCREASED TOTAL SHAREHOLDER RETURN (“TSR”): Our TSR has risen to 98.6% since Mr. Hsieh was appointed CEO in 2017.

[1]

The MSCI US REIT Index (RMZ) is a free float-adjusted market capitalization weighted index that is comprised of equity Real Estate Investment Trusts (REITs). It represents about 99% of the US REIT universe and securities are classified under the Equity REITs Industry according to the Global Industry Classification Standard (GICS®), have core real estate exposure and carry REIT tax status.

[2]

VEREIT, Inc. was acquired by Realty Income Corporation in November 2021, Retail Properties of America, Inc. was acquired by Kite Realty Group, L.P. in October 2021, and Washington Prime Group Inc. voluntarily delisted its shares of common stock from the NYSE in October 2021 and is now privately owned. As such, these peers have been excluded from this chart.

SIGNIFICANTLY LOWERED OUR COST OF CAPITAL1:

1.

Spirit’s weighted average cost of capital (“WACC”) is calculated using the following assumptions: (i) a targeted capital structure comprising 60% equity and 40% debt; (ii) cost of equity of 7.5% and 11.3% as of December 31, 2021 and May 8, 2017, respectively; and (iii) cost of debt of 3.0% and 7.0% as of December 31, 2021 and May 8, 2017, respectively.

Spirit Realty Capital | 2022 Proxy Statement	5

BUILT A FORTRESS BALANCE SHEET:

1.

Please note that defined terms have been modified between March 31, 2017 to December 31, 2021 and thus these amounts are not directly comparable. For March 31, 2017, this metric was calculated as Adjusted Debt to Annualized Adjusted EBITDA. Adjusted Debt represents interest bearing debt (reported in accordance with GAAP) adjusted to exclude unamortized debt discount/premium and deferred financing costs and reduced by cash and cash equivalents and restricted cash. Adjusted EBITDA represents EBITDA adjusted for certain items that we believe are not indicative of our core operating performance and Annualized Adjusted EBITDA represents Adjusted EBITDA multiplied by four.

In the first quarter of 2018, we adopted the EBITDAre concept, as defined by NAREIT. Adjusted EBITDAre represents EBITDAre adjusted for revenue producing acquisitions and dispositions for the quarter (as if such acquisitions and dispositions had occurred as of the beginning of the quarter), construction rent collected, not yet recognized in earnings and for other certain items that we believe are not indicative of our core operating performance. Annualized Adjusted EBITDAre is calculated as Adjusted EBITDAre for the quarter, adjusted for items where annualization would not be appropriate, multiplied by four. Please refer to Annex A for a reconciliation of non-GAAP financial measures.

2.	Adjusted Debt/Annualized Adjusted EBITDAre remains 5.1x assuming the settlement of the 56 thousand open forward equity contracts.

3.	Due to rounding. Actual percentage is 99.8%.

DEVELOPED DISCIPLINED INVESTMENT STRATEGY AND STRONG SYSTEMS TO DRIVE ACQUISITIONS:

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EXECUTIVE COMPENSATION HIGHLIGHTS

Compensation Philosophy

The Compensation Committee believes that our executive compensation program should emphasize pay-for-performance and reflect the value created for our shareholders, while supporting our business strategies, operational goals and long-range plans. In addition, the Compensation Committee believes that such compensation should assist the Company in attracting and retaining key executives critical to our long-term success. Our compensation practices reflect this philosophy:

DO provide executive officers with the opportunity to earn market-competitive compensation through a mix of cash and equity compensation with a strong emphasis on performance-based incentive awards (our executives received only performance-based long-term incentive plan (“LTIP”) awards in 2021).

DO align pay and performance by linking a substantial portion of compensation to the achievement of pre-established performance metrics that drive shareholder value.

DO evaluate TSR when determining performance under LTIP performance share awards to enhance shareholder alignment.

DO cap payouts for awards under our annual bonus and LTIP plans.

DO require executive officers to own and retain shares of our common stock to further align interests with our shareholders.

DO enhance executive officer retention with annual LTIP equity awards, including multi-year performance periods for our performance-based incentive awards.

DO enable the Board to “claw back” incentive compensation in the event of a financial statement restatement pursuant to a recoupment policy.

DO maintain a Compensation Committee comprised solely of independent directors.

DO engage an independent compensation consultant to advise the Compensation Committee on executive compensation matters.

DO NOT base LTIP awards on a single performance metric, thereby discouraging unnecessary or excessive risk-taking.

DO NOT provide uncapped award opportunities.

DO NOT have employment agreements with executive officers that provide single-trigger change of control benefits.

DO NOT permit executive officers or directors to engage in derivative or other hedging transactions in our securities.

DO NOT provide executive officers with excessive perquisites or other personal benefits.

DO NOT permit executive officers or directors to hold our securities in margin accounts or pledge our securities to secure loans without pre-approval by the Audit and Compensation Committees (no executive officer or director pledged or held our securities in margin accounts at any time during 2021).

DO NOT provide for tax gross-up payments for compensation or benefits paid in connection with a change in control.

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Commitment to Pay-for-Performance

In 2021, consistent with our compensation philosophy that linking a substantial portion of compensation to variable at-risk pay elements creates appropriate alignment with our shareholders, the Compensation Committee determined that 100% of our Named Executive Officers’ annual LTIP equity awards should be tied to pre-established performance metrics and 0% tied to time-vesting equity awards. In 2020, this ratio was 60% performance-based awards and 40% time-vesting awards. The following graphs1 show the emphasis we placed on variable at-risk pay elements, such as performance-based cash bonuses and equity awards, for all of our Named Executive Officers (defined herein) in 2021.

[1]	Performance Share awards were calculated for purposes of the above graphics using the grant date fair value calculated in accordance with ASC Topic 718.

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DRIVING SHAREHOLDER VALUE WITH OUR COMMITMENT TO ESG

At Spirit, we believe that doing the right thing for all of our stakeholders, including employees, our community and our tenants, will drive long term value for our shareholders. Our commitment is integrated throughout our organization and is ultimately overseen by our Board and committees thereof. Our Nominating and Corporate Governance Committee has key responsibility for ESG oversight and making ESG-related recommendations to the full Board. The Nominating and Corporate Governance Committee and Board receive ESG-related updates from the Executive Leadership Team at least quarterly and on an as-needed basis. In 2021, our Board or Board committees received updates or discussed environmental, human capital management or social matters affecting the Company on at least eleven occasions.

We have also formed several ESG-related committees which operate to facilitate frequent discussions around important ESG topics and assist our business in taking actionable ESG measures. These committees meet regularly and report to Spirit’s Executive Leadership Team, which then reports to the Board and committees thereof.

The flow chart below outlines our ESG reporting framework:

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Spirit continued to make great strides in its ESG efforts in 2021. Some of the key initiatives and goals accomplished include:

Overall Updates

- Formed our ESG Task Force
- Hired an external consultant to assist with ESG initiatives
- Conducted an internal in-depth gap analysis to understand ESG opportunities
- Aligned our ESG approach with TCFD and SASB
- Released our first ESG Report aligned with SASB and TCFD frameworks (Released on March 21, 2022)

Environmental Updates

- Adopted an Environmental Management System to formalize company strategy
- Integrated "green leasing" language into our form lease
- Made an impact in our community by participating in a community service event with and making corporate donations to Groundwork Dallas, a non-profit dedicated to improving the natural surroundings of Dallas and beyond

Governance Updates

- Enhanced the structure and processes around Board oversight of ESG matters
- Continued Board refreshment efforts, including the addition of two female directors to the Board in 2021
- Conducted an Enterprise Risk Assessment to understand risks and priorities for Spirit, which is reviewed by the Audit Committee on a quarterly basis
- Updated and created a number of corporate policies to formalize commitment to Company values

Social Updates

- Donated over $200,000 in 2021 to charitable organizations, including those focused on environmental sustainability and diversity, equity and inclusion
- Granted multiple scholarships to students at Historically Black Colleges and Universities (HBCUs) totaling $20,000
- Created the DEI Council in 2020 and formalized our DEI Policy in 2021
- Conducted compensation analysis and leadership training programs
- Women's Leadership Committee (WLC) hosted virtual book club and a guest speaker series
- DEI Council began a Cultural Awareness and Employment Spotlight Series and hosted DEI guest speakers

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SOCIAL AND HUMAN CAPITAL MANAGEMENT

At Spirit, we believe that by implementing sound community and human capital management practices throughout the operation of our business, we demonstrate our solid commitment to be responsible and conscientious in everything that we do as we strive to both increase long-term stakeholder value and make the communities in which we operate a better place to live and work.

All One Team Culture

Our Culture . . .

Focuses on Teamwork – We are “All One Team” – we have successfully navigated the challenges presented over the last few years and reached our goal of becoming a simplified triple net lease REIT through effective interdepartmental communication and collaborative, multi-disciplinary teams delivering on critical objectives in a timely manner.

Celebrates Diversity and Inclusion – approximately 52% of our employees are female, approximately 26% of our employees are racial or ethnic minorities, and 40% of our directors are female. In 2020, we established an employee driven Diversity, Equity & Inclusion Council to promote diversity and inclusivity within our Company and community. In 2021, we formalized our efforts in diversity and inclusion by creating our Diversity, Equity & Inclusion Policy. Together with the Women’s Leadership Council, these groups provide perspective to both our executives and our Board of Directors.

Encourages Employee Development – in 2021, we continued investing in our employees through development and training on leadership, operations, finance and accounting, legal, employee relations and information technology.

Is Dynamic – Our leadership keeps the lines of communication open with and among our employees, including monthly Town Hall meetings where our CEO and other senior leaders update employees on company matters and answer questions from employees.

Our Values…

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Our Community…

In 2021, we were able to make a meaningful impact on our community through significant corporate donations:

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Environmental Sustainability Highlights

Spirit recognizes that the ownership of commercial real estate can have a significant impact on the environment. As a result, we are committed to implementing environmentally sustainable practices at our headquarters and considering environmental factors and risks in our investment decisions. Our approach to these matters is set forth in our Environmental Management System (the “EMS”), which was approved and adopted by the Nominating and Corporate Governance Committee in 2021. Our commitment is further outlined in our inaugural ESG Report, which is aligned with the Task Force on Climate-related Financial Disclosures (TCFD) framework.

Our Headquarters

Our commitment to sustainability and reducing our environmental footprint is demonstrated by our approach to managing operations at our corporate headquarters. Some highlights include:

•	Installation of automatic lighting control systems

•	Use of ENERGY STAR certified computers, monitors, copiers, conference room displays and printers

•	Active recycling of materials such as aluminum, paper, and plastic and use of recycled paper where possible

•	Use of low VOC paint and “green” cleaning products

•	Use of water machines to encourage employees to use reusable cups

In 2021, through the recycling initiatives at our headquarters we were able to save over 113 trees.

Our Portfolio and Investments

As a triple-net lease real estate investment trust, we primarily invest in single-tenant real estate under absolute net-leases. With this business structure, each tenant is generally responsible for maintaining the leased improvements, including controlling their energy usage and the implementation of environmentally sustainable practices at each location.

Although our tenants are ultimately responsible for reducing energy usage and being environmentally conscience in their operations at the leased premises, to further align and collaborate with our tenants on environmental sustainability matters, including reducing energy and water usage, we have integrated into our form lease certain “green lease” provisions and have implemented certain sustainability practices, as set forth in our EMS, which is available on our website at www.spiritrealty.com.

Our Community Impact

Our environmental sustainability initiatives extend to our community:

•	Volunteering with local environmentally-focused non-profit organizations

•	Donating funds to non-profits that share in our commitment to sustainability

•	Employee communications regarding ways to be more “green”

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CORPORATE GOVERNANCE AND BOARD HIGHLIGHTS

Our Board is committed to sound governance practices designed to promote the long-term interests of shareholders and strengthen Board and management accountability. Our Board regularly evaluates our governance profile against best practices to identify areas for improvement. The Board also leverages our active shareholder engagement program to gather insights on key areas of shareholder interest and emerging trends to evaluate. Key elements of our governance program include:

Board of Directors	Governance Highlights

✓  Independent Chair

✓  All directors, with the exception of our CEO, are independent

✓  Annual election of directors

✓  Board regularly meets in executive sessions, including without the presence of our CEO

✓  Board seeks direct engagement with employees at all levels of the organization

✓  Board oversight and engagement on environmental, social, governance, and human capital management matters

✓  Diverse Board including gender, race/ethnicity, tenure, age, and experience

✓  Majority vote standard for director elections

✓  Majority standard for shareholder right to call special meeting

✓  Majority vote standard to amend/repeal Bylaw provisions, without subject matter restrictions

✓  Minimum stock ownership policy for Board

✓  Active shareholder engagement program

✓  Regular Board review of CEO and senior management succession plans

Committees & Attendance	Shareholder Engagement

✓  Ongoing Board committee leadership rotation

✓  Annual Board evaluations

✓  Fully independent Board committees

✓  Board Investment Committee responsible for assisting the Board in discharging its responsibilities as to the review and approval of certain real estate acquisitions

✓  Nominating and Corporate Governance Committee is responsible for overseeing ESG-related issues

✓  Audit Committee is responsible for overseeing risk assessment and mitigation

✓  Dedicated Company Disclosure Committee to ensure timeliness and accuracy of all required disclosures

✓  In 2021, we continued our shareholder engagement program by reaching out to the holders of 53.17% of our outstanding shares as of September 30, 2021

✓  Topics included our business strategy and 2021 performance, executive compensation, our business transformation, Board and governance practices, and ESG

✓  Shareholder feedback informs Board decision-making

Our current Board is composed of directors who collectively have the right mix of skills, professional experience and expertise to effectively oversee management. Specifically, our directors have backgrounds in finance, M&A, real estate, risk oversight, and stakeholder value initiatives, among other skills relevant to Spirit’s strategic goals.

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This diversity in skill set pairs with other sources of viewpoint diversity. We are proud that our director nominee slate is 44% female. We have also cultivated significant diversity in the length of service amongst our Board members, with tenures ranging from 13 years to a little over one year. Our Board believes that tenure diversity enables us to capture the value of both new perspectives and the deep institutional knowledge of longer-tenured directors to help the Board effectively oversee our business.

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Key Board Statistics

Of Our Director Nominees

Board Refreshment

We are focused on ensuring that directors’ skills and experiences continue to reflect the evolving needs of the business, and as such, our robust Board evaluation process is an important part of our Board refreshment and succession planning efforts. The Nominating and Corporate Governance Committee considers diversity to be a key priority in director recruitment. In 2021, the Committee adopted a “Rooney” style rule which requires it to use best efforts to include qualified female and/or ethnic or racial minority candidates in the initial search pool that the Committee further evaluates for recommendation to the Board. Over the past few years, our active refreshment process has led to the appointment of Diana Laing, Elizabeth Frank, Michelle Frymire, Kristian Gathright and Thomas Sullivan, each of whom offer different perspectives to the Board.

VOTING ITEMS

Proposals to be Voted on and Board Voting Recommendations

Proposal No.	Description	Board’s Recommendation	Page
1	The election of (9) nine directors nominated by our Board of Directors and named in the accompanying Proxy Statement to hold office until the next annual meeting of shareholders and until their respective successors have been duly elected and qualified	FOR each of the 9 nominees	75
2	Ratification of the appointment of the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2022	FOR	87
3	The approval of the Second Amended and Restated Spirit Realty Capital, Inc. and Spirit Realty, L.P. 2012 Incentive Award Plan, including an increase to the number of shares of common stock reserved for issuance by 3,000,000 shares	FOR	88
4	A non-binding, advisory resolution to approve the compensation of our named executive officers as described in the accompanying Proxy Statement	FOR	95

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OUR NAMED EXECUTIVE OFFICERS

Set forth below is certain biographical information concerning our Named Executive Officers. Ages shown are as of the Record Date.

Name, Age, Position	Business Experience

Jackson Hsieh, Age 61 President and Chief Executive Officer (effective May 8, 2017)

Jackson Hsieh serves as President and Chief Executive Officer in addition to serving on the Board of Directors. In addition, Mr. Hsieh serves on the Company’s Investment Committee and Management Operating Committee that monitors business activities and defines company strategy. Prior to joining Spirit in September 2016, Mr. Hsieh served as Managing Director and Vice Chairman of Investment Banking at Morgan Stanley, Vice Chairman and Sole/Co-Global Head of UBS’s Real Estate Investment Banking Group, and in various other leadership roles which include a prior period at Morgan Stanley and tenures at Bankers Trust Company and Salomon Brothers, Inc. Mr. Hsieh is a graduate of the University of California at Berkeley and earned a master’s degree from Harvard University.

Michael Hughes, Age 47 Executive Vice President, Chief Financial Officer (effective April 1, 2018)

Michael Hughes serves as Executive Vice President and Chief Financial Officer. In addition, Mr. Hughes serves on the Company’s Investment Committee and Management Operating Committee that monitors business activities and defines company strategy. Prior to joining Spirit in April 2018, Mr. Hughes served as Executive Vice President and Chief Financial Officer at FelCor Lodging Trust from 2013 through the close of the company’s merger with RLJ Lodging Trust in 2017. Prior to that, he held various roles in corporate finance at FelCor from 2006 to 2013 and held multiple roles at Wyndham International, Inc. from 2002 to 2006, most recently serving as Vice President, Corporate Finance. Mr. Hughes earned a bachelor’s degree in business from Rhodes College and is a holder of the Chartered Financial Analyst® designation.

Ken Heimlich, Age 56 Executive Vice President, Chief Investment Officer (Executive Vice President effective April 3, 2018; Chief Investment Officer effective January 1, 2021)

Ken Heimlich joined Spirit in March 2017 and serves as Executive Vice President and Chief Investment Officer. In this role, he has oversight responsibility for acquisitions, asset management, dispositions, property management, underwriting, research, and construction. In addition, Mr. Heimlich serves on the Company’s Investment Committee and Management Operating Committee that monitors business activities and defines company strategy. Mr. Heimlich has extensive experience in the REIT industry having served as Managing Principal at Capital Formation, LLC, a net lease real estate advisory firm, as well as in several senior leadership roles at GE Capital, Franchise Finance. During his tenure at GE Capital, he successfully led the IPS and Surplus platforms for a 2,000+ property portfolio, built and directed a nationwide retail development platform, and managed a 500-property triple net lease portfolio. Mr. Heimlich earned a bachelor’s degree in finance from Eastern Illinois University.

Jay Young, Age 52

Executive Vice President, Chief Administrative Officer and Chief Legal Officer (effective January 20, 2022) (Formerly Executive Vice President, General Counsel and Secretary (effective April 25, 2016))

Jay Young serves as Executive Vice President, Chief Administrative Officer and Chief Legal Officer, effective January 20, 2022. In 2021, Mr. Young served as Executive Vice President, General Counsel and Secretary. In addition, Mr. Young serves on the Company’s Investment Committee and Management Operating Committee that monitors business activities and defines company strategy. Prior to joining Spirit in April 2016, Mr. Young served as Senior Vice President and General Counsel for Wingstop, Inc., Senior Vice President and General Counsel for CEC Entertainment, and in-house counsel for Wachovia Corporation and UBS. Mr. Young holds a bachelor’s degree in economics from Southern Methodist University, a Juris Doctor from the University of Oklahoma College of Law and a Master of Business Administration from the University of Oklahoma Price College of Business.

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COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the following Compensation Discussion and Analysis and based on such review and discussions, recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

Kevin M. Charlton, Chairperson

Richard I. Gilchrist

Nicholas P. Shepherd

Thomas J. Sullivan

This Compensation Discussion and Analysis describes our 2021 compensation program for our principal executive officer (Jackson Hsieh), our principal financial officer (Michael Hughes), and our two other executive officers during 2021 (Ken Heimlich and Jay Young) (collectively, our “Named Executive Officers” or “NEOs”).

In particular, this discussion and analysis provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program, how each element of our executive compensation program is designed to satisfy those objectives, and the policies underlying our 2021 executive compensation program and the compensation awarded to our Named Executive Officers for 2021. The following discussion and analysis of compensation arrangements of our Named Executive Officers should be read together with the compensation tables and related disclosures.

EXECUTIVE SUMMARY

Our Board and Compensation Committee place emphasis on ensuring our executive compensation program clearly links pay-to-performance. Additionally, our Compensation Committee and Board have made extensive changes to our executive compensation program based on direct feedback from our shareholders over the last few years.

In 2020, following an extensive shareholder outreach and engagement initiative, the Compensation Committee made a substantial number of changes to our executive compensation program, including a reduction in our CEO’s base salary and no increase in base salary for the other NEOs, a reduction in target annual cash bonus opportunity for our CEO, a reduction in target annual equity award value under our LTIP for our CEO, an increase to the portion of annual equity awards under our LTIP tied to performance from 50% to 60% for all NEOs and a reduction to the portion of the annual cash bonus tied to individual performance from 20% to 16% for all NEOs.

In 2021, to further demonstrate our commitment to pay-for-performance, the Compensation Committee increased the portion of our LTIP equity grants tied to performance for each NEO from 60% to 100%. In addition, the Compensation Committee added a new individual ESG-related performance metric to the 2021 cash bonus program emphasizing Spirit’s commitment to ESG.

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COMPENSATION DISCUSSION AND ANALYSIS

2021 Strategy, Performance and Financial Overview

Our executive compensation program is designed to emphasize pay-for-performance and reflect the value created for our shareholders, while supporting our business strategies, operational goals and long-range plans. In addition, our compensation program focuses on maintaining a strong link between our NEOs’ compensation and Company performance to assist the Company in attracting and retaining key executives critical to our long-term success. Coming off a turbulent 2020, we were able to shift from defense against COVID-19 and re-focus on our key business initiatives and goals- maximizing shareholder value by providing a growing stream of earnings and dividends generated by a high-quality, diversified commercial real estate portfolio.

Highlights for the year ended December 31, 2021 include:

Please see Annex A for a reconciliation of non-GAAP measures FFO and AFFO per share.

[1]

The MSCI US REIT Index (RMZ) is a free float-adjusted market capitalization weighted index that is comprised of equity Real Estate Investment Trusts (REITs). It represents about 99% of the US REIT universe and securities are classified under the Equity REITs Industry according to the Global Industry Classification Standard (GICS®), have core real estate exposure and carry REIT tax status

[2]

VEREIT, Inc. was acquired by Realty Income Corporation in November 2021, Retail Properties of America, Inc. was acquired by Kite Realty Group, L.P. in October 2021, and Washington Prime Group Inc. voluntarily delisted its shares of common stock from the NYSE in October 2021 and is now privately owned. As such, these peers have been excluded from this chart.

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COMPENSATION DISCUSSION AND ANALYSIS

2021 COMPENSATION PROGRAM HIGHLIGHTS

The table below details the changes discussed above, as well as other actions the Committee took in 2021 to address investors’ perspectives on our executive compensation program.

Increased the portion of our NEOs’ annual LTIP equity grants tied to performance from 60% to 100%, eliminating the portion attributable to time-vesting

Revised our proxy disclosure, providing additional and clear rationale with respect to how our pay is clearly linked to performance and detailing the vesting metrics of our performance share awards

Added an ESG-related goal for determining bonus attainment in connection with each NEO’s individual performance goals

Undertook a fresh evaluation of our peer group for 2021 compensation to ensure alignment of our 2021 programs with those of our peers

2021 Say-on-Pay Voting Results

The Compensation Committee values the perspectives and concerns of our shareholders regarding executive compensation, and our Board has determined that an advisory vote to approve our executive compensation program will be submitted to our shareholders on an annual basis. At our 2021 Annual Meeting of Shareholders, 84% of shares were represented at the meeting, and eligible to vote, cast votes FOR our executive compensation program.

2021 Shareholder Engagement Program

In 2021, we completed another successful Shareholder Engagement Program. Similar to our approach in 2020, we contacted each of our top ten shareholders as of September 30, 2021, representing 53.17% of outstanding shares at that time, and hosted calls with five of them. During these calls we addressed a handful of topics including our compensation program, ESG commitment, business strategy, and Board composition and refreshment efforts.

In connection with the insight gained from our Shareholder Engagement Program, in 2021 our Board revised our NEOs’ annual LTIP equity grants program to better align with our pay-for-performance philosophy by increasing the portion of such awards based on performance from 60% to 100% and eliminating the portion of such awards that vest solely based on the passage of time. In addition, the Compensation Committee included an ESG-related individual performance measure under the NEOs’ cash bonus program to strengthen our commitment to sound ESG practices. The Compensation Committee and the Board value the opinions of our shareholders and will continue to consider those opinions when making future executive compensation decisions that align compensation with the creation of value for our shareholders.

Compensation Philosophy and Objectives

The Compensation Committee believes that the executive compensation program should emphasize pay-for-performance and reflect the value created for our shareholders, while supporting our business strategies, operational goals and long-range plans. In addition, the Compensation Committee believes that such compensation should assist the Company in attracting and retaining key executives critical to our long-term success.

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COMPENSATION DISCUSSION AND ANALYSIS

Pay for Performance

We emphasize pay-for-performance by designing the executive compensation program to align Company-wide financial and operational achievements through the use of annual cash bonuses and performance-based long-term equity awards granted to our Named Executive Officers.

Attract and Retain Talent

Our executive compensation philosophy also recognizes that, given that the market for experienced management is highly competitive in our industry, the core of our success is our ability to attract and retain the most highly-qualified executives to manage each of our business functions.

Fundamentally, we believe executive officer compensation should be structured to provide competitive base salaries and benefits, which attract and retain superior executives. Additionally, we use annual performance-based cash compensation to motivate executive officers to attain (and reward them for attaining) financial, operational, individual and other goals that are consistent with increasing shareholder value.

Balanced Mix of Compensation, Weighted Towards Variable Pay Elements

The Compensation Committee believes that a balanced mix of compensation elements, significantly weighted towards variable at-risk pay elements, provides the intended alignment of executive compensation with the Company’s performance and shareholder interests. The structure also provides the necessary fixed and knowable minimum and short and long-term incentive opportunities necessary to attract, motivate and retain talented and experienced executive officers. In 2021, the Compensation Committee determined to grant each of our Named Executive Officers 100% performance share awards and 0% time-based restricted awards, increasing the weight towards at-risk pay as shown below and enhancing alignment with shareholder interests.

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COMPENSATION DISCUSSION AND ANALYSIS

The following graphs1 show the emphasis we placed on variable at-risk pay elements, such as performance-based cash bonuses and LTIP equity awards, for all of our Named Executive Officers in 2021:

[1]	Performance Share awards were calculated for purposes of the above graphics using the grant date fair value of such awards calculated in accordance with ASC Topic 718.

Commitment to Compensation Best Practices

We view the components of our executive compensation program as related but distinct, and we regularly reassess the total compensation of our Named Executive Officers to ensure that our overall compensation objectives are met. Our Compensation Committee meets frequently to address compensation matters and regularly reviews our executive compensation program to ensure that it provides competitive pay opportunities to help attract and retain highly-qualified and dedicated executive talent that is critical to our business.

In 2021, as part of its commitment to strong corporate governance and best practices, our Compensation Committee continued its engagement of Ferguson Partners Consulting (“FP”), an independent third-party compensation consultant, which provided advice on the compensation program. FP provided no other services to us in 2021 other than those provided directly to or on behalf of the Compensation Committee.

Each of the primary elements of our executive compensation program is discussed in more detail below. While we have identified particular compensation objectives that each element of executive compensation serves, our compensation program is designed to be flexible and complementary, and to collectively serve all of the executive compensation objectives described

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COMPENSATION DISCUSSION AND ANALYSIS

above. Accordingly, whether or not specifically mentioned below, we believe that as a part of our overall executive compensation policy, each individual element, to a greater or lesser extent, serves each of our compensation objectives and that collectively, they are effective in achieving our overall objectives.

Compensation Practices at a Glance

DO provide executive officers with the opportunity to earn market-competitive compensation through a mix of cash and equity compensation, with a strong emphasis on performance-based LTIP awards (our executives received only performance-based LTIP awards in 2021).

DO align pay and performance by linking a substantial portion of compensation to the achievement of pre-established performance metrics that drive shareholder value.

DO evaluate TSR when determining performance under LTIP performance share awards to enhance shareholder alignment.

DO cap payouts for awards under our annual bonus plan and LTIP plan.

DO require executive officers to own and retain shares of our common stock to further align interests with our shareholders.

DO enhance executive officer retention with multi-year performance periods for performance-based LTIP equity awards.

DO enable the Board to “claw back” incentive compensation in the event of a financial statement restatement pursuant to a recoupment policy.

DO maintain a Compensation Committee comprised solely of independent directors.

DO engage an independent compensation consultant to advise the Compensation Committee on executive compensation matters.

DO NOT base LTIP awards on a single performance metric, thereby discouraging unnecessary or excessive risk-taking.

DO NOT provide uncapped award opportunities.

DO NOT have employment agreements with executive officers that provide single-trigger change of control benefits.

DO NOT permit executive officers or directors to engage in derivative or other hedging transactions in our securities.

DO NOT provide executive officers with excessive perquisites or other personal benefits.

DO NOT permit executive officers or directors to hold our securities in margin accounts or pledge our securities to secure loans without pre-approval by the Audit and Compensation Committees (no executive officer or director pledged or held our securities in margin accounts at any time during 2021).

DO NOT provide for tax gross-up payments for compensation or benefits paid in connection with a change in control.

COMPENSATION DETERMINATION

Roles of our Compensation Committee and Chief Executive Officer in Compensation Decisions: The Compensation Committee oversees our compensation program for all Named Executive Officers, subject, in the case of our Chief Executive Officer, to the Board’s approval.

Our Chief Executive Officer evaluates the individual performance and contributions of each other Named Executive Officer and reports to the Compensation Committee his recommendations regarding their compensation. Our Chief Executive Officer does not participate in any formal discussion with the Compensation Committee or the Board regarding decisions on his own compensation and recuses himself from meetings when his compensation is discussed. The Board or the Compensation Committee, as applicable, approves compensation for each of the Named Executive Officers.

We do not solely rely on formulaic guidelines to determine the mix or levels of cash and equity-based compensation, but rather maintain a flexible compensation program that allows us to adapt components and levels of compensation to motivate, reward and retain individual Named Executive Officers within the context of our desire to attain financial and operational objectives consistent with our strategic goals and shareholder interests. Subjective factors considered in compensation determinations include the Named Executive Officer’s responsibilities, leadership abilities, skills, contributions as a member of the executive management team and to our overall performance, and whether the total compensation potential and structure is sufficient to ensure the retention of a Named Executive Officer when considering the compensation potential that may be available elsewhere.

Engagement of Compensation Consultants: For 2021, the Compensation Committee continued utilizing the services of FP to provide assistance to the Compensation Committee in reviewing market data on compensation, understanding industry executive compensation trends, determining and managing risks associated with elements of our executive compensation program, and assisting with the Company’s incorporation of responses we received from our shareholders in connection with our shareholder engagement efforts.

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COMPENSATION DISCUSSION AND ANALYSIS

Peer Group

In 2021, using the below methodology and best practices, the Compensation Committee, with input from FP, analyzed the existing peer group as part of its annual review of executive and director compensation. After performing this analysis, the Compensation Committee determined no changes were needed from the 2020 peer group and that this group was appropriately situated for the Compensation Committee to assess 2021 compensation.

Spirit Realty Capital, Inc.’s Peer Composition Methodology

•	Consider size to identify peers that fall within the generally accepted size parameters of 0.5x to 2.0x our total capitalization

•	Consider operational activity and asset class to select other retail, net lease and/or asset management intensive REITs

•	Consider other characteristics such as geographic location and company performance

•	Consider other key questions such as:

       —Who are our direct competitors?

       —Who might analysts compare Spirit to?

       —Who do we compete with for recruiting talent or where might our employees find employment elsewhere?

       —Who cites Spirit as a peer?

The peers in the compensation peer group were selected primarily on the basis of appropriate size (as defined by total capitalization), although operational activity (net lease and/or asset management intensive REITs) and the additional characteristics listed above were also considered. Additionally, the Compensation Committee also considered asset class and geography when selecting the peers. At the time compensation was being determined for 2021, Spirit ranked in the 66th percentile by total market capitalization as of January 31, 2021 as compared to the 2021 Compensation Peer Group.

The peer group established in 2021 for setting 2021 compensation consists of the following 18 public REITs (the “2021 Compensation Peer Group”):

Peer	Industry

Medical Properties Trust, Inc.	Health Care

VEREIT, Inc.*	Other Retail

Federal Realty Investment Trust	Shopping Center

STORE Capital Corporation	Diversified

National Retail Properties, Inc.	Other Retail

Healthcare Trust of America, Inc.	Health Care

Macerich Company	Regional Mall

EPR Properties	Diversified

Paramount Group, Inc.	Office

Sabra Health Care REIT, Inc.	Health Care

Pebblebrook Hotel Trust	Hotel

Acadia Realty Trust	Shopping Center

Retail Properties of America, Inc.*	Shopping Center

LXP Industrial Trust	Diversified

Washington Prime Group Inc.*	Regional Mall

Urban Edge Properties	Shopping Center

Seritage Growth Properties	Other Retail

RPT Realty	Shopping Center

*

VEREIT, Inc. was acquired by Realty Income Corporation in November 2021. Retail Properties of America, Inc. was acquired by Kite Realty Group, L.P. in October 2021. Washington Prime Group Inc. voluntarily delisted its shares of common stock in October 2021 and is now privately owned. These peers were still utilized by the Company for setting 2021 compensation due to the fact that compensation was set prior to the forgoing events.

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COMPENSATION DISCUSSION AND ANALYSIS

The total capitalization as of January 31, 2021 of the 2021 Compensation Peer Group was as follows:

Also, beginning in 2020, the Board, in consultation with FP, selected a new performance peer group for purposes of assessing relative TSR performance under our LTIP performance share awards, which peer group remained unchanged for 2021, other than the addition of Four Corners Property Trust, Inc. as described further below. This allows performance-based equity compensation to be measured against a more focused net-lease peer group that is more closely aligned to the Company’s business. For 2021, this performance peer group (the “Performance Peer Group”) consisted of:

Agree Realty Corporation	Realty Income Corporation

EPR Properties	STORE Capital Corporation

Essential Properties Realty Trust, Inc.	VEREIT, Inc.*

LXP Industrial Trust	W.P. Carey, Inc.

National Retail Properties, Inc.	Four Corners Property Trust, Inc.

*

VEREIT, Inc. was acquired by Realty Income Corporation in November 2021 and is no longer part of the 2021 peer group. The Compensation Committee determined to add Four Corners Property Trust, Inc. to the peer group for the 2021 awards.

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COMPENSATION DISCUSSION AND ANALYSIS

Compensation Program Components

Each of the following elements of our compensation program taken separately, and as a whole, are necessary to support the Company’s overall compensation objectives. The following table sets forth the key elements of our Named Executive Officers’ compensation, along with the primary objective associated with each element of compensation:

Pay Element	2020 Program	Changes under 2021 Program	Objectives

Base Salary	• Reduction in Base Salary for our CEO and no Base Salary increases for our other Named Executive Officers based on shareholder feedback	• Reviewed annually and adjusted based on individual skill set, time in role, and pay relative to peers. Adjustments in 2021 were minimal	• Compensate ongoing performance of job responsibilities and provide a fixed and knowable minimum income level as a necessary tool in attracting and retaining executives

Annual Cash Bonus	• 84% tied to corporate objectives • 16% tied to individual performance goals	• 85% tied to corporate objectives • 15% tied to individual performance goals, including an analysis of ESG-related accomplishments for each Named Executive Officer

•  Incentivize and reward the attainment of short-term corporate objectives and individual contributions to the achievement of those objectives

•  Performance metrics selected drive shareholder value creation

Time-Based Restricted Stock Awards	• 40% of LTIP equity awards are time-based and vest ratably over three years	• None of our executives’ LTIP equity awards are solely time-based	• To retain and motivate our executives and build stock ownership positions, aligning interests of our executives with shareholder interests and encouraging the maximization of shareholder value

Performance- Based Awards	• 60% of our executives’ LTIP equity awards eligible to vest based on relative TSR performance measured over a three-year period	• 100% of our executives’ LTIP equity awards eligible to vest based on relative TSR performance measured over a three-year period	• To emphasize long-term performance objectives, providing a pay-for-performance structure and rewarding executives for TSR objectives, aligning executive interests with shareholders

Base Salary — Providing Knowable Income Commensurate with Responsibilities and Experience:

We provide our Named Executive Officers with a base salary to compensate them for services rendered to our Company during the fiscal year. The base salary payable to each Named Executive Officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. Generally, factors considered for initial base salary amounts include, but are not limited to, the scope of the Named Executive Officer’s responsibilities, years of service, and general knowledge of our Compensation Committee or Chief Executive Officer of the competitive market based on, among other things, experience with other companies and our industry. The base salaries of our Named Executive Officers are reviewed periodically by our Compensation Committee or Chief Executive Officer, and merit salary increases have been made as deemed appropriate based on such factors including the scope of an executive officer’s responsibilities, individual contribution, prior experience and sustained performance.

Cash Bonus Program — Linking Short-Term Financial Performance and Strategic Initiatives to Compensation:

Annual cash bonuses are focused primarily on short-term Company financial performance, as well as individual performance metrics linked to important strategic initiatives. They are earned based upon achievement of Company-wide performance goals and the Compensation Committee’s assessment of individual performance for the applicable year.

Long Term Incentive Plan—Aligning Executive Compensation with Value Creation:

Our LTIP provides for restricted stock grants and performance share awards which vest over time to motivate and/or reward long-term, multi-year performance and facilitate retention of our executives. However, in 2021, in order to emphasize pay-for-performance, our Named Executive Officers received only performance share awards and no time-based restricted stock grants.

Time-based awards, which generally vest over a three-year period, create a balanced focus on the achievement of short-term and long-term financial and operational goals and stock price performance.

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COMPENSATION DISCUSSION AND ANALYSIS

Performance share awards are “unit” awards and are earned based on performance over a three-year performance cycle. In 2021, pursuant to the performance share awards, each participant was eligible to vest in and receive shares of the Company’s common stock based on an initial target number of shares granted multiplied by a percentage ranging between 0% and 250% depending on the Company’s TSR relative to the TSR achieved by the Performance Peer Group during the performance period, which for the awards made in 2021, is from January 4, 2021 through December 31, 2023. The minimum, target and maximum TSR goals are the achievement of a TSR during the performance period that places the Company in the 25th, 55th or 80th percentile, respectively, of the TSRs achieved during the performance period by the companies in the Performance Peer Group. In the event that the Company’s TSR during the performance period is less than the minimum relative TSR goal, no performance shares will vest and all will be forfeited. The number of 2021 performance shares that vest will be further adjusted by a multiple that is based on the Company’s absolute TSR (150% if the Company’s TSR is equal to or greater than 14.7%, between 120%-150% based on straight line interpolation if the Company’s TSR is equal to or greater than 10% but less than 14.7%, between 80%-120% based on straight line interpolation if the Company’s TSR is greater than 0% but less than 10%, and 80% if the Company’s TSR is equal to or less than 0%). In no event, however, shall the maximum number of performance shares that vest exceed 375% of the target number of performance shares granted. For each performance share that ultimately vests, its holder is entitled to a cash payment equal to the aggregate dividends that would have been paid on the total number of performance shares as if such shares had been outstanding on each dividend record date over the period from the grant date through the issuance of the shares. In the event of a non-qualifying termination of a participant prior to the performance period end date, all of the rights to performance shares will be automatically forfeited along with the participant’s rights to the cash payment of any dividend equivalent.

In setting LTIP award levels, our Compensation Committee considers resulting total compensation to our executives, including all elements of compensation described above, our Company’s performance and the market for compensation of executives of competitors and other comparable market participants.

2021 EXECUTIVE COMPENSATION

The following describes the primary components of our 2021 executive compensation program for each of our Named Executive Officers, the rationale for each component and how compensation amounts were determined. As mentioned above, our Named Executive Officers for 2021 are our principal executive officer (Mr. Jackson Hsieh), our principal financial officer (Mr. Michael Hughes) and our other executive officers during 2021, our Executive Vice President and Chief Investment Officer (Mr. Ken Heimlich) and our Executive Vice President, Chief Administrative Officer and Chief Legal Officer (Mr. Jay Young). In 2021, Mr. Young’s title was Executive Vice President, General Counsel and Secretary. In January 2022, Mr. Young’s title became Executive Vice President, Chief Administrative Officer and Chief Legal Officer.

Base Salary

In its review of base salaries for 2021, the Compensation Committee considered the Company’s operating results and the positioning of the Company’s salaries for the Named Executive Officers as compared to similarly situated executives in the Company’s 2021 Compensation Peer Group.

The 2020 and 2021 base salaries for each Named Executive Officer are set forth in the table below.

Named Executive Officer	2020 Base Salary ($)		2021 Base Salary ($)	Change in Salary (%)

Jackson Hsieh	875,000	(1)	901,250	3

Michael Hughes	463,500		477,405	3

Ken Heimlich	388,722		400,384	3

Jay Young	365,650		376,620	3

(1)

Annualized base salary pursuant to and effective as of Mr. Hsieh’s Second Amended and Restated Employment Agreement dated February 27, 2020. This amount differs from the base salary reflected for Mr. Hsieh for fiscal year 2020 in the Summary Compensation Table herein due to the timing of Mr. Hsieh’s base annual salary decrease from $900,000 to $875,000, effective February 27, 2020.

Annual Performance Based Cash Incentive Compensation

We use cash bonuses to motivate our Named Executive Officers to achieve our short-term financial and strategic objectives, while making progress towards our longer-term growth and other goals. In February 2021, our Compensation Committee recommended, and our Board approved, the 2021 Cash Bonus Program (defined below), which ties our executives’ annual cash incentive awards closely to our financial performance, thereby aligning the interests of management with the interests of our shareholders. All of our Named Executive Officers were eligible to participate in the 2021 Cash Bonus Program.

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COMPENSATION DISCUSSION AND ANALYSIS

Under the 2021 cash bonus program (“2021 Cash Bonus Program”), 85% of each executive officer’s cash bonus was based on the Company’s achievement of the following quantitative performance goals (i) Adjusted Debt to Annualized Adjusted EBITDAre (referred to herein as “Debt to EBITDA Leverage”); (ii) capital deployment (includes revenue producing capital expenditures and acquisitions made in accordance with the Company’s Investment Guidelines), and (iii) AFFO per share (collectively, the “2021 Key Performance Measures”) (the “2021 Cash Bonus”). This was an increase from 84% in 2020, 80% in 2019 and 75% in 2018. Accordingly, the portion of each executive officer’s cash bonus based on individual performance under the 2021 Cash Bonus Program was 15%, which was decreased from 16% in 2020, 20% in 2019 and 25% in 2018. Each executive’s individual performance is evaluated based on the Compensation Committee’s assessment of individual performance against pre-determined performance goals and includes an analysis of ESG-related accomplishments, with input from our Chief Executive Officer with respect to the other Named Executive Officers and from the Board with respect to our Chief Executive Officer (the “2021 Individual Bonus”).

Our Compensation Committee approved threshold, target and maximum bonus opportunities for each executive under the 2021 Cash Bonus Program, taking into consideration the degree of difficulty to achieve the targets, which are set forth below expressed as a percentage of each executive’s annual base salary:

Named Executive Officer	Threshold Bonus	Target Bonus	Maximum Bonus

Jackson Hsieh	87.5%	150%	350%

Michael Hughes	62.5%	125%	200%

Ken Heimlich	62.5%	125%	200%

Jay Young	62.5%	125%	200%

The Company’s performance goals and actual results under the 2021 Cash Bonus Program as to the 2021 Key Performance Measures were as follows:

2021 Key Performance Measures	Threshold	Target	Maximum	Actual

Debt to EBITDA Leverage (1)	5.7	5.5	5.3	5.1

Capital Deployment (2)	$700MM	$800MM	$900MM	$1,257MM

AFFO per Share (3)	$3.00	$3.05	$3.10	$3.31

(1)	Per the 2021 Cash Bonus Program, Debt to EBITDA Leverage assumes full settlement of forward contracts under the Company’s At-the-Market Program (refer to Annex A for further detail).

(2)

Per the 2021 Cash Bonus Program, capital deployment includes acquisitions and revenue producing capital expenditures made in accordance with the Company’s Investment Guidelines and stock repurchases made in accordance with the Company’s Stock Repurchase Program. In 2021, there were no stock repurchases made by the Company, and accordingly, the above “Actual Number” for this metric is comprised entirely of real estate acquisitions and revenue producing capital expenditures.

(3)	Refer to Annex A for our definition of AFFO per Share and a reconciliation of AFFO to net income.

Metric Selection

Details regarding the rationale for and results for each 2021 Key Performance Measure for the 2021 Company Performance Bonus are detailed below.

Debt to EBITDA Leverage

Weighting: 25%

Goals:

Threshold	5.7

Target	5.5

Maximum	5.3

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COMPENSATION DISCUSSION AND ANALYSIS

Why does this measure matter? Debt to EBITDA Leverage is a common measure used by REIT analysts and investors to assess and compare balance sheet health, access to the capital markets, cost of capital, ability to service debt and credit worthiness. The Compensation Committee believed these goals were appropriately challenging due to the necessity to continue accessing capital markets in 2021 in order to achieve attractive cost of capital and ensure appropriate levels of liquidity.

Result: Exceeded Maximum Performance Goal. Our 2021 Debt to EBITDA Leverage was 5.1, exceeding the maximum goal. The result was due to the prudent actions of our Named Executive Officers which led to funding approximately $1.2 billion in acquisitions with approximately $533.6 million net proceeds in equity. This result assumed full settlement of forward contracts under the Company’s At-the-Market Program. The Company also received a credit upgrade by Moody’s to Baa2, which gave Spirit a BBB equivalent rating across all three rating agencies.

Capital Deployment

Weighting: 30%

Goals:

Threshold	$700 million

Target	$800 million

Maximum	$900 million

Why does this measure matter? Effective capital deployment is essential to the operational and financial performance of REITs. Disciplined capital allocation through accretive acquisitions, complemented by equity and debt issuances at attractive cost of capital levels, reflect a REIT that has access to capital at an attractive cost relative to the returns generated by new acquisitions and the existing portfolio. Capital can also be deployed through the accretive repurchase of stock.

Result: Exceeded Maximum Performance Goal. Our 2021 Capital Deployment was approximately $1.257 billion, all of which were real estate acquisitions and revenue producing capital expenditures (there were no stock repurchases made by the Company in 2021), exceeding the maximum. This exceptional result was largely due to actions led by our Named Executive Officers, principally developing our sourcing effort from both acquisition and asset management teams and integrating processes of credit underwriting, real estate underwriting, research, lease administration, and property management teams; and efficient execution by the closing department.

AFFO Per Share

Weighting: 30%

Goals:

Threshold	$3.00

Target	$3.05

Maximum	$3.10

Why does this measure matter? AFFO per share is a common measure used by REIT analysts and investors to assess the operating performance of the Company. AFFO is a non-GAAP number which is reconciled to net income. The goals were consistent with our public guidance, and the Compensation Committee believed these goals were appropriately challenging due to the necessity to continue accessing capital markets in 2021 and to close accretive acquisitions in a highly competitive market.

Result: Exceeded Maximum Performance Goal. Our 2021 AFFO per share was $3.31, which exceeded the maximum goal. This exceptional result was largely due to actions led by our Named Executive Officers, principally our accretive acquisitions and revenue producing capital expenditures; approximately $1.3 billion in equity and an unsecured bond issuance where the favorable timing of the issuance reduced overall interest expense; improved portfolio metrics including over 99.5% occupancy; and improved tenant performance resulting in rent recoveries and improved net operating margin.

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COMPENSATION DISCUSSION AND ANALYSIS

2021 Individual Bonus

Individual performance under management

objectives established for each Named Executive Officer

Weighting: 15%

Goals:

When determining the amounts paid pursuant to the 2021 Individual Bonus, the Compensation Committee considered performance of each executive as it relates to: (i) the specific goals set forth below for each individual Named Executive Officer, (ii) actions taken that enhanced the Company’s environmental, social and governance initiatives, (iii) leadership, (iv) development and execution of overall business strategy, (v) risk management, and (vi) effective communications with the Board. The 2021 Individual Bonus is weighted as 15% of the 2021 Cash Bonus Program with 10% attributed to the achievement of the individual goals and performance and 5% attributed to the setting and attainment of the company’s ESG related goals.

Below are the specific goals that were set for each Named Executive Officer as to determination of the 2021 Individual Bonus. Individual objectives relate to areas of special emphasis within the executive’s particular responsibilities and duties, such as achieving certain departmental and Company strategic, financial and operating goals, making other extraordinary or unusual contributions, and appropriately managing the Company’s risk.

Jackson Hsieh, President and Chief Executive Officer

Mr. Hsieh’s individual goals and results for 2021 were generally as follows:

Goal

1.	Oversee the acquisitions efforts of the Company to ensure a sustainable and steady acquisitions program, including the transition of the Company’s acquisition process to the Chief Investment Officer, a newly created role in 2021

2.	Focus on continuing to build upon the ESG efforts of the Company

Overall Rating – Maximum Result

Michael Hughes, EVP and Chief Financial Officer

Mr. Hughes’ individual goals and results for 2021 were generally as follows:

Goal

1.	Work collaboratively across all departments to ensure timely information flow and communication, proper controls over financial reporting including no restatements or material weaknesses, reasonableness of earnings, and “no surprises”

2.	Continue to provide effective investor communications through targeted outreach, professional earnings and presentation materials, and strategic messaging

Overall Rating – Maximum Result

Ken Heimlich, EVP, Chief Investment Officer

Mr. Heimlich’s individual goals and results for 2021 were generally as follows:

Goal

1.	Reach a certain range of Annualized Base Rent by year-end 2021

2.	Rebuild the acquisitions platform and complete the integration of the Company’s asset management and acquisitions teams

Overall Rating – Maximum Result

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COMPENSATION DISCUSSION AND ANALYSIS

Jay Young, EVP, Chief Administrative Officer and Chief Legal Officer

Mr. Young’s individual goals and results for 2021 were generally as follows:

Goal

1.	Continue to develop more senior members of the legal department through increased exposure to and responsibilities related to a variety of legal and HR matters

2.	Continue leading the Company’s commitment to ESG including improving the Company’s ESG ratings provided by third-party rating agencies; ensuring meaningful impact from the Diversity, Equity and Inclusion Council, Women’s Leadership Council and Think Green Committee; and sustaining employee engagement and positive culture in a remote working environment

Overall Rating – Maximum Result

As discussed above, the setting and attainment of ESG related achievements for the Company was an additional goal for each Named Executive Officer, counting for 5% of the 2021 Individual Bonus.

Why does this measure matter? A review of each Named Executive Officer’s individual accomplishments and ESG efforts enables our Compensation Committee to evaluate the specific contributions of the Named Executive Officer to our success and more closely link pay to performance.

Overall Individual Bonus Result: Each of our Named Executive Officers demonstrated solid performance this year with respect to his tailored individual objectives. Further, each of our Named Executive Officers contributed meaningfully to the Company’s ESG efforts and achievements in 2021 as set forth on page 10 herein, including the release of the Company’s first ESG Report. All Named Executive Officers received a payout for the 2021 Individual Bonus portion of the total 2021 Cash Bonus that is between target and maximum. Payment of a bonus based on individual performance metrics that is between target and maximum in a year of strong individual performance is consistent with the Board’s philosophy. Each Named Executive Officer exceeded most of their respective goals and performed at the highest level.

Total Bonus Under the 2021 Cash Bonus Program: The table below shows the total target cash bonus, the actual bonus received, and the actual cash bonus compared to the target cash bonus, expressed as a percentage, for each Named Executive Officer under the 2021 Cash Bonus Program:

Named Executive Officer	2021 Target Cash Bonus (% of Base Salary)	2021 Target Cash Bonus ($)	Total 2021 Cash Bonus Actually Received ($)	Total 2021 Cash Bonus Actually Received (% of Base Salary)

Jackson Hsieh	150%	1,351,875	3,109,313	345%

Michael Hughes	125%	596,756	945,859	198%

Ken Heimlich	125%	500,480	793,260	198%

Jay Young	125%	470,775	746,178	198%

LTIP Equity Based-Incentives

The goals corresponding to our LTIP equity-based awards are intended to reward and encourage long-term corporate performance based on the value of our stock and, thereby, align our Named Executive Officers’ interests with those of our shareholders.

In 2021, we granted 100% performance share awards to our Named Executive Officers. Historically, we have provided a mix of time-based and performance share awards, but in an effort to emphasize pay-for-performance the Compensation Committee and Board determined only performance awards should be granted in 2021.

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COMPENSATION DISCUSSION AND ANALYSIS

The table below reflects target annual LTIP equity opportunities, and actual allocation of awards (based on grant date value), granted to our Named Executive Officers in 2021.

Named Executive Officer	Target LTIP Value (% of Base Salary)	Actual LTIP Value (% of Base Salary)	% of Actual LTIP Value Awarded in Restricted Stock	% of Actual LTIP Value Awarded in Performance Shares

Jackson Hsieh	500%	500%	0%	100%

Michael Hughes	200%	200%	0%	100%

Ken Heimlich	200%	200%	0%	100%

Jay Young	200%	200%	0%	100%

Time-Based Restricted Stock Awards: In 2021, we did not make grants of restricted stock to our Named Executive Officers.

These awards are typically granted to incentivize and retain our Named Executive Officers and to further incentivize the executives to achieve performance expectations that we believe will correlate to increases in long-term shareholder value, which further aligns our Named Executive Officers’ interests with those of our shareholders. Our Named Executive Officers are entitled to receive dividends on unvested shares of time-based stock subject to these awards. The time-based stock awards generally are subject to vesting over a period of three years from the grant date and are subject to the executive’s continued employment with us. Historically, we have granted our Named Executive Officers a mix of time-based stock and performance share awards, but to emphasize pay-for-performance and alignment with shareholder interests, the Compensation Committee and Board determined only performance awards should be granted in 2021.

Performance Share Awards: In 2021, our Compensation Committee approved the grant of performance share awards in tandem with dividend equivalent rights to our Named Executive Officers. The vesting of performance shares is subject to our TSR achieved during the performance period relative to the TSR achieved by the specified Performance Peer Group as described below, as well as the Named Executive Officer’s continued employment.

With the assistance of our independent compensation consultant, our Compensation Committee deemed the following companies as those in our “Performance Peer Group” for 2021, which remain unchanged from 2020, other than the addition of Four Corners Property Trust, Inc., as described below:

Performance Peer Group for 2021

Agree Realty Corporation

EPR Properties

Essential Properties Realty Trust, Inc.

LXP Industrial Trust

National Retail Properties, Inc.

Realty Income Corporation

STORE Capital Corporation

VEREIT, Inc.*

W.P. Carey, Inc.

Four Corners Property Trust, Inc.

*

VEREIT, Inc. was acquired by Realty Income Corporation in November 2021 and is no longer part of the 2021 peer group. The Compensation Committee determined to add Four Corners Property Trust, Inc. to the peer group for the 2021 awards.

For 2021, the target performance shares granted to each Named Executive Officer are below:

Named Executive Officer	Target Number of Performance Shares Granted

Jackson Hsieh	109,401

Michael Hughes	23,180

Ken Heimlich	19,440

Jay Young	18,286

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COMPENSATION DISCUSSION AND ANALYSIS

These awards were granted to incentivize and retain our participating Named Executive Officers while imposing performance expectations intended to reward increases in long-term shareholder value, which further aligns our Named Executive Officers’ interests with those of our shareholders.

The number of 2021 performance shares that vest is dependent on our TSR achieved during the performance period relative to the TSR achieved by the specified Performance Peer Group. Between 0% and 250% of the target performance shares will be eligible to vest based on the achievement of minimum, target and maximum TSR goals relative to the TSR achieved by the Performance Peer Group. The minimum, target and maximum TSR goals are the achievement of a TSR during the performance period that places the Company in the 25th, 55th or 80th percentile, respectively, of the TSRs achieved during the performance period by the companies in the Performance Peer Group. In the event that the Company’s TSR during the performance period is less than the minimum TSR goal, the 2021 performance shares will be forfeited, and no shares will vest.

The number of 2021 performance shares that vest based on our relative TSR performance will be further adjusted based on the Company’s absolute TSR. If our absolute TSR is equal to 0% or negative, the number of shares will be reduced by 20%, if our absolute TSR is above 0% but less than 10% on a compounded, annual growth rate or CAGR basis, the award will be adjusted based on straight line linear interpolation from a reduction of 20% to an increase of 20%, if our absolute TSR is above 10% but less than 14.7% CAGR, the awards will be adjusted based on straight line linear interpolation from an increase of 20% to an increase of 50% and if our TSR exceeds a 14.7% CAGR (which equates to a 50% cumulative TSR), the number of shares will be increased by 50%. The maximum number of 2021 performance shares that may vest is 375%.

If any of our Named Executive Officers voluntarily terminate their employment with the Company without “good reason” or the Company terminates their employment for “cause” prior to the vesting of any performance share, all unvested performance shares (including any dividend equivalents) will be forfeited in their entirety.

If an executive experiences a termination of employment by the Company without “cause” or due to a non-extension of the executive’s employment agreement or by the executive for “good reason” during the performance period, then the greater of the target performance shares and actual performance based on achievement of the performance goals as of the termination date will vest immediately prior to such termination.

Each performance share award also entitles its holder to a cash payment equal to the aggregate dividends that would have been paid on the total number of performance shares that vest, had such shares been outstanding on the record date(s) that occur over the period from the applicable grant date through the issuance of the shares, if any.

For additional information regarding the vesting terms and conditions applicable to all outstanding performance share awards held by our Named Executive Officers, refer to “Potential Payments Upon Termination or Change of Control” below.

Performance Share Awards Earned Based on Performance through 2021

In 2019, we granted certain of our Named Executive Officers performance share awards that were eligible to vest at the end of 2021 based on our TSR performance relative to the TSR achieved by two set performance peer groups during the 2019—2021 performance period. For those performance shares vesting on December 31, 2021:

(1)	Mr. Hsieh earned 161,762 shares, 250% of the total shares granted in 2019, which represents the maximum performance level

(2)	Mr. Hughes earned 30,292 shares, 250% of the total shares granted in 2019, which represents the maximum performance level

(3)	Mr. Heimlich earned 25,405 shares, 250% of the total shares granted in 2019, which represents the maximum performance level

(4)	Mr. Young earned 23,897 shares, 250% of the total shares granted in 2019, which represents the maximum performance level

Additionally, in 2018 we granted a performance share award to Mr. Hughes in connection with his appointment as Chief Financial Officer of the Company that was eligible to vest in 2021 based on our TSR performance relative to that of specified peer groups of companies during the performance period (April 1, 2018 - April 1, 2021). In 2021, Mr. Hughes earned 26,678 shares, 155.3% of the total shares granted in 2018.

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COMPENSATION DISCUSSION AND ANALYSIS

Performance Share Awards – Target versus Summary Compensation Table Grant Date Fair Value

In response to investor feedback received during our shareholder engagement efforts, we have decreased the target value of our CEO’s total compensation greatly since 2018.

In tandem with decreasing target pay, we have increased the risk-profile of our CEO’s compensation by increasing the percentage of the LTIP equity tied to performance, which was increased from 60% in 2020 to 100% in 2021. The performance share awards are tied to rigorous TSR goals, which require the Company to outperform TSR of certain peers to achieve target and failure to achieve threshold TSR results in complete forfeiture of shares. Although we feel the increase to 100% performance-based awards demonstrates our commitment to pay-for-performance, accounting standards require that the grant date fair value of performance-based awards is calculated using the “Monte Carlo” simulation for certain compensation tables, including the Summary Compensation Table, which requires that the grant date fair value be adjusted to reflect any increase or reduction in value that is appropriate for the probability that the market condition might or might not be met. As a result of this requirement, as well as a higher than typical volatility (one of the main components of the simulation), and the increase to 100% performance-based awards, the grant date fair value for the 2021 LTIP, as reflected in the Summary Compensation Table (“SCT”), is higher than the target value. In fact, the reported equity values reported in the SCT for 2021 are 188% of target value, despite target long-term incentive awards increasing only marginally (3% increase) on a target value basis and target compensation overall decreasing 9% since 2018.

Jackson Hsieh Target Compensation(1)	2018	2019	2020	2021

Base Salary ($)	900,000	900,000	875,000	901,250
Target Cash Bonus (% of Base Salary)	175%	175%	150%	150%

Target Cash Bonus ($)	1,575,000	1,575,000	1,312,500	1,351,875

Target LTIP (2) ($)	4,950,000	4,950,000	4,375,000	4,506,250
Time-Based LTIP as a % of Total LTIP	50%	50%	40%	0%
Performance-Based LTIP as a % of Total LTIP	50%	50%	60%	100%

Target Total Compensation ($)	7,425,000	7,425,000	6,562,500	6,759,375

Summary Compensation Table Disclosed LTIP(3)	2018	2019	2020	2021

Performance-Based LTIP ($)	3,304,218	3,296,720	3,793,432	8,486,236

Total LTIP ($)	5,779,217	5,771,686	5,543,393	8,486,236
Summary Compensation Table LTIP vs Target LTIP	117%	117%	127%	188%

(1)

Performance share award values within this table are based on target compensation and therefore differ from values reflected in the Summary Compensation Table which are based on the grant date fair value calculated in accordance with ASC Topic 718.

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COMPENSATION DISCUSSION AND ANALYSIS

(2)

Value excludes Mr. Hsieh’s one-time promotion performance share award, as well as incremental shares awarded in connection with a spin-off transaction, as these amounts were not part of our annual LTIP program.

(3)	Values within this table are based on grant date fair value calculated in accordance with ASC Topic 718 and therefore differ from target compensation values reflected in the table above.

STOCK OWNERSHIP AND RETENTION GUIDELINES

The Company has adopted stock ownership guidelines for our Named Executive Officers. We believe that linking a significant portion of an officer’s current and potential future net worth to the Company’s success, as reflected in our stock price, helps to ensure that officers have a stake similar to that of our shareholders. Stock ownership guidelines also encourage long-term management of the Company for the benefit of its shareholders. The guidelines require the Named Executive Officers to own a minimum number of shares of stock valued as a set percentage of base salary. Each officer is expected to satisfy the applicable ownership requirement within five years after first becoming subject to the guidelines. The table below reflects the current stock ownership guidelines:

Position	Percentage of Base Salary

Chief Executive Officer	500%

Chief Financial Officer	300%

Executive Vice President	200%

The types of ownership arrangements counted towards the guidelines are: common stock, whether held individually, jointly, or in trust with or for the benefit of an immediate family member, and unvested restricted stock. Unearned performance shares are not included.

All of the Named Executive Officers are in compliance with the stock ownership guidelines.

RETIREMENT SAVINGS

We have established a 401(k) retirement savings plan for our employees, including our Named Executive Officers, who satisfy certain eligibility requirements. Our Named Executive Officers are eligible to participate in the 401(k) plan on the same terms as other employees. The Internal Revenue Code of 1986, as amended (the “Code”) allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. Currently, we provide a safe harbor matching contribution equal to 100% of elective deferrals up to 4% of the employee’s compensation. These matching contributions are 100% vested as of the date on which the contribution is made. We believe that providing a vehicle for tax-deferred retirement savings through our 401(k) plan, and making fully vested matching contributions, adds to the overall desirability of our executive compensation package and further incents our employees, including our Named Executive Officers, in accordance with our compensation policies. The plan also allows employees to contribute on an after-tax basis through Roth 401(k) contributions.

EMPLOYEE BENEFITS AND PERQUISITES

All of our full-time employees, including our Named Executive Officers, are eligible to participate in our health and welfare plans, including:

•	Medical and dental benefits, as well as vision discounts;

•	Health care flexible spending accounts;

•	Health savings accounts;

•	Short-term and long-term disability insurance;

•	Accidental death and dismemberment insurance;

•	Life insurance;

•	Supplemental health insurance plan discounts

We design our employee benefits programs to be affordable and competitive in relation to the market, and we modify our employee benefits programs as needed based upon regular monitoring of applicable laws and practices in the competitive market.

These benefits are provided to our Named Executive Officers on the same general terms as they are provided to all of our full-time employees, with the exception of certain additional supplemental long-term disability insurance and life insurance, which

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COMPENSATION DISCUSSION AND ANALYSIS

covers participating executives (including our Named Executive Officers). We may also reimburse certain of our Named Executive Officers for reasonable legal fees and expenses incurred in connection with the negotiation of an employment agreement, individual life insurance policies, annual physical exams, and/or for costs associated with relocating and/or temporary living expenses. We believe that providing these benefits is a relatively inexpensive way to enhance the competitiveness of the executives’ compensation packages.

We may provide perquisites or other personal benefits in limited circumstances, where we believe it is appropriate to assist an individual Named Executive Officer in the performance of his duties, to make our Named Executive Officers more efficient and effective, and for recruitment, motivation and/or retention purposes. Future practices with respect to perquisites or other personal benefits for our Named Executive Officers will be approved and subject to periodic review by our Compensation Committee. We do not expect these perquisites to be a material component of our compensation program.

SEVERANCE AND CHANGE OF CONTROL-BASED COMPENSATION

As more fully described below under the caption “Potential Payments Upon Termination or Change of Control,” the employment agreements with our Named Executive Officers that were in effect during 2021 provided for certain payments and/or benefits upon a qualifying termination of employment or in connection with a change of control. We believe that job security and terminations of employment, both within and outside of the change of control context, are causes of significant concern and uncertainty for senior executives and that providing protections to our Named Executive Officers in these contexts is therefore appropriate in order to alleviate these concerns and allow the executives to remain focused on their duties and responsibilities to our Company in all situations. These are described and quantified below under “Potential Payments Upon Termination or Change in Control.”

TAX AND ACCOUNTING CONSIDERATIONS

Code Section 409A: Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended from time to time (the “Code”), requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments and certain other matters. Failure to satisfy these requirements can expose employees and other service providers to accelerated income tax liabilities, penalty taxes and interest on their vested compensation under such plans. Accordingly, as a general matter, it is our intention to design and administer our compensation and benefits plans and arrangements for all of our employees and other service providers, including our Named Executive Officers, so that they are either exempt from, or satisfy the requirements of, Section 409A.

Code Section 280G: Section 280G of the Code, or Section 280G, disallows a tax deduction with respect to excess parachute payments to certain executives of companies which undergo a change of control. In addition, Section 4999 of the Code imposes a 20% excise tax on the individual with respect to the excess parachute payment. Parachute payments are compensation linked to or triggered by a change of control and may include, but are not limited to, bonus payments, severance payments, certain fringe benefits, and payments and acceleration of vesting from long-term incentive plans including stock options, restricted stock and other equity-based compensation. Excess parachute payments are parachute payments that exceed a threshold determined under Section 280G based on the executive’s prior compensation. In approving the compensation arrangements for our Named Executive Officers, our Compensation Committee considers all elements of the cost to the Company of providing such compensation, including the potential impact of Section 280G. However, the Compensation Committee may, in its judgment, authorize compensation arrangements that could give rise to loss of deductibility under Section 280G and the imposition of excise taxes under Section 4999 when it believes that such arrangements are appropriate to attract and retain executive talent. The Board has adopted a policy that the Company will not enter into any plan, program, policy, agreement or arrangement that provides for the payment or the reimbursement of any excise tax imposed under Section 4999 of the Code by operation of Section 280G of the Code.

Accounting for Stock-Based Compensation: We follow the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, or ASC Topic 718, for our stock-based compensation awards. ASC Topic 718 requires companies to calculate the grant date “fair value” of their stock-based awards using a variety of assumptions. ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based awards in their income statements over the period that an employee is required to render service in exchange for the award. Grants of stock options, restricted stock, performance share awards and other equity-based awards, as applicable, under our equity incentive award plans are accounted for under ASC Topic 718. Our Compensation Committee will regularly consider the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plans and programs. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

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COMPENSATION TABLES

Summary Compensation Table

The following table sets forth information concerning the compensation of our Named Executive Officers for the years ended December 31, 2021, 2020 and 2019:

Name and Principal Position	Year	Salary ($)		Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)		Total ($)

Jackson Hsieh President and Chief Executive Officer	2021	901,250		8,486,236	3,109,313	53,179	(3)	12,549,978
	2020	879,170	(4)	5,543,393	1,766,864	54,020		8,243,447
	2019	900,000		5,771,686	2,992,500	55,313		9,719,499

Michael Hughes Executive Vice President and Chief Financial Officer	2021	477,405		1,798,073	945,859	21,940	(3)	3,243,277
	2020	463,500		1,174,554	608,217	19,740		2,266,011
	2019	463,500		1,080,836	892,238	11,839		2,448,413

Ken Heimlich Executive Vice President and Chief Investment Officer	2021	400,384		1,507,961	793,260	24,434	(3)	2,726,039
	2020	388,722		985,025	510,092	25,049		1,908,888
	2019	388,722		906,450	748,290	26,983		2,070,445

Jay Young Executive Vice President, Chief Administrative Officer, and Chief Legal Officer	2021	376,620		1,418,445	746,178	20,959	(3)	2,562,202
	2020	365,650		926,539	479,816	19,064		1,791,069
	2019	365,650		852,663	703,876	26,067		1,948,256

(1)

Amounts for 2021 represent the grant date fair value of performance share awards calculated in accordance with ASC Topic 718. Grants remain subject to vesting and/or forfeiture pursuant to their terms. For a discussion of the assumptions used to calculate the value of performance share awards made to Named Executive Officers, refer to Note 9 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2021. See “Compensation Discussion and Analysis—2021 Executive Compensation—Performance Share Awards—Target versus Summary Compensation Table Grant Date Fair Value” for discussion of the value resulting from the grant date fair value calculation in accordance with ASC Topic 718 versus target values. As market condition awards, the grant date fair value of the performance share awards is the full grant date fair value, as adjusted to reflect any increase or reduction in value that is appropriate for the probability that the market condition might or might not be met. Information with respect to vesting of the 2021 awards is disclosed in the Grants of Plan-Based Awards table and the accompanying notes.

(2)

This column reflects the performance-based amounts paid under our cash bonus programs. The 2021 Cash Bonus Program consists of two separate measurements/categories. The 2021 Individual Bonus opportunity is weighted at 15% of the total and is based on individual performance assessed against pre-determined goals and 85% of the total bonus opportunity is based on the achievement of the 2021 Key Performance Measures. See “Compensation Discussion and Analysis—2021 Executive Compensation—Annual Performance-Based Cash Incentive Compensation” for a detailed discussion of the 2021 Cash Bonus Program.

(3)	Includes compensation and perquisites paid to, or on behalf of, our Named Executive Officers during 2021 as described under “All Other Compensation” below.

(4)

Represents salary actually earned in 2020. Pursuant to Mr. Hsieh’s Second Amended and Restated Employment Agreement, effective as of February 27, 2020, Mr. Hsieh’s annual base salary was reduced from $900,000 to $875,000. The base salary amount reflected above differs slightly due to the timing of Mr. Hsieh’s base annual salary decrease from $900,000 to $875,000, which occurred as of February 27, 2020 on a going-forward basis.

All Other Compensation

Name	401(k) Plan Company Contributions ($)(1)	Life Insurance ($)(2)	Supplemental Long-Term Disability ($)(3)	Physical Exam ($)(4)	Total ($)

Jackson Hsieh	11,408	35,000	4,771	2,000	53,179

Michael Hughes	11,600	1,907	6,433	2,000	21,940

Ken Heimlich	11,600	—	12,834	—	24,434

Jay Young	9,423	1,803	8,233	1,500	20,959

(1)	Amounts represent Company safe harbor matching contributions to the accounts of our Named Executive Officers in the Company’s 401(k) plan.

(2)	Amounts represent life insurance premiums paid by the Company for policies on behalf of our Named Executive Officers.

(3)	Amounts represent premium payments by the Company for supplemental long-term disability insurance policies for our Named Executive Officers.

(4)	Amounts reported represent amounts incurred by the Company in 2021 for executive physical expenses for Named Executive Officers.

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COMPENSATION TABLES

Grants of Plan-Based Awards in 2021

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Shares of Stock (#)	Grant Date Fair Value of Stock Awards ($)(3)
Name	Grant Date	Threshold ($)	Target ($)	Max ($)	Threshold (#)	Target (#)	Max (#)

Jackson Hsieh	N/A	788,594	1,351,875	3,154,375				—

	2/17/2021				58,376	109,401	410,253	—	8,486,236

Michael Hughes	N/A	298,378	596,756	954,810				—

	2/17/2021				12,368	23,180	86,925	—	1,798,073

Ken Heimlich	N/A	250,240	500,480	800,768				—

	2/17/2021				10,373	19,440	72,900	—	1,507,961

Jay Young	N/A	235,388	470,775	753,240				—

	2/17/2021				9,757	18,286	68,572	—	1,418,445

(1)

The amounts for each Named Executive Officer under these columns represent the potential total value of the 2021 Cash Bonus, consisting of (1) the 2021 Company Performance Bonus that could have been earned for 2021 (and paid in 2022) under the 2021 Cash Bonus Program based on our achievement in 2021 of the 2021 Key Performance Measures relating to (i) Debt to EBITDA Leverage, (ii) Capital Deployment, and (iii) AFFO per share, and (2) the 2021 Individual Bonus, based on achievement of individual performance goals.

At the threshold, target and maximum levels of achievement of the performance goals, Mr. Hsieh could have earned a bonus equal to 87.5%, 150% and 350%, respectively, of his annual base salary and Messrs. Hughes, Heimlich and Young could each have earned a bonus equal to 62.5%, 125% and 200%, respectively, of his annual base salary. Please also see “Compensation Discussion and Analysis—2021 Executive Compensation—Annual Performance-Based Cash Incentive Compensation” for a detailed discussion of the 2021 Cash Bonus Program.

(2)

The performance share awards were awarded in 2021 for the performance period running from January 4, 2021 through December 31, 2023. The minimum number of shares that would vest based on achieving a TSR equal to the 25th percentile of the range of total shareholder returns during the performance period of the companies included in the Performance Peer Group is equal to 66.7% of the performance shares granted. The target number of shares that would vest based on achieving a TSR equal to the 55th percentile of the range of total shareholder returns during the performance period of the companies included in the Performance Peer Group is equal to 100% of the performance shares granted. The maximum number of shares that would vest based on achieving a TSR equal to or in excess of the 80th percentile of the range of total shareholder returns during the performance period of the companies included in the Performance Peer Group is equal to 250% of the performance shares granted. The number of the 2021 performance shares that vest are subject to further adjustment based on the Company’s absolute TSR as follows: (1) if our TSR is equal to or less than 0%, the number of performance shares that vest and become payable will equal the amount that would have vested based on the TSR noted above (25th, 55th or 80th percentile) multiplied by 80%, (2) if our TSR is greater than 0% and less than 10%, the number of performance shares that vest and become payable will equal the amount that would have vested based on the TSR noted above (25th, 55th or 80th percentile) multiplied by a percentage between 80% and 120%, determined by straight line interpolation between the two levels, (3) if our TSR is equal to or greater than 10% and less than 14.7%, the number of performance shares that vest and become payable will equal the amount that would have vested based on the TSR noted above (25th, 55th or 80th percentile) multiplied by a percentage between 120% and 150%, determined by straight line interpolation between the two levels, (4) if our TSR is greater than 14.7%, the number of performance shares that vest and become payable will equal the amount that would have vested based on the TSR noted above (25th, 55th or 80th percentile) multiplied by 150% . In no event, however, shall the maximum number of performance shares that vest exceed 375% of the target number of performance shares granted. Accordingly, the “threshold” number of shares shown is 53.36% of target and the “maximum” number of shares shown is 375% of target, in each case, of the performance shares granted. The “target” number of shares shown is 100% of the performance shares granted. Please see the section “Compensation Discussion and Analysis-2021 Executive Compensation-LTIP Equity Based Incentives” for a detailed discussion of the performance share awards.

(3)

Amounts represent the grant date fair value of performance share awards granted during 2021, calculated in accordance with ASC Topic 718. There were no time-based restricted shares granted during 2021. The fair value of the performance share awards is estimated using a Monte Carlo simulation based on the probable outcome at the time of grant. For a discussion of the assumptions used to calculate the value of performance share awards made to Named Executive Officers, refer to Note 9 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021.

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COMPENSATION TABLES

Compensation Table Narrative

Narrative Disclosure to Compensation Tables

The following provides a description of the material terms of each Named Executive Officer’s employment agreement that was in effect in 2021.

In addition to the terms described below, each of the employment agreements also provides for certain payments and benefits upon a termination without “cause,” for “good reason” (each, as defined in the applicable employment agreement) or as a result of the Company’s non-extension of the employment term, which are described under the caption “Potential Payments Upon Termination or Change of Control” below.

Jackson Hsieh

Pursuant to his Second Amended and Restated Employment Agreement dated February 27, 2020, Mr. Hsieh serves as President and Chief Executive Officer of the Company. The term of his employment agreement will expire (unless earlier terminated) on February 27, 2023 and automatically renew for additional one-year terms. During the employment term, Mr. Hsieh is entitled to receive a base salary at an annual rate of not less than $875,000, subject to increase at the discretion of the Board or a committee thereof. In addition, Mr. Hsieh is eligible to receive an annual cash incentive payment under the Company’s annual bonus plan targeted at 150% of his base salary (with a maximum bonus opportunity equal to 350% of his base salary) based on the achievement of one or more pre-established performance criteria established by our Board or a committee thereof, in its sole discretion, which for 2021 were the criteria of the 2021 Cash Bonus Program discussed above. Additionally, Mr. Hsieh is eligible to receive long-term incentive awards under any plans that may be adopted by the Company, and the value of his equity awards as of fiscal year end 2021 was targeted at 500% of his base salary. Pursuant to his employment agreement, Mr. Hsieh’s long-term incentive awards are allocated as 40% time-based awards vesting ratably over three years and 60% performance-based awards vesting over a three-year performance period; however, the Board has discretion to adjust these allocations. In 2021, the Board determined to grant Mr. Hsieh 100% performance-based awards and no time-based awards.

If Mr. Hsieh voluntarily terminates his employment with the Company without “good reason,” or is terminated for “cause” or by non-extension of his employment agreement, prior to the vesting of any restricted stock or performance shares, all unvested restricted stock and/or performance shares will be forfeited in their entirety.

Mr. Hsieh is eligible to participate in customary health, welfare and fringe benefit plans. He is also entitled to receive Company-paid premiums for a $3.5 million term life insurance policy and up to $2,000 per year for an annual physical examination. Mr. Hsieh’s employment agreement contains customary confidentiality, non-compete, non-solicitation, non-disparagement and intellectual property provisions.

Michael Hughes

Pursuant to his Employment Agreement dated March 20, 2018, as amended February 27, 2020, Mr. Hughes serves as Executive Vice President and Chief Financial Officer of the Company effective April 1, 2018. His employment agreement automatically renewed on April 1, 2022. The term of his employment agreement will expire (unless earlier terminated) on April 1, 2023 and will automatically renew for additional one-year terms. During the employment term, Mr. Hughes will receive a base salary at an annual rate of not less than $450,000 which is subject to increase at the discretion of the Board or Compensation Committee. In addition, Mr. Hughes is eligible to receive an annual cash performance incentive payment under the Company’s annual bonus plan targeted at 125% of his base salary (with a maximum bonus opportunity equal to 200% of his base salary) based on the achievement of one or more pre-established performance goals established by our Board, or a committee thereof, in its sole discretion, which for 2021 were the criteria of the 2021 Cash Bonus Program discussed above. Mr. Hughes is eligible for annual long-term incentive awards with a target date-of-grant value of 200% of his annual base salary. Pursuant to his employment agreement, Mr. Hughes’ annual long-term incentive awards are allocated as 40% time-based award vesting ratably over three years and 60% performance-based award vesting over a three-year performance period; however, the Board or Compensation Committee has discretion to adjust these allocations. In 2021, the Board determined to grant Mr. Hughes 100% performance-based awards and no time-based awards.

If Mr. Hughes voluntarily terminates his employment with the Company without “good reason” or is terminated for “cause” or by non-extension of his employment agreement, prior to the vesting of any restricted stock or performance shares, all unvested restricted stock and/or performance shares will be forfeited in their entirety.

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COMPENSATION TABLES

Under his employment agreement, Mr. Hughes is eligible to participate in customary health, welfare and fringe benefit plans. He is also entitled to receive Company-paid premiums for a $1.0 million term life insurance policy and up to $2,000 per year for an annual physical examination. Mr. Hughes’ employment agreement contains customary confidentiality, non-solicitation, non-disparagement and intellectual property provisions.

Ken Heimlich

Pursuant to his Employment Agreement dated April 3, 2018, as amended February 27, 2020, Mr. Heimlich serves as Executive Vice President and Chief Investment Officer for the Company effective April 3, 2018 (note Mr. Heimlich obtained the title of Chief Investment Officer in January 2021). His employment agreement automatically renewed on April 3, 2022. The term of his employment agreement will expire (unless earlier terminated) on April 3, 2023 and will automatically renew for additional one-year terms. During the employment term, Mr. Heimlich will receive a base salary at an annual rate not less than $377,400. Mr. Heimlich is eligible to receive an annual cash incentive payment under the Company’s annual bonus plan with a target bonus opportunity equal to 125% of Mr. Heimlich’s annual base salary and a maximum bonus opportunity equal to 200% of Mr. Heimlich’s annual base salary upon attainment of one or more pre-established performance goals established by the Board or a committee thereof, which for 2021 were the criteria of the 2021 Cash Bonus Program discussed above. Mr. Heimlich is eligible for annual long-term incentive awards of 200% of his annual base salary. Pursuant to his employment agreement, Mr. Heimlich’s annual long-term incentive awards are allocated as 40% time-based award vesting ratably over three years and 60% performance-based award vesting over a three-year performance period; however, the Board or Compensation Committee has discretion to adjust these allocations. In 2021, the Board determined to grant Mr. Heimlich 100% performance-based awards and no time-based awards.

If Mr. Heimlich voluntarily terminates his employment with the Company without “good reason” or is terminated for “cause” or by non-extension of his employment agreement, prior to the vesting of any restricted stock or performance shares, all unvested restricted stock and/or performance shares will be forfeited in their entirety.

Under his employment agreement, Mr. Heimlich is eligible to participate in customary health, welfare and fringe benefit plans. He is also entitled to receive Company-paid premiums for a $1.0 million term life insurance policy and up to $2,000 per year for an annual physical examination. Mr. Heimlich’s employment agreement contains customary confidentiality, non-solicitation, non-disparagement and intellectual property provisions.

Jay Young

Pursuant to his Amended and Restated employment agreement dated April 3, 2018, as amended February 27, 2020, Mr. Young served as Executive Vice President, General Counsel and Corporate Secretary of the Company. His employment agreement automatically renewed on April 3, 2021. The term of his employment agreement was set to expire (unless earlier terminated) on April 3, 2022 with automatic renewals for additional one-year terms. During the employment term, Mr. Young was eligible to receive a base salary at an annual rate not less than $355,000. Mr. Young is eligible to receive an annual cash incentive payment under the Company’s annual bonus plan with a target bonus opportunity equal to 125% of Mr. Young’s annual base salary and a maximum bonus opportunity of 200% of Mr. Young’s annual base salary upon attainment of one or more pre-established performance goals established by the Board or a committee thereof. Mr. Young is eligible for annual long-term incentive awards of 200% of his annual base salary. Pursuant to his employment agreement, Mr. Young’s annual long-term incentive awards are allocated as 40% time-based award vesting ratably over three years and 60% performance-based award vesting over a three-year performance period; however, the Board or Compensation Committee has discretion to adjust these allocations. In 2021, the Board determined to grant Mr. Young 100% performance-based awards and no time-based awards.

If Mr. Young voluntarily terminates his employment with the Company without “good reason” or is terminated for “cause” or by non-extension of his employment agreement, prior to the vesting of any restricted stock or performance shares, all unvested restricted stock and/or performance shares will be forfeited in their entirety.

Mr. Young is eligible to participate in customary health, welfare and fringe benefit plans. He is also entitled to receive Company-paid premiums for a $1.0 million term life insurance policy and up to $2,000 per year for an annual physical examination. Mr. Young’s employment agreement contains customary confidentiality, non-solicitation, non-disparagement and intellectual property provisions.

On January 24, 2022, Mr. Young entered into a Second Amended and Restated employment agreement. Pursuant to his restated employment agreement, Mr. Young now serves as Executive Vice President, Chief Administrative Officer and Chief Legal Officer. The terms and conditions of his restated employment agreement are the same as his prior employment agreement, as amended, outlined above, except that the term of his restated employment agreement will expire on January 24, 2023, unless earlier terminated, and will automatically renew for additional one-year terms. During the employment term,

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COMPENSATION TABLES

Mr. Young will receive a base salary at an annual rate not less than $376,620. Lastly, Mr. Young’s annual long-term incentive awards may be granted as time-based vesting awards, vesting ratably over three years, as performance-vesting awards, vesting over a three-year performance period, or as a combination thereof, as determined by the Board or Compensation Committee in its sole discretion.

Outstanding Equity Awards at 2021 Fiscal Year-End: The following table summarizes the number of shares of our common stock and other securities underlying outstanding LTIP equity awards for each Named Executive Officer as of December 31, 2021.

Name	Grant Date	Number of Shares of Stock That Have Not Vested (#)(1)	Market Value of Shares of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Performance Shares Not Vested ($)(2)

Jackson Hsieh	1/25/2019	21,569	1,039,410	—	—
	2/27/2020	25,052	1,207,256	140,915	6,790,694
	2/17/2021	—	—	410,253	19,770,092

Michael Hughes	1/25/2019	4,039	194,639	—	—
	2/27/2020	5,308	255,793	29,857	1,438,809
	2/17/2021	—	—	86,925	4,188,916

Ken Heimlich	1/25/2019	3,388	163,268	—	—
	2/27/2020	4,452	214,542	25,040	1,206,678
	2/17/2021	—	—	72,900	3,513,051

Jay Young	1/25/2019	3,187	153,582	—	—
	2/27/2020	4,188	201,820	23,552	1,134,971

	2/17/2021	—	—	68,572	3,304,485

(1)

This column shows time-based restricted stock awards that have not yet vested. The time-based restricted stock awards will vest in three equal annual installments, generally on or about the first through third anniversaries of the date of grant, subject to the executive’s continued employment with the Company through the applicable vesting date(s) and conditions of the grant agreement. Our Named Executive Officers did not receive any time-based restricted stock awards in 2021.

(2)

For purposes of this table, the market value of time-based restricted shares and unearned performance shares of our common stock that have not vested is calculated based on the closing trading price of our common stock ($48.19) as reported on the NYSE on December 31, 2021.

(3)

This column shows unearned performance share awards that have not yet vested. Per SEC guidelines, if performance has exceeded threshold, we are required to disclose the next highest performance measure level exceeding the prior fiscal year’s performance. Accordingly, for all awards exceeding the threshold performance goal as of 12/31/2021, we have reported the value of the performance share awards for each grant listed above at the next highest performance level exceeding such performance as of 12/31/2021. See the section “Compensation Discussion and Analysis—2021 Executive Compensation—Performance Share Awards” for a detailed discussion of the vesting of the performance share awards.

2021 Option Exercises and Stock Vested: We have not granted any stock options to our Named Executive Officers at any time. The following table summarizes vesting of restricted stock and performance share awards applicable to our Named Executive Officers during the year ended December 31, 2021:

Name	Number of Shares Acquired Upon Vesting (#)(1)	Value Realized On Vesting ($)(2)

Jackson Hsieh	216,954	9,982,018

Michael Hughes	68,817	3,108,049

Ken Heimlich	34,234	1,574,072

Jay Young	33,337	1,525,609

(1)	Represents restricted stock and performance shares that vested in 2021.

(2)	Amounts shown are calculated based on the fair market value of our common stock on the applicable vesting date.

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COMPENSATION TABLES

Potential Payments upon Termination or Change of Control:

Employment Agreements: Under the employment agreements in place during 2021 for our Named Executive Officers, if the executive’s employment had been terminated by the Company without “cause,” by the executive for “good reason” (each, as defined in the applicable employment agreement) or by reason of the Company’s failure to extend the term of the executive’s employment agreement at the end of the initial three-year employment term or at the end of the one-year extension period(s) thereafter, then in addition to any accrued amounts such executives would be entitled to receive additional severance payments as outlined below.

Mr. Hsieh would be entitled to receive the following:

(1)

a lump-sum payment totaling two times Mr. Hsieh’s annual base salary then in effect (unless termination is within 60 days prior to, on, or within 24 months following a change in control, in which case three times Mr. Hsieh’s annual base salary);

(2)

a lump-sum payment equal to Mr. Hsieh’s earned but unpaid annual bonus for the prior year, plus a pro-rata portion of Mr. Hsieh’s bonus earned in the year of termination, and an amount totaling two times Mr. Hsieh’s target bonus (unless termination is within 60 days prior to, on, or within 24 months following a change in control, in which case three times Mr. Hsieh’s target bonus);

(3)	accelerated vesting of any time-based equity awards;

(4)

accelerated vesting of any performance-based equity awards which will vest at the greater of “target” and the actual performance based on the achievement of the performance goals as of the termination date; and

(5)	up to 24 months of continued health care premiums for Mr. Hsieh and his eligible dependents.

Mr. Hughes would be entitled to receive the following:

(1)	a lump-sum payment totaling two times Mr. Hughes’ annual base salary then in effect;

(2)	a lump-sum payment equal to Mr. Hughes’ target bonus for the year of termination;

(3)	a lump-sum payment equal to a pro-rata portion of Mr. Hughes’ bonus earned in the year of termination and any earned but unpaid annual bonus from the prior year;

(4)	accelerated vesting of any time-based equity awards;

(5)

accelerated vesting of any performance-based equity awards which will vest at the greater of “target” and the actual performance based on the achievement of the performance goals as of the termination date; and

(6)	up to 24 months of continued health care premiums for Mr. Hughes and his eligible dependents.

Mr. Heimlich would be entitled to receive the following:

(1)	a lump-sum payment totaling two times Mr. Heimlich’s annual base salary then in effect;

(2)	a lump-sum payment equal to Mr. Heimlich’s target bonus for the year of termination;

(3)	a lump-sum payment equal to a pro-rata portion of Mr. Heimlich’s bonus earned in the year of termination and any earned but unpaid annual bonus from the prior year;

(4)	accelerated vesting of any time-based equity awards;

(5)

accelerated vesting of any performance-based equity awards which will vest at the greater of “target” and the actual performance based on the achievement of the performance goals as of the termination date; and

(6)	up to 12 months of continued health care premiums for Mr. Heimlich and his eligible dependents.

Mr. Young would be entitled to receive the following:

(1)	a lump-sum payment totaling two times Mr. Young’s annual base salary then in effect;

(2)	a lump-sum payment equal to Mr. Young’s target bonus for the year of termination;

(3)	a lump-sum payment equal to a pro-rata portion of Mr. Young’s bonus earned in the year of termination and any earned but unpaid annual bonus from the prior year;

(4)	accelerated vesting of any time-based equity awards;

(5)

accelerated vesting of any performance-based equity awards which will vest at the greater of “target” and the actual performance based on the achievement of the performance goals as of the termination date; and

(6)	up to 12 months of continued health care premiums for Mr. Young and his eligible dependents.

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COMPENSATION TABLES

Each executive’s right to receive the severance payments described above is subject to continued compliance with certain restrictive covenants and his delivery of an effective general release of claims in favor of the Company. Furthermore, under the employment agreements in place during 2021, in the event that the executive is terminated by reason of his or her death or disability, the executive would be entitled to receive, in addition to payment of accrued compensation and benefits through the date of termination, an amount equal to any earned but unpaid prior year’s bonus and also an amount equal to the annual bonus for the year in which the termination occurs based on actual results, pro-rated for the portion of the year of termination during which the executive was employed with the Company, accelerated vesting of time-based equity awards and accelerated vesting of any performance-based equity awards (which will vest at the greater of “target” and the actual performance based on the achievement of the performance goals as of the termination date).

If an executive voluntarily terminates his or her employment with the Company without “good reason” or the Company terminates the executive’s employment for “cause” prior to the vesting of any time-based restricted stock or performance shares, the unvested restricted stock and/or performance shares (including any dividend equivalents) will be forfeited in their entirety.

Generally, “good reason” is defined in each of our Named Executive Officer’s employment agreements as the occurrence of any of the following circumstances, without the express written consent of the employee, unless such circumstances are fully corrected in all material respects by the Company within 30 days following written notification by the employee to the Company of the occurrence of such circumstances:

(i)

material diminution in the employee’s duties, authorities or responsibilities (other than temporarily while physically or mentally incapacitated or as required by applicable law), including without limitation, (A) removal of the employee from their designated role within the Company, (B) the employee no longer reporting directly and exclusively to the CEO (for Messrs. Hughes, Heimlich and Young) or exclusively to the Board (for Mr. Hsieh), or (C) the Company’s common stock ceasing to be publicly traded or, following a Change in Control (as defined in the Plan), the Employee ceases to have their current title of the surviving entity in such transaction (including, without limitation, the ultimate parent of such entity);

(ii)	relocation of the employee’s primary work location by more than 50 miles from its then current location;

(iii)	a material breach by the Company or any of its affiliates of any of their material obligations to the employee; or

(iv)	material diminution in the Employee’s Base Salary, Target Bonus or Target LTIP (as defined in each applicable employment agreement).

Summary of Potential Payments: In accordance with SEC rules, the following table summarizes the payments that would be made to certain of our Named Executive Officers upon the occurrence of certain qualifying terminations of employment, assuming such Named Executive Officer’s termination of employment with the Company occurred on December 31, 2021 and, where relevant, that a change of control of the Company occurred on December 31, 2021. Amounts shown in the table below do not include (1) accrued but unpaid salary and (2) other benefits earned or accrued by the Named Executive Officer during his employment that are available to all salaried employees, such as accrued vacation.

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COMPENSATION TABLES

Name	Benefit	Termination Upon Death ($)	Termination Upon Disability ($)	Termination Without Cause, For Good Reason or due to Company Non- Renewal of Employment Agreement (No Change of Control) ($)	Change of Control (No Termination) ($)	Termination Without Cause, For Good Reason or due to Company Non- Renewal of Employment Agreement (Change of Control) ($)

Jackson Hsieh	Cash Severance (1)	3,109,313	3,109,313	7,615,563	—	9,868,688
	Accelerated Vesting of Restricted Stock (2)	2,246,666	2,246,666	2,246,666	—	2,246,666
	Accelerated Vesting of Performance Shares (3)	15,201,536	15,201,536	15,201,536	—	15,201,536
	Dividend Equivalent Rights	990,584	990,584	990,584	—	990,584
	Healthcare coverage	—	—	37,974	—	37,974
	Life Insurance (4)	3,500,000	—	—	—	—
	Disability Insurance (5)	—	1,078,880	—	—	—
	Total	25,048,099	22,626,979	26,092,323		28,345,448

Michael Hughes	Cash Severance (1)	945,859	945,859	2,497,425	—	2,497,425
	Accelerated Vesting of Restricted Stock (2)	450,432	450,432	450,432	—	450,432
	Accelerated Vesting of Performance Shares (3)	3,220,875	3,220,875	3,220,875	—	3,220,875
	Dividend Equivalent Rights	208,572	208,572	208,572	—	208,572
	Healthcare coverage	—	—	37,974	—	37,974
	Life Insurance (4)	1,000,000	—	—	—	—
	Disability Insurance (5)	—	4,580,000	—	—	—
	Total	5,825,738	9,405,738	6,415,278		6,415,278

Ken Heimlich	Cash Severance (1)	793,260	793,260	2,094,508	—	2,094,508
	Accelerated Vesting of Restricted Stock (2)	377,810	377,810	377,810	—	377,810
	Accelerated Vesting of Performance Shares (3)	2,701,242	2,701,242	2,701,242	—	2,701,242
	Dividend Equivalent Rights	174,923	174,923	174,923	—	174,923
	Healthcare Coverage	—	—	15,530	—	15,530
	Life Insurance (4)	—	—	—	—	—
	Disability Insurance (5)	—	2,940,000	—	—	—
	Total	4,047,235	6,987,235	5,364,013		5,364,013

Jay Young	Cash Severance (1)	746,178	746,178	1,970,193	—	1,970,193
	Accelerated Vesting of Restricted Stock (2)	355,401	355,402	355,402	—	355,402
	Accelerated Vesting of Performance Shares (3)	2,540,818	2,540,818	2,540,818	—	2,540,818
	Dividend Equivalent Rights	164,532	164,532	164,532	—	164,532
	Healthcare Coverage	—	—	12,453	—	12,453
	Life Insurance (4)	1,000,000	—	—	—	—
	Disability Insurance (5)	—	2,736,000	—	—	—
	Total	4,806,929	6,542,930	5,043,398		5,043,398

(1)

Represents cash severance payments provided under the Named Executive Officer’s employment agreement. Amount assumes that the executive has already received any earned prior year’s bonus and that there is no unpaid base salary.

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COMPENSATION TABLES

(2)

Represents the aggregate value of the Named Executive Officer’s restricted common stock that would have vested on an accelerated basis, determined by multiplying the number of shares of restricted stock that would have been accelerated by the closing trading price of our common stock on December 31, 2021 ($48.19).

(3)

Represents the aggregate value of the Named Executive Officer’s performance shares that would have vested on an accelerated basis. The value of the performance share awards is determined by the greater of (i) the target number of performance shares that would have been accelerated by the closing trading price of our common stock on December 31, 2021 ($48.19) and (ii) actual performance based on achievement of performance goals as of the date of termination or change in control (which, for purposes of this table, is presumed to occur December 31, 2021).

(4)	Amounts represent potential life insurance policy benefits paid out by the insurer under the applicable policy based on current enrollment.

(5)

Amounts represent potential disability insurance policy benefits paid out by the insurers under the applicable executive’s standalone long-term disability policies, assuming a maximum monthly payout until the maximum age stated in the respective policies.

NON-EMPLOYEE DIRECTOR COMPENSATION

Our Board believes that the compensation paid to our non-employee directors should be competitive with public companies in our industry with similar enterprise value, market capitalization and total assets, and should enable us to attract and retain individuals of the highest quality to serve as our directors. In addition, the Board believes that a significant portion of non-employee director compensation should align director interests with the long-term interests of our shareholders. Accordingly, pursuant to the Director Compensation Program, as modified effective November 17, 2021 (the “Amended Director Compensation Program”), non-employee directors receive a combination of cash and equity-based compensation for their services, and beginning in 2022, directors have the option to elect to receive all or a portion of their cash compensation in restricted stock valued at 125% of the applicable cash value. Each of these components is described below.

We also reimburse each non-employee director for travel and other expenses associated with attending Board and committee meetings, director education programs and other Board-related activities. Mr. Hsieh, the only member of the Board employed by us, does not receive compensation for his service as a director.

CASH COMPENSATION

The cash compensation paid to, or earned by, our non-employee directors in 2021 was comprised of the following components:

•	Quarterly Board retainer: Each non-employee director received a retainer of $17,500 for each calendar quarter in which he or she served as a director.

•

Quarterly committee chair retainers: The chairs of the Audit, Compensation and Nominating and Corporate Governance Committees each received a retainer of $6,250, $6,250 and $3,750 (increased to $6,250 pursuant to the Amended Director Compensation Program), respectively, for each calendar quarter of service as the chair of such committee. The Lead Independent Director received a retainer of $7,500 for each calendar quarter of service.

•

Quarterly committee retainers: Each non-employee director serving as a non-chair member of the Audit, Compensation and Nominating and Corporate Governance Committees received a retainer of $2,500, $2,500 and $1,562.50 (increased to $2,500 pursuant to the Amended Director Compensation Program), respectively, for each calendar quarter of service as a member of such committee.

•	Board fees: After the occurrence of eight (8) meetings of the Board, each non-employee director received $1,500 for each Board meeting he or she attended in-person or telephonically.

Each non-employee director had the option to receive all or a portion of the aggregate payments to which such non-employee director was entitled in shares of our common stock. In 2021, no non-employee director chose to receive any portion of their cash compensation in the form of common stock. Per the Amended Director Compensation Program, beginning in calendar year 2022, each Director has the option to elect to receive all or a portion (in 25% increments) of the aggregate cash payments earned by such Director with respect to the next calendar year in restricted stock. Restricted stock granted in connection with such election will be valued at 125% of the applicable cash value and will vest on the first anniversary of the applicable grant date, subject to continued service. This modification further incentivizes our Directors to take compensation in the form of equity, thereby promoting alignment of director interests with the long-term interests of our shareholders.

EQUITY-BASED COMPENSATION

The Director Compensation Program provides for an annual grant of restricted stock covering a number of shares having a value equal to $110,000 to each director serving on the Board as of the date of each annual meeting or on the date of the director’s initial election or appointment. In addition, the director who is serving as chairman of the Board as of the date of each annual meeting is granted an additional restricted stock award with a value of $100,000. Accordingly, Mr. Gilchrist received an additional grant in 2021 equal to $100,000 for his service as chairman of the Board. Restricted stock, which has been granted, will fully vest on the first anniversary of the election or appointment. In addition, under the Plan, the total aggregate value of equity-based awards granted to any non-employee director during any calendar year may not exceed $500,000.

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COMPENSATION TABLES

Pursuant to the Amended Director Compensation Program, beginning on May 18, 2022, the date of the Annual Meeting, each director serving on the Board as of the date of each annual meeting of shareholders or on the date of the director’s initial election or appointment, will be eligible to receive an annual grant of restricted stock having a value equal to $130,000.

2021 Non-Employee Director Compensation Table: The following table sets forth the compensation awarded or paid to our non-employee directors during 2021. This table excludes Mr. Jackson Hsieh, our President and Chief Executive Officer, who did not receive compensation for his services as a director. All compensation paid to Mr. Hsieh in 2021 is provided in the Summary Compensation Table.

Name	Fees Earned in Cash(1) ($)	Stock Awards(2) ($)	Total ($)

Diana M. Laing	98,000	109,995	207,995

Elizabeth F. Frank	88,688	109,995	198,683

Kevin M. Charlton	96,500	109,995	206,495

Kristian M. Gathright	48,070	109,995	158,065

Michelle M. Frymire	49,451	109,995	159,446

Nicholas P. Shepherd	90,188	109,995	200,183

Richard I. Gilchrist	113,000	209,986	322,986

Sheli Z. Rosenberg(4)	30,769	—	30,769

Thomas D. Senkbeil(4)	33,173	—	33,173

Thomas Sullivan	49,451	109,995	159,446

Todd A. Dunn(3)	90,500	109,995	200,495

(1)	Amount reflects (a) annual retainers and, if applicable, committee and committee chair retainers earned in 2021 and (b) Board meeting fees.

(2)

Amounts reflect the grant date fair value of restricted stock awards granted in 2021 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. We provide information regarding the assumptions used to calculate the value of all restricted stock awards made to directors in Note 9 to our consolidated financial statements included in our Annual Report on Form 10-K for the period ended December 31, 2021.

(3)

In February 2022, Mr. Dunn formally notified Spirit of his decision not to stand for reelection at the Annual Meeting. Mr. Dunn will continue to serve as a director until the expiration of his term at the Annual Meeting.

(4)

Ms. Rosenberg and Mr. Senkbeil determined not to stand for reelection at the 2021 Annual Meeting on May 19, 2021 and thus each of their director terms ended immediately following the 2021 Annual Meeting.

As of December 31, 2021, each non-employee director held 2,386 shares of (unvested) restricted shares of our common stock, except for Mr. Gilchrist, who held 4,555 (unvested) restricted shares.

Chief Executive Officer Pay Ratio Disclosure

As required by Section 953(b) of the Dodd-Frank and Item 402(u) of Regulation S-K, we are providing the following information regarding the relationship of the annual total compensation of our Chief Executive Officer to the annual total compensation of our median compensated employee. We consider the pay ratio specified below to be a reasonable estimate, calculated in a manner that is intended to be consistent with the requirements of Item 402(u) of Regulation S-K.

For 2021, our last completed fiscal year:

•	the annual total compensation of the employee who represents our median compensated employee (other than our Chief Executive Officer) was $122,763; and

•	the annual total compensation of our Chief Executive Officer was $12,549,978

Based on this information, for 2021, our Chief Executive Officer’s annual total compensation was 102.23 times that of the median compensated employee (other than the Chief Executive Officer).

Determining the Median Employee:

Employee Population

We used December 31, 2021 as the reference date for identifying our median employee. As of such date, our employee population consisted of 83 individuals, excluding Mr. Hsieh, all of whom were full-time employees.

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COMPENSATION TABLES

Methodology for Determining Our Median Employee

To identify the median employee from our employee population, we selected compensation as reported to the IRS on Form W-2 as the most appropriate measure of compensation.

Annual Total Compensation of Median Compensated Employee

With respect to the annual total compensation of the employee who represents our median compensated employee, we calculated the elements of such employee’s compensation for 2021 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $122,763.

Annual Total Compensation of Chief Executive Officer

For purposes of determining our pay ratio, we determined Mr. Hsieh’s annual total compensation for 2021 was $12,549,978, which, as required by SEC rules, includes his base salary for 2021 as well as the other compensation granted to and earned by him during 2021 for his services and reflected in the Summary Compensation Table above.

EQUITY COMPENSATION PLAN INFORMATION

Equity Compensation Plan Table: The following table provides information with respect to shares of our common stock that may be issued under our existing equity compensation plan. The following table provides information as of December 31, 2021 regarding compensation plans under which our equity securities are authorized for issuance:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)(2)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in (a))

Equity compensation plans approved by shareholders(1)	258,053	N/A	1,634,722

Equity compensation plans not approved by shareholders	—	—	—

Total	258,053		1,634,722

(1)

Consists of shares of common stock reserved for future issuance pursuant to our Amended and Restated 2012 Incentive Award Plan, which was initially adopted by our Board in connection with the closing of our IPO in 2012.

(2)

Includes 258,053 outstanding target performance shares that have been granted, but not yet issued, as of December 31, 2021. Grantees of performance shares granted in fiscal year end 2020 are eligible to vest in up to 300% of the target number of performance shares. Grantees of performance shares granted in fiscal year end 2021 are eligible to vest in up to 375% of the target number of performance shares.

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CORPORATE GOVERNANCE

Spirit is committed to strong corporate governance principles and practices, which we believe serve the long-term interests of our shareholders by promoting effective risk oversight and management accountability.

Highlights of Spirit’s sound governance principles and practices include:

LEADERSHIP and INDEPENDENCE	• Independent Chairperson of the Board • 8 of 9 Director Nominees are independent • Independent Board committees

ACCOUNTABILITY and RESPONSIVENESS	• Annual election of all Directors • Regular shareholder outreach • Comprehensive annual Board evaluations • Committee Chair Rotation

SHAREHOLDER RIGHTS

•  No dual class common stock – 1 vote per 1 share

•  Majority voting standard in director elections

•  50% threshold to amend Bylaws

•  Plurality voting standard in contested elections

•  Opted out of the Maryland Unsolicited Takeover Act (MUTA)

EFFECTIVENESS and ALIGNMENT

•  Board diversity across multiple factors

•  Appropriate Board succession planning

•  Board review of senior management succession planning

•  Minimum stock ownership requirements for Board members and certain executives

•  Anti-hedging and derivative policy

EFFECTIVE CONTROLS

•  Disclosure Committee with established controls for timely and accurate disclosures

•  Regular evaluation of related party transactions

•  Board Investment Committee responsible for assisting the Board in discharging its responsibilities as to the review and approval of certain real estate acquisitions

•  Annual Board evaluation of independence

OUR BOARD OF DIRECTORS

We believe that strong corporate governance starts with having an independent,

diverse, engaged, and highly skilled Board.

The Spirit Board meets all of these criteria.

Leadership Structure

Pursuant to our Bylaws, the Board has discretion to determine whether to separate or combine the roles of Chief Executive Officer and Chairman of the Board. At the current time, the Board believes that our existing leadership structure—under which our Lead Independent Director is the Chairman of the Board—effectively allocates authority, responsibility and oversight between management and the independent members of our Board and achieves the optimal governance model for us and for our shareholders.

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CORPORATE GOVERNANCE

The roles of Chairman of the Board and Chief Executive Officer have been separated since May 2017. This leadership structure gives primary responsibility for the operational leadership and strategic direction of the Company to our Chief Executive Officer, while the Chairman of the Board facilitates our Board’s independent oversight of management and promotes communication between management and our Board.

Richard I. Gilchrist serves as Lead Independent Director and Chairman of the Board. As Chairman and Lead Independent Director, Mr. Gilchrist leads the activities of the Board, including:

•	Calling meetings of the Board and independent directors;

•	Setting the agendas and schedules of Board meetings in consultation with the Chief Executive Officer and Secretary;

•	Chairing executive sessions of the independent directors;

•	Conducting annual performance reviews of the Chief Executive Officer;

•	Meeting directly with management and non-management employees of the Company;

•	Engaging with shareholders; and

•	Performing such other duties as may be assigned from time to time by the Board.

ESG Reporting Flow Chart

Our ESG efforts are ultimately overseen by our Board and committees thereof. Our Nominating and Corporate Governance Committee has key responsibility for ESG oversight and making ESG-related recommendations to the full Board. The Committee also oversees the development of Spirit’s annual ESG Report and holds primary responsibility over Spirit’s ESG strategy, including ESG-related policies and procedures and incorporating ESG-related topics into the Board’s education and development programs. The Committee receives ESG-related updates from the ELT at least quarterly and on an as-needed basis.

Our Audit and Compensation Committees also oversee ESG-related responsibilities specific to their committee scope. The chart below outlines the flow of ESG reporting within our organization as well as some of the core ESG-related responsibilities of each committee of the Board.

While we recognize corporate responsibility as integral to our business and frequently stress the importance of its integration through all business functions, we also acknowledge that the formation of separate working committees facilitates a frequent discussion of these important topics and helps our business take actionable ESG measures. That is why, in addition to assigning responsibility at the Board level, we have also established several committees that meet regularly and report to Spirit’s ELT, which further report to our Board. Members of Spirit’s ELT and senior management sit on each of the internal ESG committees, as well as the ESG Task Force, to remain informed as well as involved in decision-making.

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CORPORATE GOVERNANCE

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CORPORATE GOVERNANCE

Key Human Capital Management, Environmental and Community Initiatives

As outlined in the flow chart above, our engaged Board oversees Spirit’s human capital management, community, and environmental initiatives. In 2021, our Board or Board committees received updates or discussed environmental, human capital management or social matters affecting the Company on at least eleven occasions.

Selected Areas for Board and Committee Oversights:

	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Board Investment Committee	Full Board of Directors

Corporate Strategy					•

Enterprise Risk Management	•				•

Legal and Regulatory Compliance	•				•

Certain Real Estate Acquisitions				•	•

Cyber Security	•				•

Environment			•		•

Climate Change	•				•

Human Capital Management			•		•

Diversity and Inclusion			•		•

Shareholder Engagement		•			•

Board and Executive Succession			•		•

Board Diversity

Spirit strongly believes that a diverse board is an effective board. This diversity – across gender, tenure, age, race/ethnicity, and experience – brings with it a diversity of ideas and perspectives that support the Board’s role in overseeing the Company’s ongoing strategic objectives.

Our 2022 Director nominee composition reflects this commitment to diversity:

Independence

NYSE listing standards require NYSE-listed companies to have a majority of independent board members and an audit committee, compensation committee and nominating and corporate governance committee, each composed solely of independent directors. Under the NYSE listing standards, in addition to other factors, no director of a company qualifies as “independent” unless the board of directors of such company affirmatively determines that the director has no material relationship with such company (either directly, or indirectly as a partner, shareholder or officer of an organization that has a relationship with such company).

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CORPORATE GOVERNANCE

Not less than annually, the Board evaluates the independence of each director on a case-by-case basis by considering any matters that could affect his or her ability to exercise independent judgment in carrying out the responsibilities of a director, including all transactions and relationships between such director, members of his or her family and organizations with which such director or family members have an affiliation, on the one hand, and us, our subsidiaries and our management, on the other hand. Any such matters are evaluated from the standpoint of the director and the persons or organizations with which the director has an affiliation. Each director abstains from participating in the determination of his or her independence.

Based on its most recent review, the Board has affirmatively determined that, based on the standards set forth in the NYSE rules and our corporate governance documents, each of the following directors and director nominees has no direct or indirect material relationship with us and qualifies as “independent” under the NYSE listing standards: Kevin M. Charlton, Todd A. Dunn, Elizabeth F. Frank, Michelle M. Frymire, Kristian M. Gathright, Richard I. Gilchrist, Diana M. Laing, Nicholas P. Shepherd, and Thomas J. Sullivan. Mr. Hsieh is not considered independent under the NYSE listing standards due to his employment as our Chief Executive Officer and President.

Board Engagement and Attendance

Our Board provides guidance and oversight with respect to our financial and operating performance, ESG, strategic plans, key corporate policies and decisions, and enterprise risk management. Our Board considers and approves significant acquisitions, dispositions, and capital raises, as well as other material transactions, and advises and counsels senior management on key financial and business objectives. Members of the Board monitor our progress with respect to these matters on a regular basis with the assistance of our senior management team.

In effectuating this guidance and oversight role, our Board held a total of 10 meetings during 2021. Evidencing a strong commitment to the Company, the majority of directors attended 100% of the Board meetings held in 2021 that occurred while they were serving as a Director, with each Director attending at least 78% of the total meetings of the Board and all committees on which she or he served, during the time of service.

Our independent directors regularly meet in executive sessions, outside the presence of management – generally, at each regularly scheduled quarterly Board meeting and at other times as necessary or desirable. The Lead Independent Director chairs all regularly scheduled executive sessions of the Board and all other meetings of the independent directors. Members of our Audit, Compensation and Nominating and Corporate Governance Committees also regularly meet in executive session, outside the presence of management, at committee meetings and at other times as necessary or desirable.

We strongly encourage, but do not require, directors to attend our annual meetings of shareholders. We had full attendance by our Board members at the 2021 virtual meeting. We have scheduled the Annual Meeting at a time and date to permit attendance by directors and intend to make every effort to do so for future annual meetings of the shareholders, taking into account the directors’ schedules and the timing requirements of applicable law.

Annual Board Assessment Process

The Board recognizes that a comprehensive and constructive evaluation process is critical to our Board’s ongoing effectiveness and a key component of good corporate governance. While we have conducted a thorough Board evaluation in prior years, in 2019, in appreciation of the importance of this evaluation process and to ensure the integrity and candor of the evaluation process, our Board utilized the services of a third-party, independent consultant to conduct our formal annual Board evaluations. In 2020 and 2021, we took all the knowledge and best practices learned from the third-party, independent consultant in 2019 and performed the assessments “in-house,” as was the practice in prior years. Per the Corporate Governance Guidelines, the Board will utilize a third-party from time-to-time and perform peer reviews every three years.

Our robust annual review involves assessing our full Board and our committees, with a focus on numerous areas – composition, structure, competencies, processes and policies, and behaviors. The evaluation process is also used to consider Board succession planning and refreshment.

Board Composition and Refreshment

The Nominating and Corporate Governance Committee meets annually, at a minimum, and performs an assessment of the skills and experience needed to properly oversee the interests of the Company. Upon review of the Company’s short- and long-term strategies and goals, the Nominating and Corporate Governance Committee determines the mix of skills and experience to be represented on the recommended slate of nominees for the upcoming year.

The Nominating and Corporate Governance Committee also considers diversity as an important factor in determining composition of the Board. Over the past few years our active refreshment process has led to the appointment of Diana Laing, Elizabeth Frank, Michelle Frymire, Kristian Gathright and Thomas Sullivan, each of whom offered differentiated perspectives and diversity to the Board.

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CORPORATE GOVERNANCE

Currently, 40% of our Board is female. Furthermore, there is significant diversity in the length of service amongst our Board members, with tenures ranging from thirteen years to a little more than one year. Such diversity illustrates that Spirit values both new perspectives and the deep institutional knowledge of longer-tenured directors.

Prior to each annual meeting at which directors are to be elected or re-elected, the Nominating and Corporate Governance Committee recommends to the Board for nomination by the Board such candidates as the Nominating and Corporate Governance Committee, in the exercise of its judgment, has found to possess a collective mix of skills and experience necessary to properly oversee the interests of the Company for the following year.

The Nominating and Corporate Governance Committee also oversees our comprehensive onboarding program for new directors which includes a combination of written materials, oral presentations and meetings in which the new members receive detailed information about Spirit’s history, culture, risk framework, ethics, investment strategy and other policies that are applicable to directors, as well as Spirit’s approach to human capital management, diversity and inclusion, environmental concerns and other social issues. This onboarding is not limited to only new directors. We also invite the existing board members to participate in these presentations as an additional way to provide ongoing training and updates to our Board members. Each new director is also assigned a “board buddy,” which is an existing member of the Board that acts as a designated support person and point of contact for the new director during his or her first year on the Board.

Director Stock Ownership Guidelines

The Board adopted revised stock ownership guidelines for our non-employee directors effective May 7, 2020. The purpose of the stock ownership guidelines is to align the interests and actions of non-employee directors with the long-term interests of shareholders, and further promote our commitment to sound corporate governance. The guidelines require each non-employee director to hold “Qualifying Shares” (defined below) equal in value to five times the annual Board retainer (excluding any additional retainers paid for service on or chairing a committee or as chairperson of the Board) paid to such non-employee director. The number of shares of common stock needed for each non-employee director to meet these guidelines is calculated annually on the day of the Company’s annual meeting of shareholders based on the prior thirty-day average closing price of the Company’s common stock as reported by the New York Stock Exchange. Directors that were appointed within the preceding three years of the date of the new stock ownership guidelines, or appointed thereafter, have a five-year grace period to meet the requirements. Each non-employee director (other than those currently within the grace period) is in compliance with the stock ownership guidelines.

Qualifying Shares are common stock, whether held individually, jointly with a spouse, or shares owned separately by a spouse and/or children that share the same household, and unvested restricted stock awards.

Board Governance Documents

The Board has adopted a written set of Corporate Governance Guidelines, as well as a Code of Business Conduct and Ethics that applies to the Company’s employees, officers and directors, including our Chief Executive Officer and Chief Financial Officer. To view our Corporate Governance Guidelines, Code of Business Conduct and Ethics, Human Rights Policy, Anti-Corruption Policy, and Whistleblower Policy, please visit the Corporate Information section on the Investor Relations page of our website at www.spiritrealty.com. Each of these governing documents is also available, free of charge, in print to any shareholder who sends a written request to such effect to Investor Relations, Attention: Investor Relations, Spirit Realty Capital, Inc., 2727 North Harwood Street, Suite 300, Dallas, TX 75201.

How to Communicate with Directors

Shareholders and other parties interested in communicating directly with our Board or any director on Board-related issues may do so by writing to Board of Directors, c/o Investor Relations, Attention: Investor Relations, Spirit Realty Capital, Inc., 2727 North Harwood Street, Suite 300, Dallas, TX 75201, or by submitting an email to directors@spiritrealty.com. Additionally, shareholders and other parties interested in communicating directly with the Lead Independent Director of the Board or with the independent directors as a group may do so by writing to Lead Independent Director, c/o Investor Relations, Attention: Investor Relations, Spirit Realty Capital, Inc., 2727 North Harwood Street, Suite 300, Dallas, TX 75201, or by sending an e-mail to directors@spiritrealty.com. Communications addressed to the Board or individual members of the Board are screened internally for appropriateness before distributing to the Board, or to any individual director or directors, as applicable.

BOARD COMMITTEES

Our Board has three primary standing committees that perform certain delegated functions for the Board: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. Each committee operates pursuant to a written charter that is available in the Corporate Information section on the Investor Relations page of our website at

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CORPORATE GOVERNANCE

www.spiritrealty.com or available, free of charge, upon request directed to Investor Relations, Attention: Investor Relations, Spirit Realty Capital, Inc., 2727 North Harwood Street, Suite 300, Dallas, TX 75201, or by submitting an email to InvestorRelations@spiritrealty.com.

Additionally, in 2019, the Board established the Board Investment Committee. The Board Investment Committee consists of, at minimum, three independent directors from the Board and is responsible for assisting the Board in discharging its responsibilities as to the review and approval of certain real estate acquisitions. The members of the Board Investment Committee are appointed by the Board and may be removed by the Board at any time, with or without cause. In 2020, the Board appointed Richard Gilchrist, Kevin Charlton, and Diana Laing to serve as members of the Board Investment Committee. These members continued to serve in 2021.

The Board committees met 16 times in the aggregate during 2021, with a majority of the committee members from the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee attending 100% of the meetings which occurred while they were a director and member of the applicable committee. The table below provides 2021 membership and meeting information for each of our Board committees.

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee

Kevin M. Charlton		Chairperson

Todd A. Dunn(1)			Chairperson

Elizabeth F. Frank	Member		Member

Michelle M. Frymire	Member

Kristian M. Gathright			Member

Richard I. Gilchrist		Member

Diana M. Laing	Chairperson

Nicholas P. Shepherd		Member	Member

Thomas J. Sullivan		Member

Total Meetings in 2021	7	5	4

(1)

In February 2022, Mr. Dunn formally notified Spirit of his decision not to stand for reelection at the Annual Meeting. Mr. Dunn will continue to serve as a director until the expiration of his term at the Annual Meeting.

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AUDIT COMMITTEE

Chair         Diana Laing                Members        Elizabeth Frank, Michelle Frymire

Roles and Responsibilities

The Audit Committee assists the Board in fulfilling its responsibilities relating to our accounting and financial reporting practices, including, but not limited to, oversight of:

• quality and integrity of our financial statements	• performance of our internal controls over financial reporting and disclosure controls and procedures
• our risk assessment and mitigation strategy, including our enterprise risk management	• our compliance with legal and regulatory requirements
• our policies and procedures with respect to cybersecurity and data privacy	• the independent registered public accounting firm’s qualifications, independence and performance

The Company’s management is responsible for establishing and maintaining accounting policies and procedures in accordance with U.S. generally accepted accounting principles (“GAAP”) and other applicable reporting and disclosure standards and for preparing the Company’s financial statements. The Company’s independent registered public accounting firm is responsible for performing audits of the Company’s annual consolidated financial statements and internal controls over financial reporting, and for issuing reports and expressing opinions thereon. The Audit Committee is responsible for the pre-approval of audit and non-audit services performed by the Company’s independent registered public accounting firm.

The Audit Committee maintains free and open communication with the Board, our independent registered public accounting firm, our internal auditor and our financial and accounting management. The Audit Committee regularly meets separately in executive session, outside the presence of management, with our independent registered public accounting firm and our internal auditor – generally, at each regularly scheduled meeting and at other times as necessary or desirable. Our Board has adopted procedures for reporting concerns under our Code of Business Conduct and Ethics and other Company policies, including complaints regarding accounting and auditing matters in accordance with Rule 10A-3 under the Exchange Act.

Members of the Audit Committee and the Chairperson are appointed annually by the Board and may be removed from the Committee by the Board in its discretion at any time. The Board has determined that all members of the Audit Committee are independent and have sufficient accounting and financial experience and ability to enable them to discharge their responsibilities pursuant to NYSE listing standards. Furthermore, the Board has determined that Ms. Laing is an audit committee financial expert as defined by the SEC.

AUDIT COMMITTEE REPORT*

The Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements for the year ended December 31, 2021 with the Company’s management and with Ernst & Young LLP, the Company’s independent registered public accounting firm. The Audit Committee discussed with Ernst & Young LLP the overall scope of and plan for the audit. The Audit Committee regularly met with Ernst & Young LLP, with and without management present, to discuss the results of its examination and the overall quality of the Company’s financial reporting. In the performance of their oversight function, the members of the Audit Committee necessarily relied upon the information, opinions, reports and statements presented to them by management of the Company and by Ernst & Young LLP. The Audit Committee has also discussed with Ernst & Young LLP the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 1301. The Audit Committee has received and reviewed the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence and has discussed with Ernst & Young LLP its independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board to include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 filed with the United States Securities and Exchange Commission.

AUDIT COMMITTEE

Diana M. Laing, Chair

Elizabeth F. Frank

Michelle M. Frymire

*

The material in this report is not soliciting material, is not deemed filed with the SEC and is not incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language in such filing.

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NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

Chair         Todd Dunn*                 Members        Nicholas Shepherd        Elizabeth Frank        Kristian Gathright

Roles and Responsibilities

The Nominating and Corporate Governance Committee is responsible for matters of corporate governance and matters relating to the practices, policies and procedures of the Board, including, but not limited to, the following:

• identifying individuals qualified for election and re-election as Board members and recommending director nominees to the Board for election by the shareholders or appointment by the Board, as the case may be

• assisting the Lead Independent Director with the annual review of the Chief Executive Officer
• making recommendations to the Board regarding committee structure and composition	• developing and recommending to the Board a set of corporate governance guidelines and the corporate code of ethics
• overseeing evaluation of the Board and Board committees	• overseeing key ESG-related issues and policies
• reviewing and approving or ratifying any transaction between the Company and a related person, which is required to be disclosed under the rules of the SEC	• generally advising the Board on corporate governance and related matters

The Nominating and Corporate Governance Committee regularly meets separately in executive session, outside the presence of management – generally at each regularly scheduled meeting and at other times as necessary or desirable. Members of the Nominating and Corporate Governance Committee and the Chairperson are appointed annually by the Board and may be removed from the Committee by the Board at any time in its discretion. The Board has determined that all members of the Nominating and Corporate Governance Committee are independent pursuant to NYSE listing standards.

*

In February 2022, Mr. Dunn notified Spirit of his decision not to stand for reelection at the Annual Meeting. Mr. Dunn will continue to serve as a director until the expiration of his term at the Annual Meeting.

PROCESS FOR CONSIDERING DIRECTOR NOMINEES

The Nominating and Corporate Governance Committee meets annually, at a minimum, to evaluate the Board and Committee self-assessments, as well as the performance of each current director. The Nominating and Corporate Governance Committee considers the results of such assessments and evaluations, as well as the collective mix of skills and experience necessary to properly oversee the interests of the Company for the following year, when determining whether to recommend the nomination of each director for an additional term.

We did not receive any shareholder recommendations for director candidates for election at the 2022 Annual Meeting in compliance with the procedures set forth below. However, if we do receive shareholder recommendations for director election, the Nominating and Corporate Governance Committee’s current process is to review and consider any candidate who has been recommended by shareholders in compliance with the procedures established from time to time by the committee.

At an appropriate time prior to each annual meeting at which directors are to be elected or re-elected, the Nominating and Corporate Governance Committee recommends to the Board for nomination by the Board, such candidates as the Nominating and Corporate Governance Committee, in its judgment, has found to be well qualified and willing and available to serve. At an appropriate time after a vacancy arises on the Board or a director advises the Board of his or her intention to resign, the Nominating and Corporate Governance Committee shall recommend to the Board for election by the Board to fill such vacancy, such prospective member of the Board as the Nominating and Corporate Governance Committee, in the exercise of its judgment, has found to be well qualified, willing and available to serve, and possessing the skills and experience desirable to complement the other Board members to effectively oversee the interests of the Company and its shareholders. In determining whether a prospective member is qualified to serve and appropriate for Board membership, the Nominating and Corporate Governance Committee will consider the information listed under “Nominees’ Skills, Experience and Qualifications.”

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NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

All shareholder recommendations for director candidates to be considered at the annual meeting of shareholders in 2023 must be submitted on or before December 9, 2022 to Investor Relations, Attention: Secretary, Spirit Realty Capital, Inc., 2727 North Harwood Street, Suite 300, Dallas, TX 75201, who will forward all recommendations to the Nominating and Corporate Governance Committee, and must include the following information: (a) the name and address of record of the shareholder; (b) representation that the shareholder is a record holder of our common stock or, if not a record holder, evidence of ownership in accordance with Rule 14a-8(b)(2) under the Securities Exchange Act of 1934; (c) name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five (5) full fiscal years of the proposed director candidate; (d) description of the qualifications and background of the proposed director candidate which addresses the items under “Nominees’ Skills, Experience and Qualifications,” as well as any minimum qualifications and other criteria for Board membership as may be approved by the Board from time to time; (e) description of all arrangements or understandings between the shareholder and the proposed director candidate; (f) consent of the proposed director candidate (1) to be named in the proxy statement relating to our annual meeting of shareholders and (2) to serve as a director if elected at such annual meeting; and (g) any other information regarding the proposed director candidate that is required to be included in a proxy statement filed pursuant to the rules of the SEC.

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COMPENSATION COMMITTEE

Chair         Kevin Charlton                 Members    Nicholas Shepherd    Richard Gilchrist    Thomas Sullivan

Roles and Responsibilities

The purpose of the Compensation Committee is to carry out the Board’s responsibilities related to compensation plans, policies and programs for the Company’s senior management team and non-employee directors, as well as any compensation program that delivers Company equity to participants as further described in the Compensation Committee charter. The Compensation Committee meets during the first quarter of each year to review the achievement of pre-established performance metrics for the prior year, to determine the appropriate annual and long-term incentive awards for our executive officers based on that prior-year performance and to approve grants of equity awards to our executive officers and, upon management’s recommendation, other employees.

Furthermore, the Compensation Committee has primary responsibility for:

• the design, review, approval and administration of all aspects of our executive compensation program	• overseeing the Company’s annual proxy-related shareholder engagement program and participating in meetings with select shareholders as determined by the Committee or the Committee Chair

• reviewing the performance of and making all compensation decisions for each of our Named Executive Officers other than our Chief Executive Officer, for which the performance review and compensation decisions are made by the independent members of the Board

• reviewing and approving any change in control agreements or any employment or severance agreements with executive level officers other than the CEO
• reviewing and approving the establishment of all annual bonus, incentive compensation, equity compensation and employee pension plans if any	• recommending to the Board for approval, and overseeing, the compensation program for non-executive directors

For 2021, the Compensation Committee elected to continue utilizing the services of FP to assist the Compensation Committee in the review and evaluation of our executive compensation program to ensure its continued close alignment with our compensation philosophy and business strategy. FP also provided assistance to the Compensation Committee in reviewing market data on compensation, understanding industry executive compensation trends, and determining and managing risks associated with elements of our executive compensation program. The Committee reviewed FP’s independence under Rule 10C-1 of the Exchange Act and NYSE listing standards and determined that there is no conflict of interest resulting from retaining FP.

Our senior management team provides support to the Compensation Committee by coordinating meeting logistics, preparing and disseminating relevant financial and non-financial Company information and relevant data concerning our peer competitors as a supplement to the comparative market data prepared by the independent compensation consultant, and making recommendations with respect to performance metrics and related goals. Our Chief Executive Officer attends meetings at the Compensation Committee’s request and recommends to the Compensation Committee compensation changes affecting the other members of our senior management team. However, our Chief Executive Officer plays no role in setting his own compensation. The Compensation Committee regularly meets separately in executive session, outside the presence of management – generally, at each regularly scheduled meeting and at other times as necessary or desirable.

Members of the Compensation Committee and the Chairperson are appointed annually by the Board and may be removed from the Compensation Committee by the Board at any time in its discretion. The Board has determined that all members of the Compensation Committee are independent pursuant to NYSE listing standards and qualify as “non-employee” directors under Rule 16b-3 of the Exchange Act.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the year ended December 31, 2021, Messrs. Charlton, Gilchrist, Shepherd and Sullivan served on the Compensation Committee. No member of the Compensation Committee is, or has been, employed by us or our subsidiaries or is an employee of any entity for which any of our Named Executive Officers serves on the board of directors.

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ADDITIONAL CORPORATE GOVERNANCE MATTERS

TRANSACTIONS WITH RELATED PERSONS

Our Board has a written policy requiring that any transaction between us and any of our officers, directors or their affiliates be approved by the Nominating and Corporate Governance Committee or the disinterested members of the Board. Our Code of Business Conduct and Ethics requires each of our officers and directors to disclose in writing to our General Counsel any existing or proposed transaction in which he or she has a personal interest, or in which there is or might appear to be a conflict of interest by reason of his or her connection to another business organization. Our General Counsel reviews these matters with the Chairperson of the Nominating and Corporate Governance Committee and the Lead Independent Director to determine whether the transaction raises a conflict of interest that warrants review and approval by the Nominating and Corporate Governance Committee or the disinterested members of the Board.

RISK MANAGEMENT

While management has primary responsibility for identifying and managing our exposure to risk, our Board plays an active role in overseeing the processes we establish to assess, monitor and mitigate that exposure. The Board, directly and indirectly through its committees, routinely discusses with management our significant enterprise risks and reviews the guidelines, policies and procedures we have in place to address those risks, such as our approval process for acquisitions, dispositions and other investments. Our Audit Committee specifically is tasked with oversight of the Company’s risk assessment and mitigation strategy, including oversight of the Company’s enterprise risk management which it reviews on a quarterly basis.

The Board also has an evaluation and approval role as to certain significant real estate acquisitions meeting thresholds defined in our Board Investment Approval Policy. In 2019, the Board formed the Board Investment Committee, consisting solely of independent members. The Board Investment Committee is responsible for assisting the Board in discharging its responsibilities as to the review and approval of certain real estate acquisitions. The members of the Board Investment Committee are appointed by the Board and may be removed by the Board at any time, with or without cause. In 2020, the Board appointed Richard Gilchrist, Kevin Charlton, and Diana Laing to serve as members of the Board Investment Committee. The Board Investment Committee members remained unchanged in 2021.

At Board and committee meetings, directors receive information and presentations from management and third-party experts regarding specific areas of risk identified in the process, from which they engage in further analyses and dialogue. This process enables the Board to focus on the strategic, financial, operational, legal, regulatory and other risks that are most significant to us and our business in terms of potential impact, and ensures that our enterprise risks are well understood, mitigated (to the extent reasonable), and consistent with the Board’s view of our risk profile and tolerance.

PROHIBITION ON HEDGING AND PLEDGING

We maintain a Hedging and Pledging Policy that prohibits our officers and directors from pledging our common stock as collateral to secure loans. Further, our officers, directors and employees are prohibited from engaging in “put” or “call” options or other “hedging” transactions.

PUBLIC POLICY MATTERS

We are committed to ethical business conduct and expect our directors, officers and employees to act with integrity and conduct themselves, and our business, in a way that protects our reputation for fairness and honesty. Consistent with these principles and our Code of Business Conduct and Ethics, we have established the policies and practices described below with respect to political contributions and other public policy matters.

INDIVIDUAL POLITICAL ACTIVITY

We believe that our directors, officers and employees have rights and responsibilities to participate in political activities as citizens, including voting in elections, keeping informed on political matters, serving on civic bodies and contributing financially to, and participating in, the campaigns of the political candidates of their choice. Accordingly, our directors, officers and employees are not constrained from engaging in political activities including: making political contributions, expressing political views or taking action on any political or legislative matter, so long as they are acting in their individual capacity, and on their own time and expense. Directors, officers and employees acting in their individual capacity must not give the impression that they are speaking on our behalf or representing Spirit in such activities.

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ADDITIONAL CORPORATE GOVERNANCE MATTERS

PUBLIC POLICY ADVOCACY

We do not have a political action committee; however, we may advocate a position, express a view, or take other appropriate action with respect to legislative or political matters affecting the Company and our interests. We may also ask our employees to make personal contact with governmental officials or write letters to present our position on specific issues. Any such advocacy must receive prior approval by the Chief Executive Officer and is done in compliance with applicable laws and regulations and subject to the review of the Nominating and Corporate Governance Committee.

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RELATED PARTY TRANSACTIONS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

We have entered into indemnification agreements with each of our directors and Named Executive Officers.

DIRECTOR INDEPENDENCE

A majority of our directors meet the criteria for independence set forth under applicable securities laws, including the Exchange Act, applicable rules and regulations of the SEC and applicable rules and regulations of the NYSE.

The NYSE Listed Company Manual and corresponding listing standards provide that, in order to be considered independent, the Board must determine that a director has no material relationship with the Company other than as a director. The Board has reviewed the relationships between the Company, including its subsidiaries or affiliates, and each member of the Board (and each director’s immediate family members).

Based on its review, the Board determined Messrs. Charlton, Dunn, Gilchrist, Shepherd, Sullivan and Mses. Laing, Frank, Frymire, and Gathright do not currently have any material relationship with Spirit other than as a director and each is “independent” within the foregoing independence standards.

The Board has also determined that each member of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, respectively, is “independent” under the applicable listing standards of the NYSE and, with respect to members of the Audit Committee, the audit committee requirements of the SEC. None of the members of these committees is an officer, employee or former employee of the Company or any of the Company’s subsidiaries.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than 10% of any registered class of the Company’s equity securities (collectively, “Insiders”), to file with the SEC initial reports of ownership and reports of changes in ownership of the Company’s common stock and other equity securities of the Company. Insiders are required by regulation of the SEC to furnish the Company with copies of all Section 16(a) forms they file. To the Company’s knowledge, based solely on a review of the copies of the Section 16(a) reports furnished to the Company by the Insiders or written representations from the Insiders that no other reports were required with respect to the year ended December 31, 2021, all Insiders timely filed all Section 16(a) reports required to be filed by them for 2021, with the exception of an untimely filing of a Form 4 for Mr. Hsieh reporting certain bona-fide gifts of common stock in 2020.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED SHAREHOLDER MATTERS

The following table sets forth certain information regarding the beneficial ownership of shares of our common stock for (1) each person who is a beneficial owner of 5% or more of our outstanding common stock, (2) each of our directors and executive officers, and (3) all of our directors and executive officers as a group, each as of March 14, 2022, unless otherwise indicated in the table below.

The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A shareholder is also deemed to be, as of any date, the beneficial owner of all securities that such shareholder has the right to acquire within 60 days after that date through (1) the exercise of any option, warrant or right, (2) the conversion of a security, (3) the power to revoke a trust, discretionary account or similar arrangement or (4) the automatic termination of a trust, discretionary account or similar arrangement. Each person named in the following table has sole voting and investment power with respect to all of the shares of our common stock shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our common stock subject to options or other rights held by that person that are exercisable as of March 14, 2022 or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person.

Unless otherwise indicated, the address of each named person is c/o Spirit Realty Capital, Inc., 2727 North Harwood Street, Suite 300, Dallas, TX 75201. No shares beneficially owned by any executive officer, director or director nominee have been pledged as security.

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RELATED PARTY TRANSACTIONS

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of All Shares (1)

Greater than 5% Shareholders

The Vanguard Group (2)	18,271,756	14.30%

BlackRock, Inc. (3)	17,020,701	13.32%

Cohen & Steers, Inc. and affiliates (4)	11,042,981	8.64%

FMR LLC (5)	10,050,278	7.87%

Directors, Director Nominees and Executive Officers (6)

Jackson Hsieh (7)	474,004	*

Michael Hughes (8)	62,697	*

Ken Heimlich	47,163	*

Jay Young	19,636	*

Kevin Charlton	21,625	*

Todd Dunn (9)	22,736	*

Elizabeth Frank	10,553	*

Michelle Frymire	4,772	*

Kristian Gathright	7,386	*

Richard Gilchrist	32,831	*

Diana Laing	10,413	*

Nicholas Shepherd	21,252	*

Thomas Sullivan	2,386	*

All Directors and Executive Officers as a Group (13 persons)	737,454	*

*	Represents less than 1.0%.

(1)	Percentages are based on 127,747,162 shares of our common stock outstanding as of March 14, 2022.

(2)

Based solely on the information provided pursuant to a statement on a Schedule 13G/A filed with the SEC on February 10, 2022, The Vanguard Group (“Vanguard”) has sole power to vote or direct the vote of 0 shares of our common stock, and sole power to dispose or direct the disposition of 17,986,467 shares of our common stock, respectively; and has shared power to vote or direct the vote of 180,161 shares of our common stock, and shared power to dispose or direct the disposition of 285,289, respectively. As of February 10, 2022, Vanguard was the aggregate beneficial owner of 18,271,756 shares of the common stock of the Company which represents 14.30% of our outstanding shares of common stock as of March 14, 2022. The address for Vanguard is 100 Vanguard Blvd. Malvern, PA 19355.

(3)

Based solely on the information provided pursuant to a statement on a Schedule 13G/A filed with the SEC on January 28, 2022, BlackRock, Inc. (“BlackRock”) has sole power to vote or direct the vote of 15,475,498, and sole power to dispose or direct the disposition of 17,020,701 shares of our common stock, respectively. As of January 28, 2022, BlackRock was the beneficial owner of 17,020,701 shares of the common stock of the Company which represents 13.32% of our outstanding shares of common stock as of March 14, 2022. The address for BlackRock is 55 East 52nd Street, New York, NY 10055.

(4)

Based solely on the information provided pursuant to a statement on a Schedule 13G/A filed with the SEC on February 14, 2022, this represents the number of shares of common stock beneficially owned by Cohen & Steers, Inc. (“Cohen & Steers”) either directly or through its affiliates. Cohen & Steers has sole power to vote or direct the vote of 6,370,996 shares of our common stock, and sole power to dispose or direct the disposition of 11,042,981 shares of our common stock, respectively. As of February 14, 2022, Cohen & Steers was the beneficial owner of 11,042,981 shares of the common stock of the Company. The number of shares beneficially owned by Cohen & Steers in the Schedule 13G/A also includes 11,017,072 reported as beneficially owned by Cohen & Steers Capital Management, Inc. (“Cohen & Steers Capital”) which represents 8.62% of our outstanding shares of common stock as of March 14, 2022. Cohen & Steers Capital has sole power to vote or direct the vote of 6,352,517 shares of our common stock, and sole power to dispose or direct the disposition of 11,017,072 shares of our common stock, respectively. The number of shares beneficially owned by Cohen & Steers in the Schedule 13G/A also includes 7,430 reported as beneficially owned by Cohen & Steers UK Ltd (“Cohen & Steers UK”) which represents .006% of our outstanding shares of common stock as of March 14, 2022. Cohen & Steers UK has sole power to vote or direct the vote of 0 shares of our common stock, and sole power to dispose or direct the disposition of 7,430 shares of our common stock, respectively. The principal address for Cohen & Steers and Cohen & Steers Capital is 280 Park Avenue, 10th Floor, New York, NY 10017. The principal address for Cohen & Steers UK is 50 Pall Mall, 7th Floor, London, United Kingdom SW1Y 5JH.

(5)

Based solely on the information provided pursuant to a statement on a Schedule 13G/A filed with the SEC on February 9, 2022 jointly by FMR LLC and Abigail P. Johnson (Ms. Johnson is a director, the chairman and the chief executive officer of FMR LLC and may be deemed to have shared beneficial ownership of the common stock held by FMR, LLC). FMR LLC has sole power to vote or direct the vote of 3,857,345 shares of our common stock, and sole power to dispose or direct the disposition of 10,050,278 shares of our common stock, respectively. As of February 9, 2022, FMR LLC, was the beneficial owner of 10,050,278 shares of the common stock of the Company which represents 7.87% of our outstanding shares of common stock as of March 14, 2022. The principal address for FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.

(6)

Number includes shares of time-vested restricted stock over which grantees generally have all rights other than transferability and which remain subject to forfeiture under the award agreements pursuant to which they were made. As of March 14, 2022, Messrs. Hsieh, Hughes, Heimlich and Young had unvested restricted shares of 12,527, 2,654, 2,227, and 2,095 respectively, excluding shares potentially awardable under performance share awards made to Messrs. Hsieh, Hughes, Heimlich, and Young.

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RELATED PARTY TRANSACTIONS

(7)	Number includes 82,353 shares of common stock that Mr. Hsieh has an indirect interest in through his spouse and 1,444 held through his sons.

(8)	Number includes 240 shares of common stock that Mr. Hughes has an indirect interest in through his spouse, son and daughter (collectively), and 120 shares of common stock held in Mr. Hughes’ IRA.

(9)

In February 2022, Mr. Dunn formally notified Spirit of his decision not to stand for reelection at the Annual Meeting. Mr. Dunn will continue to serve as a director until the expiration of his term at the Annual Meeting.

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SOCIAL, HUMAN CAPITAL MANAGEMENT, COMMUNITY, AND ENVIRONMENTAL RESPONSIBILITY

At Spirit, we believe that doing the right thing for our employees, community, and environment leads to better results for our stakeholders and company as a whole. With the full support and oversight of our Board, we have implemented sound social, human capital management, and environmental practices and policies throughout the operation of our business, thereby demonstrating our solid commitment to be responsible and conscientious in everything that we do as we strive to drive long-term stakeholder value and make the communities in which we operate a better place to live and work. We have documented our commitment to social, human capital management, and environmental matters in the Corporate Responsibility pages of our website, as well as our Environmental Management System, DEI Policy, Anti-Corruption Policy, Human Rights Policy and our Code of Business Conduct and Ethics, each of which can be accessed on the Investor Relations page of our website at www.spiritrealty.com.

Our ESG efforts are overseen by our Board, and specifically our Nominating and Corporate Governance Committee. We have formed several internal working committees that focus on the design and implementation of our ESG initiatives. These committees report to our ELT, who then report to the Nominating and Corporate Governance Committee and Board. Our internal ESG committees include:

Diversity, Equity & Inclusion Council: We formed the DEI Council in 2020. The DEI Council is dedicated to:

–	Bringing meaningful change to the society we work in as it relates to diversity, equity and inclusion matters

–	Bringing awareness and fostering an environment and culture that promotes diversity and inclusion

–

Supporting Spirit’s leadership in developing strategies and best practices aimed at fostering a diverse and inclusive workforce through identifying opportunities to promote equity, social justice and inclusion

Women’s Leadership Council: We formed the Women’s Leadership Council (“WLC”) in 2019. The WLC is dedicated to empowering the women of Spirit in professional and personal growth, by building leaders, creating social connections and serving the community.

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SOCIAL, HUMAN CAPITAL MANAGEMENT, COMMUNITY, AND ENVIRONMENTAL RESPONSIBILITY

Spirit One Committee: We formed the Spirit One Committee in 2015. The Spirit One Committee is dedicated to planning and organizing civic involvement and charitable donation opportunities for our employees, as well as planning and executing on Company-wide social and team-building events.

Since its inception, the Spirit One Committee has organized donations and volunteer hours at several non-profit organizations including: Junior Achievement, Vogel Alcove, United Way, Genesis Women’s Shelter, The Family Place, and Trinity River Audubon Center, among others.

Think Green Committee: We formed the Think Green Committee in 2019. Our Think Green Committee is dedicated to making environmentally smart choices for Spirit and is also tasked with choosing at least one community service project or non-profit to donate to per year that has an environmental focus.

ESG Task Force: We formed the ESG Task Force in 2021. The ESG Task Force is dedicated to researching and developing ESG-related goals and strategies for Spirit, as well as publishing Spirit’s annual ESG Report.

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SOCIAL, HUMAN CAPITAL MANAGEMENT, COMMUNITY, AND ENVIRONMENTAL RESPONSIBILITY

SOCIAL, HUMAN CAPITAL MANAGEMENT, AND COMMUNITY ENGAGEMENT

At Spirit, we are “All One Team” – our growth and success depend on teamwork and the individual contribution of each and every person we employ. We are committed to attracting the best and brightest talent in the industry and retaining them through a culture of collaboration and mutual respect. To that end, we strive to ensure the well-being and development of our talented team, and we do so by focusing on multiple factors that we believe are critical to the success of our employees:

Diversity and Inclusion – At Spirit, we are all different, we are all valued, and we are “All One Team.” A diverse and inclusive workforce, and a culture that respects and appreciates diversity of experience, idea and opinion, is critical to our success. In line with Company policy, we promote diversity and inclusion in many ways:

•	Equal employment opportunity for all individuals

•	Work environment free from discrimination and harassment

•

Diversity, Equity & Inclusion Council, dedicated to developing strategies and best practices for Spirit aimed at fostering a diverse and inclusive workforce, as well as bringing change to society as it relates to diversity, equity and inclusion matters

•	Women’s Leadership Council, formed by and for women within the company to promote and foster the career development of our female talent

•	Mandatory diversity and inclusion training and interactive workshops for all employees, at all levels

Our employee population is incredibly diverse: As of year-end 2021, approximately half of our employees were female, 26% were from racial or ethnic minority groups, and we have well-rounded age diversity.

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SOCIAL, HUMAN CAPITAL MANAGEMENT, COMMUNITY, AND ENVIRONMENTAL RESPONSIBILITY

Diversity, Equity & Inclusion Policy

In 2021, we formalized our efforts in the diversity and inclusion space by creating a Diversity, Equity & Inclusion Policy. In this policy, we:

•	Define what Diversity, Equity and Inclusion means to Spirit;

•	State our commitment to employees, our community, our tenants, and our shareholders;

•	Explain how we honor our commitment through:

¡	Board Oversight and Senior Management Involvement

¡	DEI Council

¡	Women’s Leadership Council

¡	Various Corporate Policies and Programs

¡	Talent Development and Training

¡	Community Involvement

¡

Adoption of a “Rooney” style rule when hiring new employees of all levels, including executives, which requires the Company to use best efforts to interview at least one qualified female or ethnic or racial minority for any open position.

For review of the full policy, please visit our website at www.spiritrealty.com/corporate-information.

Diversity, Equity & Inclusion Activities in 2021

In 2021, with the full support of the Board and the ELT, the DEI Council:

•	Commenced a partnership with Cristo Rey Dallas, a college preparatory high school and corporate work program serving a mostly minority and low household income population in South Dallas

•	Launched a 2-year partnership with Project Destined, a real estate training program providing empowerment, access and opportunity to scholars in underserved communities

•	Funded scholarships for three students from Historically Black Colleges and Universities in a total amount of $20,000

•

Held an internal speaker series focused on diversity, equity and inclusion, including speakers from LAMBDA Legal, a national non-profit committed to achieving full recognition of the civil rights of LGBTQ+ individuals, and J.P. Morgan Chase

•

Conducted significant employee outreach by providing team members with informative material on diversity, ranging from employee diversity spotlights to monthly awareness emails celebrating women and minorities

In addition, in 2021, the WLC hosted numerous events including:

•

A “real talk” conversation with the female members of the Company’s Board, who provided valuable insight and advice on attaining professional success and answered questions regarding issues that affect women in the workplace

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SOCIAL, HUMAN CAPITAL MANAGEMENT, COMMUNITY, AND ENVIRONMENTAL RESPONSIBILITY

•	A Virtual Book Club open to all females at the Company, which provided an open forum to discuss literature surrounding leadership, personal and professional growth, and self-empowerment

•	Donations to Genesis Women’s Shelter and Dress for Success

Competitive Compensation and Benefits – Spirit is committed to awarding our employees compensation and benefits that are in line with those of our peers and competitors, including:

•	Fair and competitive living wages

•	Medical, dental, and vision insurance

•	Maternity and parental leave

•	Flexible work arrangements (most employees were 100% remote working in 2021 due to COVID-19)

•	Short and long-term disability

•	401(k) savings plan and company matching

•	Flexible Spending Accounts and Employee Discount Programs

•	Life and AD&D insurance

Mental and Physical Well-Being – The mental and physical well-being of our employees is an important piece of our business and overall success. Spirit supports its employees’ health and wellness by implementing the following:

•

100% remote work environment for most employees in 2021 due to COVID-19 and several health and safety enhancements at our offices for those working at our headquarters, which includes enhanced cleaning and sanitation protocols, social distancing, and thermal scanning and partitions

•	Regular employee surveys regarding satisfaction with topics such as corporate culture, work-life balance, and working from home and formed action plans based on responses

•	Annual health and wellness challenges

•

Physical work environment designed for health and well-being (sit-stand desks, ergonomic chairs, healthy snack options, maximized natural light at all workspaces, creative and collaborative workspaces)

•	Wellness screenings

Social Engagement – Spirit has a passion for creating a social, collaborative and engaged workforce. We firmly believe that regular social and team building events for our employees encourage socialization, collaboration, and relationship building among our Spirit family – all things that are vital for employee engagement. Our passion for a social and engaged workforce is evident through the following:

•	Our “Spirit One” committee is comprised of employees across all levels and departments who come together, collaborate, and create exciting programming for the entire Spirit team

•	Monthly “Coffee Talks” where smaller groups of employees enjoy their morning coffee virtually with one another and discuss “non-work” topics

•

Monthly “challenges” through our internal channels, such as a “middle school picture contest” where employees can post pictures of themselves and other employees guess “who is who” in exchange for “Spirit swag”

•

Annual company-wide social events, such as a crawfish boil, Halloween costume contest, and holiday party. In 2021, due to COVID-19, we elected not to host all of our typical events, but were still able to host virtual gatherings, such as our virtual Halloween costume contest and holiday party

•	Department-wide, Company sponsored lunches delivered to employees for scheduled virtual lunches between two to three departments that do not have as much cross-functionality as others

•	Department-specific team building events throughout the year

Recognition – Recognition of our employees’ accomplishments and hard work is a key component of our talent engagement strategy. We actively promote the recognition of our employees, including presenting a “game ball” to one employee or group of employees at each monthly “Town Hall” meeting to recognize their efforts on a particular project or transaction.

Furthermore, appreciation of our tenants is a crucial piece of continually building our tenant relationships and advancing our overall business strategy. We show appreciation for our tenants by hosting an annual Partner Appreciation Event in Dallas, Texas, and when we were not all able to meet in person, by inviting different tenants to our town halls to come and speak to our employees. These events are meant not only to show appreciation for our tenants, but to also give our employees a chance to meet our tenants in person, better understand their opportunities and challenges and connect the work we do to our core mission of funding the heart of American business.

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SOCIAL, HUMAN CAPITAL MANAGEMENT, COMMUNITY, AND ENVIRONMENTAL RESPONSIBILITY

Development and Training – We are committed to attracting the best and brightest talent in the industry and retaining them through a culture of collaboration and mutual respect. We will continue to maintain high standards of excellence and expect the best of ourselves and our colleagues as we work to achieve our shared goals. We strive to offer various resources and training to our employees to better position them for success, such as:

•	Executive, officer and director-level individual coaching

•	Leadership training administered by a third-party consulting firm

•	Tuition Reimbursement

•	Lunch & Learn presentations on various business and legal topics

•	“Lunch with the CEO” where our CEO meets small groups of employees each month for open dialogue on a wide array of issues

•	Internship programs

•	Direct interactions between the Board of Directors and employees at least annually

•	Mandatory Diversity and Inclusion Training

•	Mandatory Information and Technology Security Training

•	Pryor Leaning Membership available for all employees

•	Monthly “Town Hall” meetings with the entire Company led by the CEO to discuss the current status and strategic objectives of the company

In addition to ensuring our employees have all the resources they need to excel, we evaluated best practices to allow employees to maximize their productivity and creativity. To that end, Spirit undertook a company-wide analysis of time spent in scheduled meetings and identified several areas for improvement and efficiency. As a result of this study, Spirit developed guidelines to reduce the number of scheduled meetings, reduce the number of required attendees, reduce the length of meetings and set guardrails for when meetings can be scheduled, allowing employees more time and space to accomplish professional and personal tasks and focus resources on creative thinking, problem solving and strategic initiatives.

COMMUNITY OUTREACH

Spirit is committed to being a good corporate citizen by supporting charitable organizations and by encouraging our employees to personally participate in volunteer activities. To that end, the Spirit One Committee engages not only in social planning, but is also dedicated to planning and organizing civic involvement for our employees with non-profit organizations and corporate donations. In addition, the DEI Council, WLC, and Think Green Committee have volunteered significant time and/or given monetary donations to various non-profit organizations dedicated to their respective focus areas.

Spirit is also committed to supporting and encouraging its employees’ contributions to charitable organizations outside of company organized service projects. To assist our employees with charitable giving and augment the impact of their charitable dollars, Spirit instituted an Employee Gift Matching Program. Under the Employee Gift Matching Program, Spirit will match, up to a certain dollar amount per employee, charitable contributions made by our employees to eligible organizations.

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SOCIAL, HUMAN CAPITAL MANAGEMENT, COMMUNITY, AND ENVIRONMENTAL RESPONSIBILITY

In 2021, Spirit donated over $200,000 through corporate donations and employee gift matching:

To ensure the health and safety of our employees and community during COVID-19, Spirit was not able to participate in many in-person community service projects in 2021, other than the Think Green service event with Groundwork Dallas which was outdoors. However, Spirit was still able to find ways to give back to its community through corporate donations and virtual events and sponsorships.

ENVIRONMENTAL SUSTAINABILITY

With fewer than 100 employees and managing a portfolio of properties where the day-to-day operations are managed by tenants, our environmental footprint is smaller than REITs that operate their properties, but sustainability is still embedded in our culture.

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SOCIAL, HUMAN CAPITAL MANAGEMENT, COMMUNITY, AND ENVIRONMENTAL RESPONSIBILITY

Spirit recognizes that the ownership of commercial real estate can have a significant impact on the environment. As a result, Spirit is committed to implementing environmentally sustainable practices at our headquarters and considering environmental factors and risks in our investment decisions.

Environmental Focus of Tenants

As a net-lease real estate investment trust, we invest predominantly in single tenant real estate under absolute net-leases. Thus, Spirit’s tenants are generally responsible for maintaining the leased premises, including controlling their energy usage and implementation of environmentally sustainable practices at each location. While this dynamic does not give us direct control over these sustainability efforts at the properties, our goal is to be a leader in the net lease space by partnering with our tenants to define environmental opportunities. We currently manage and mitigate the environmental risk that may be associated with our net-lease properties by:

•	Adopting certain “green lease” clauses into our lease form, including:

¡	Addition of sustainability contacts at Spirit and the tenant to simplify connection on various sustainability issues such as energy efficient capital improvements;

¡	cost recovery clause allowing Spirit to recover capital costs of energy efficient improvements, if any; and

¡	clause requesting tenants provide energy and water consumption data to landlord on a periodic basis.

•

Including comprehensive environmental provisions in our leases which require the tenant to comply with applicable environmental laws and remediate or take other corrective action should any environmental issues arise;

•

For certain leases where Spirit maintains responsibility for capital improvements at the leased property or in common areas, considering energy efficiency, water consumption, and environmental impact when performing such improvements or repairs;

•

Seeking to inform tenants, via training or educational opportunities and information, about efficiency and resource conservation practices aimed at assisting tenants in operating their leased property in environmentally sound ways;

•

In appropriate circumstances, funding our tenant’s environmentally friendly capital improvement projects to demonstrate our alignment with our tenants on reducing the environmental footprint of our properties;

•	Maintaining comprehensive pollution insurance coverage for all properties, ensuring that should any environmental issues occur, there are resources available to ensure safe and timely remediation;

•

Preparing for natural disaster by carrying “All-Risk” property and rental value insurance to include fire, wind/hail, earthquake, flood and other extended coverage for our properties that we deem appropriate and adequate.

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Our Top Tenants Are Committed to Sustainability

Activities at our Headquarters

Our commitment to sustainability and reducing our environmental footprint is largely demonstrated by how we manage our day-to-day activities in our corporate headquarters, including our:

•	Active recycling of materials such as aluminum, paper and plastic and use of recycled paper where possible

•	Reduced use of plastics by removing plasticware at the office and providing all employees with reusable cups and straws

•	Use of an automatic lighting control system

•	Use of ENERGY STAR certified computers, monitors, copiers, conference room displays and printers

•	Employee communications on ways to be more “green”

•	Use of “green” cleaning products and low VOC paint

•	Encouraging a paperless environment

•	Water conservation by use of water machines to encourage employees to use reusable water bottles and cups

Environmental Focus Throughout the Community

In 2019, Spirit established our Think Green Committee. Think Green is dedicated to making environmentally smart choices for Spirit. Annually, the Think Green Committee is responsible for choosing at least one community service project or non-profit organization to donate to that has an environmental focus.

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SOCIAL, HUMAN CAPITAL MANAGEMENT, COMMUNITY, AND ENVIRONMENTAL RESPONSIBILITY

In 2021, our Think Green Committee:

•

Partnered with Groundwork Dallas, a non-profit dedicated to improving the natural surroundings of the Dallas/Ft. Worth area. The Committee facilitated several donations to Groundwork Dallas in 2021, totaling $21,750.

•	Hosted a Company-wide volunteer event with Groundwork Dallas on North Texas Giving Day to remove trash and debris from the Frasier Dam Recreational Area and Trinity River.

•	Hosted an Earth Day virtual challenge for employees.

•	Shared various newsletters and information with employees including ways employees can be more “green.”

•

Facilitated an $11,000 donation to Texas Trees Foundation, a locally based non-profit organization dedicated to preserving and beautifying public green spaces, public streets and neighborhoods by providing education, trees and other support to areas most in need.

ESG During Acquisition Due Diligence and Within Our Portfolio

Pre-Acquisition Diligence: In evaluating new investments, we obtain an environmental site assessment of the property (Phase I) as part of our analysis to understand the environmental condition of the property, including whether there is indication of any release of hazardous substances, chemical or waste storage, or other environmental concerns or risks, and to determine whether the property and the operations thereon meet certain environmental standards.

If applicable, we may require additional environmental testing, including Phase II environmental site assessments, or require the seller to remediate known environmental contamination in compliance with applicable laws prior to acquiring a property. We also thoroughly underwrite the financial health and responsibility record of our tenants that are engaged in potentially environmentally sensitive operations. By conducting appropriate environmental diligence and vetting our tenant’s credit and track record, we aim to ensure that environmental concerns are identified and addressed in a responsible manner.

Within Our Portfolio: As a net-lease real estate investment trust, we invest in single tenant real estate with net-leases. Under this business structure, each tenant is generally responsible for maintaining the buildings, including controlling their energy usage and the implementation of environmentally sustainable practices at each location. However, we also invest in some multi-tenant properties with common areas. For those properties, we are able to track energy consumption and water usage in the common areas.

We also track properties that are in 100-year flood zones and will continue to do so in order to mitigate climate risk exposure.

Approach to Climate Change

Spirit recognizes that climate change is a global and evolving challenge. Accordingly, in 2022 Spirit issued its first ESG Report aligned with the Task Force on Climate-related Financial Disclosures (TCFD) framework.

Climate Strategy

At Spirit, we are focused on identifying potential climate-related risks and subsequent opportunities for mitigation and we considered climate-related matters in this year’s Enterprise Risk Management assessment. Our ESG Task Force is tasked with evaluating the various climate-related risks and opportunities we face and reporting any findings to the ELT, which

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SOCIAL, HUMAN CAPITAL MANAGEMENT, COMMUNITY, AND ENVIRONMENTAL RESPONSIBILITY

then reports to our Nominating and Corporate Governance Committee who holds ultimate climate-related oversight. Going forward, a crucial element of our climate strategy will include tenant engagement and green lease clauses, where possible, to encourage our tenants to become more sustainable through their operations and look for partnership synergies.

Risk Management

Risk management is a priority at Spirit and critical to how we conduct our operations. Identifying and discussing potential risks informs our strategy and priorities as we look towards the future. As part of that focus and as mentioned above, Spirit conducts an Enterprise Risk Management assessment to identify and address which risks internal stakeholders deem material to the business. The results of that assessment help us to determine how those risks should be prioritized and accounted for in our strategy.

Plans for the Future

Looking forward, we see opportunities to focus on environmental improvements at our headquarters, through community initiatives, and throughout our portfolio. A particular focus will be to meaningfully engage with our tenants, who we are committed to partnering with to define potential, actionable future opportunities.

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PROPOSALS REQUIRING YOUR VOTE

Proposal 1 Election of Directors

The following table provides a summary of our nine director nominees, all of whom currently serve on our Board. Directors are elected annually by a majority of votes cast in uncontested elections. Todd Dunn, a current director, is not standing for re-election and will resign from the Board effective as of the 2022 Annual Meeting of Shareholders. Mr. Dunn has been a valued member of our Board for the past ten years and we are grateful for his dedicated service to Spirit and our stakeholders.

The Board recommends that you vote “FOR” each of the named director nominees.

Name	Age	Served Since	Independence	Current Committees

Kevin M. Charlton	56	2009	Independent	Compensation (Chairperson)

Elizabeth F. Frank	52	2019	Independent	Audit; Nominating and Corporate Governance

Michelle M. Frymire	55	2021	Independent	Audit

Kristian M. Gathright	49	2021	Independent	Nominating and Corporate Governance

Richard I. Gilchrist	76	2012	Independent	Compensation; Lead Independent Director; Chairman of the Board

Jackson Hsieh	61	2017	Employed by Spirit Realty Capital, Inc.

Diana M. Laing	67	2018	Independent	Audit (Chairperson)

Nicholas P. Shepherd	63	2012	Independent	Compensation; Nominating and Corporate Governance

Thomas J. Sullivan	59	2021	Independent	Compensation

Pursuant to our Bylaws, in uncontested elections (which is the case for the Annual Meeting), a majority of votes cast is required for the election of each director. The number of votes cast “for” a director nominee must exceed the number of votes cast “against” that nominee. Abstentions and broker non-votes are not counted as votes “for” or “against” a director nominee and, therefore, will have no effect.

If an incumbent director does not receive a majority of the votes cast, that director must promptly tender his or her resignation as a director. The Nominating and Corporate Governance Committee will promptly consider any such resignation and will make a recommendation to the full Board as to whether to accept or reject the resignation or take other action. A director whose resignation is being considered may not participate in the deliberations or vote concerning the resignation. The Nominating and Corporate Governance Committee and the Board may consider any factors they deem relevant in deciding whether to accept, reject or take other action with respect to any such tendered resignation. Within 90 days after the date on which certification of the shareholder vote on the election of directors is made, the Board of Directors will publicly disclose its decision and rationale regarding whether to accept, reject or take other action with respect to the tendered resignation in a press release, a periodic or current report filed with the SEC or by other public announcement.

We do not have a staggered Board. Each director elected at the Annual Meeting will hold office until the next succeeding annual meeting of shareholders and until his or her successor is duly elected and qualifies, or until the earlier of his or her death, resignation or removal. Each nominee has consented to be named in this Proxy Statement and has agreed to serve as a director if elected, and we expect each nominee to be able to serve if elected. If any nominee is unable or unwilling to accept his or her election or is unavailable to serve for any reason, the persons named as proxies will have authority, according to their judgment, to vote or refrain from voting for such alternate nominee as may be designated by the Board.

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PROPOSALS REQUIRING YOUR VOTE

Nominees’ Skills, Experience and Qualifications

The Nominating and Corporate Governance Committee meets annually, at a minimum, and performs an assessment of the skills and experience needed to properly oversee the interests of the Company. Upon review of the Company’s short- and long-term strategies and goals, the Nominating and Corporate Governance Committee determines the mix of skills and experience to be represented on the recommended slate of nominees for the upcoming year.

At an appropriate time prior to each annual meeting at which directors are to be elected or re-elected, the Nominating and Corporate Governance Committee recommends to the Board for nomination by the Board such candidates as the Nominating and Corporate Governance Committee, in the exercise of its judgment, has found to possess a collective mix of skills and experience necessary to properly oversee the interests of the Company for the following year.

Certain of these skills and qualifications are set forth in the matrix below, demonstrating the Nominating and Governance Committee’s assessment of the nominees’ possession of these attributes.

NOMINEES’ SKILLS, EXPERIENCE AND QUALIFICATIONS SUMMARY	Charlton, Kevin M.	Frank, Elizabeth F.	Frymire, Michelle M.	Gathright, Kristian M.	Gilchrist, Richard I.	Hsieh, Jackson	Laing, Diana M.	Shepherd, Nicholas P.	Sullivan, Thomas J.

INDEPENDENCE: Pursuant to NYSE standards

FINANCIAL EXPERT: Pursuant to SEC rules and NYSE standards

FINANCIALLY LITERATE: Able to read and evaluate financial statements and ask critical questions

SUCCESSFUL OPERATING EXECUTIVE EXPERIENCE: General business acumen and leadership

GROWTH COMPANY EXPERIENCE: Knowledge and experience in driving growth and how it is achieved

REAL ESTATE EXPERIENCE: Real estate experience and knowledge in the retail and/or service sectors

REIT EXPERIENCE: Expertise in the processes and systems that drive successful outcomes in a REIT business model

M & A EXPERIENCE: Success in effectively integrating mergers and acquisitions that are strategic to a business

CAPITAL MARKETS KNOWLEDGE: Understands how capital markets work, their structures, how business is capitalized and how best to participate and raise money

EXTERNAL RISK OVERSIGHT:

Experience in assessing various types of external risk and ensuring an effective risk management strategy (which may include experience with cybersecurity threats, insurance products, and/or market condition risks)

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NOMINEES’ SKILLS, EXPERIENCE AND QUALIFICATIONS SUMMARY	Charlton, Kevin M.	Frank, Elizabeth F.	Frymire, Michelle M.	Gathright, Kristian M.	Gilchrist, Richard I.	Hsieh, Jackson	Laing, Diana M.	Shepherd, Nicholas P.	Sullivan, Thomas J.

INTERNAL RISK OVERSIGHT: Experience mitigating investment, people and other internal risks

HUMAN CAPITAL MANAGEMENT: Experience in successful succession planning and evaluating and measuring effective team performance and culture

LEGAL/REGULATORY: Experience in compliance oversight, use of outside counsel and leveraging other legal resources

PUBLIC COMPANY: Experience as executive or board member with a public company

TECHNOLOGY: Experience with technology disruption and/or leveraging technology to optimize asset management

EXPERIENCE WITH IMPACTS ON COMPANIES WITH MAJOR CHANGE: Experience working with companies undergoing strategic shifts

LONG TERM STAKEHOLDER VALUE:

Understanding of the societal, environmental, and/or corporate governance factors that drive and sustain long term value for all of our stakeholders (employees, shareholders, tenants, and community)

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PROPOSALS REQUIRING YOUR VOTE

Below is certain biographical and other information concerning the persons nominated for election as directors, which is based upon statements made or confirmed to us by or on behalf of these nominees, except to the extent certain information appears in our records. Ages shown for all nominees are as of the Record Date. Following each nominee’s biographical information, we have provided information concerning the particular experience, qualifications, attributes and skills that led the Nominating and Corporate Governance Committee and the Board to determine that such nominee should serve as a director. In addition, a substantial majority of the nominees serve or have served on boards and board committees (including, in many cases, as board or committee chairs) of other public companies, which we believe provides them with essential leadership experience, exposure to corporate governance best practices and substantial knowledge and skills that enhance the functioning of our Board.

Jackson Hsieh
Age: 61 / Director since 2017

Business Experience: Mr. Hsieh joined Spirit as President and

Chief Operating Officer on September 7, 2016 and was appointed

Chief Executive Officer and President on July 25, 2017. Mr. Hsieh

previously worked for Morgan Stanley (NYSE: MS), where he served as

Skills and Qualifications: • Experience as a successful operating executive • Extensive expertise in the real estate investment industry • Knowledge of public real estate investment trusts

Managing Director and Vice Chairman of Investment Banking, primarily focusing on the firm’s real estate clients. Prior to this, Mr. Hsieh was Vice Chairman and Sole/Co-Global Head of UBS’s Real Estate Investment Banking Group, managing a team of over 70 professionals in six offices worldwide. During his career, including a prior period at Morgan Stanley and tenures at Bankers Trust Company and Salomon Brothers, Inc., he served as senior lead banker on over $285 billion of real estate and lodging transactions.

Current Public Company Directorships: Mr. Hsieh currently serves on the board of directors and the audit, compensation, nominating and corporate governance, and acquisitions committees of the board of directors of HERSHA Hospitality Trust.

Other Directorships or Experience: Mr. Hsieh also serves on the Advisory Board of Governors for NAREIT. From 2018 to 2019, Mr. Hsieh served on the board of trustees of Spirit MTA REIT, an externally managed, publicly traded REIT (in 2020 SMTA converted to SMTA Liquidating Trust).

Education: Mr. Hsieh received a bachelor’s in Architecture from the University of California at Berkeley and a master’s degree in Architecture from Harvard University.

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Kevin M. Charlton
Age: 56 / Director since 2009 / Compensation Committee (Chair)

Business Experience: Mr. Charlton is the Chief Executive

Officer of NewHold Investment Corporation II (“NHIC”), a special purpose acquisition corporation targeting industrial technology companies. Mr. Charlton was previously Chief Executive Officer of

Skills and Qualifications:

•  Extensive experience and knowledge of finance and capital markets

•  Experience with growth companies, mergers and acquisitions

•  Public and private company board experience

New Hold Investment Company I, which completed a merger with Evolv Technology in July 2021 (Evolv Technology (NASDAQ: EVLV) is the surviving company). Mr. Charlton also serves as Co-Chairman of NewHold Enterprises, a holding company that focuses on industrial, manufacturing, distribution, and business service companies across the U.S. He is primarily responsible for capital formation and investment sourcing activities, as well as portfolio company management. Mr. Charlton previously served as President and Chief Operating Officer, and a member of the board of directors, of Hennessy Capital Acquisition Corporation III, a blank check company (“HCAC III”) and successor to HCAC and HCAC II (described below). Mr. Charlton resigned from his role as President and Chief Operating Officer of HCAC III in 2018, following the acquisition by HCAC III of NRCG Group. From June 2013 to June 2017, Mr. Charlton served as Managing Partner of River Hollow Partners. From August 2009 to June 2013, Mr. Charlton was a Managing Director in the Principal Transactions Group of Macquarie Capital (USA) Inc., leading a team that oversaw its existing portfolio of North American investments. From August 2002 to June 2009, Mr. Charlton worked as a Managing Director at Investcorp International. Prior to August 2002, he worked for JPMorgan Chase, McKinsey & Company, and as a contractor in the Astrophysics Division at NASA Headquarters in Washington, DC.

Current Public Company Directorships: Mr. Charlton serves on the board and as chair of the compensation committee of Evolv Technology (NASDAQ: EVLV).

Other Directorships or Experience: Mr. Charlton serves on the board of directors of American AllWaste, an environmental services company, F&S Tools, a precision tooling manufacturer, and Macro Energy, an LED lighting company. From February 2017 to January 2021, Mr. Charlton served on the board of directors of Daseke, Inc., a national provider of open deck, heavy haul transportation services, served as chairman of the compensation committee and as a member of the nominating and corporate governance committee. Mr. Charlton was also the President & Chief Operating Officer, and a member of the board of directors, of Hennessy Capital Acquisition Corp. (“HCAC”) and Hennessy Capital Acquisition Corporation II (“HCAC II”), two publicly traded blank check companies founded by Daniel J. Hennessy. In February 2015, HCAC successfully completed the acquisition of the Blue Bird Bus Company, which trades on NASDAQ under BLBD, at which point he resigned from his positions. In February 2017, HCAC II successfully completed a merger with Daseke, Inc., described above, which trades on NASDAQ under DSKE. Mr. Charlton resigned from his role on the board of directors of HCAC II in 2017, HCAC III in 2019, and DSKE in 2021. From 2014 to 2018 Mr. Charlton served on the board of director of Dancing Deer Baking Co. In addition, he has served on the boards of directors of more than 25 private companies in a variety of roles.

Education: Mr. Charlton graduated from the Kellogg School of Management at Northwestern University and has graduate and undergraduate degrees in Aerospace Engineering from the University of Michigan and Princeton University.

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PROPOSALS REQUIRING YOUR VOTE

Elizabeth F. Frank
Age: 52/ Director since 2019 / Audit Committee / Nominating and Corporate Governance Committee

Business Experience: Ms. Frank serves as Executive Vice

President, Worldwide Programming & Chief Content Officer for

AMC Theatres, the world’s largest movie theatre company (NYSE:

AMC). Ms. Frank leads teams based in Kansas City, Los Angeles, and

Skills and Qualifications: • Extensive business experience and strategic skills • Experience in consumer and service-oriented retail sectors
London that are responsible for sourcing and scheduling movies for AMC’s 11,000+ screens across the United States and Europe, as well as promoting, pricing, and selling 375 million movie tickets annually. Ms. Frank joined AMC in 2010. Prior to this, Ms. Frank served as Senior Vice President, Global Programs for AmeriCares from 2006 to 2010, Vice President, Corporate Strategic Planning for Time Warner from 2003 to 2006 and Partner for McKinsey & Company, with a focus on consumer practice from 1994 to 2003.

Current Public Company Directorships: None.

Other Directorships or Experience: Ms. Frank serves as a director on the board of directors of AmeriCares (a 501(c)(3) organization) and Fathom Events. From 2011 to 2017, Ms. Frank served as a director on the board of directors of Open Read Films.

Education: Ms. Frank earned her B.S. in business marketing from Lehigh University and her Master of Business Administration from Harvard Business School.

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Michelle M. Frymire
Age: 55 / Director since 2021/ Audit Committee
Business Experience: Ms. Frymire currently serves as Chief Executive Officer of CWT (formerly Carlson Wagonlit Travel), one of the world’s largest travel management platforms providing	Skills and Qualifications: • Extensive experience in finance and financial expertise • Knowledge and experience in internal and external risk oversight • Executive leadership and management experience business travel, meetings, and events management for some of the world’s largest global companies. Ms. Frymire has been responsible for leading the company through and beyond the impact of the pandemic, driving the company’s global strategy and overseeing significant investment in the company’s product and technology platforms. As a travel management platform, CWT was heavily impacted by the COVID-19 pandemic and with the support of nearly all of its debt holders CWT filed a pre-packaged Chapter 11 bankruptcy on November 11, 2021, in the U.S. Bankruptcy Court for the Southern District of Texas. CWT’s plan of reorganization was approved by the Bankruptcy Court the following day, on November 12, 2021, and CWT was able to exit Chapter 11 on November 19, 2021. Previous to serving as the CEO, Ms. Frymire was President and CFO and was responsible for driving global business strategy and transformation by building an integrated and collaborative approach to business support and change across CWT. She oversaw the accounting and finance, procurement, real estate, enterprise strategy and planning, human resources and technology functions globally for CWT. Prior to joining CWT, Ms. Frymire was Chief Financial Officer for U.S. Risk Insurance Group, LLC, a privately owned specialty lines underwriting manager and wholesale broker from 2017 to 2019. From 2015 to 2017 she served as Chief Financial Officer for Service King Collision Repair Centers. From 2009 to 2015 she served in a variety of roles for The Service Master Companies, Inc., most recently as Vice President, Corporate FP&A and Strategy. From 2009 to 2013, Ms. Frymire was Chief Financial Officer for TruGreen and from 2005 to 2009, Ms. Frymire was Chief Financial Officer, Vacation Ownership for Starwood Hotels & Resorts Worldwide, Inc.

From 1998 to 2005, Ms. Frymire served in a variety of roles for Delta Air Lines, Inc., including Vice President, Finance, Marketing, International, Network and Technology. Prior to this, Ms. Frymire was the Managing Director, Financial Planning, Analysis and Systems for Continental Airlines from 1994 to 1998. Lastly, from 1991 to 1994, Ms. Frymire was Senior Financial Analyst, FP&A with American Airlines Group, Inc.

Current Public Company Directorships: None.

Other Directorships or Experience: Ms. Frymire serves as director on the board of directors of CWT Travel Holdings, Inc., Greenhill School and Family Gateway. From 2019 to 2021, Ms. Frymire served as a director on the board of directors of Carlson Travel, Inc.

Education: Ms. Frymire received a B.A. in Economics from Austin College and an M.B.A. from the University of Texas at Austin McCombs School of Business.

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PROPOSALS REQUIRING YOUR VOTE

Kristian M. Gathright
Age: 49 / Director since 2021/ Nominating and Corporate Governance Committee
Business Experience: Ms. Gathright is founder and principal of KMG Advisors, LLC, a venture investment and advisory company. Ms. Gathright also serves as an advisor at Derive-Ventures,

Skills and Qualifications:

•  Extensive experience in the real estate industry, including having served as an executive officer of a public REIT

•  Experience as a successful operating executive

•  Public company board experience

a venture capital firm investing in the advancement of travel and hospitality. Formerly, Ms. Gathright was Executive Vice President, Asset Management and Chief Operating Officer of Apple Hospitality REIT, Inc. (NYSE: APLE), a real estate investment trust that owns one of the largest portfolios of upscale, rooms-focused hotels in the United States, from 2007 to 2020. Ms. Gathright held various senior management positions with each of the former Apple REIT Companies from inception until they were sold to a third party or merged with Apple Hospitality REIT. Ms. Gathright joined the Apple REIT Companies in 1999. Ms. Gathright played an instrumental role in building a strong corporate culture, maximizing value through effective management of brand, operator and supplier relationships, utilizing a data-driven approach to drive superior results and evaluating and executing several strategic transactions.

Prior to joining Apple Hospitality REIT, Ms. Gathright served as AVP, Investor Relations Manager of Cornerstone Realty Income Trust from 1998 to 1999. From 1996 to 1998, Ms. Gathright was Regional Controller and Asset Manager of United Dominion Realty Trust. Lastly, from 1994 to 1996, Ms. Gathright was an auditor with Ernst & Young.

Current Public Company Directorships: Ms. Gathright serves on the board of directors of Apple Hospitality REIT, Inc (NYSE: APLE).

Other Directorships or Experience: Ms. Gathright currently serves on the board of directors of: Common House, LLC, YMCA of Greater Richmond, St. Christopher School, The Community Foundation of Richmond, McIntire School of Commerce Advisory Board, Truist Advisory Board, StartUp Virginia, NextUP, Maymont and Richmond Symphony Foundation. From 2019 to 2020, Ms. Gathright served on the board of directors of American Hotel and Lodging Association and Virginia Chamber of Commerce. From 2015 to 2020, Ms. Gathright served on the board of directors of ChamberRVA.

Education: Ms. Gathright received a B.S. in Accounting, Graduate with Distinction, from the McIntire School of Commerce at the University of Virginia.

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PROPOSALS REQUIRING YOUR VOTE

Richard I. Gilchrist
Age: 76 / Director since 2012 / Chairman of the Board; Compensation Committee

Business Experience: Since 2011, Mr. Gilchrist has served as

Senior Advisor at The Irvine Company, a privately-held real estate investment company. From 2006 to 2011, he served as President of The Irvine Company’s Investment Properties Group. From 2002 to

Skills and Qualifications:

•  Extensive experience in the real estate industry, including having served as an executive officer of several private REITs and one public REIT

•  Knowledge and experience in internal and external risk oversight

•  Extensive current and former experience as a member of the board of directors of public REITs

•  Member of the Real Estate Roundtable and former member of the Urban Land Institute (ULI)

2006, he served as President and Co-Chief Executive Officer and on the board of directors of Maguire Properties, Inc., a publicly-held REIT. From 1997 to 2001, Mr. Gilchrist served as Chief Executive Officer, President and member of the board of directors of Commonwealth Atlantic Properties, a privately-held REIT. From 1995 to 1997, he served as the Co-Chairman and Managing Partner of CommonWealth Partners, a real estate company he co-founded. From 1982 to 1995, Mr. Gilchrist worked at Maguire Thomas Partners, serving as General Counsel from 1982 to 1984, was Partner from 1984 to 1985, and Senior Partner from 1985 to 1995. Mr. Gilchrist co-founded the real estate law firm of Gilchrist & Rutter in 1982 and also worked as an attorney at Flint & MacKay from 1971 to 1981.

Current Public Company Directorships: Mr. Gilchrist currently serves on the board of directors of Blackstone Real Estate Income Trust (“BREIT”), a non-traded REIT, and serves on its audit and nominating and corporate governance committees and is Chair of the affiliated transactions committee.

Other Directorships or Experience: Mr. Gilchrist is a member Emeritus of the Whittier College Board of Trustees and served as its Chairman from 2003 to 2011. In addition, he is a member of the Advisory Board of the University of California, Los Angeles School of Law. From 2011 to 2021, Mr. Gilchrist served on the board of directors of Ventas, Inc. (NYSE:VTR), a publicly traded REIT, and served as the Chair of both the investment committee and the executive compensation committee.

Education: Mr. Gilchrist received a B.A. in political science and economics from Whittier College and a J.D. from UCLA School of Law.

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PROPOSALS REQUIRING YOUR VOTE

Diana M. Laing
Age: 67 / Director since 2018 / Audit Committee (Chair)

Business Experience: Ms. Laing was the Chief Financial Officer

for American Homes 4 Rent (NYSE: AMH), a REIT investing in

single-family rental homes, from 2014 to June 30, 2018. Ms. Laing’s areas of responsibility included capital markets strategy and

Skills and Qualifications: • Extensive experience in commercial real estate, corporate finance and capital markets • Executive leadership and management experience • Public company board experience implementation, information technology, accounting and financial reporting, investor relations, budgeting and forecasting and risk management. Before AMH, Ms. Laing was the Chief Financial Officer and Corporate Secretary for Thomas Properties Group, Inc. (NYSE: TPGI), a real estate operating company investing in Class A office properties throughout the United States prior to its merger into Parkway Properties, Inc. in December 2013. Ms. Laing served as Principal and Chief Financial Officer at New Pacific Realty from 2001 to 2003, and as Chief Financial Officer at each of FirstSource Corporation from 2000 to 2001, Arden Realty from 1996 to 2000 and Southwest Property Trust from 1986 to 1996. Ms. Laing started her career as an auditor at Arthur Andersen & Company.

Current Public Company Directorships: Ms. Laing currently serves as a director on the board of directors of The Macerich Company (NYSE: MAC) and is a member of the nominating and corporate governance committee and capital allocation committee for MAC. Ms. Laing also serves as a director on the board of directors of CareTrust REIT, Inc. (NASDAQ: CTRE) and is a lead independent director and a member of the audit and compensation committees of CTRE. Finally, Ms. Laing is a director on the board of directors of Alexander and Baldwin (NYSE: ALEX) and is a member of the audit and compensation committees of ALEX.

Other Directorships or Experience: Ms. Laing serves on the board of trustees for Oklahoma State University Foundation and is a director for RREEF Core Plus Industrial Fund.

Education: Ms. Laing received a B.S. in Accounting from Oklahoma State University.

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PROPOSALS REQUIRING YOUR VOTE

Nicholas P. Shepherd
Age: 63 / Director since 2012 / Nominating and Corporate Governance Committee / Compensation Committee

Business Experience: From 2009 to 2015, Mr. Shepherd

served as the President and Chief Executive Officer of TGI Fridays Inc.

From 1995 to 2007, Mr. Shepherd worked for Blockbuster, Inc.,

serving as the Chief Operating Officer during 2007, President of

Skills and Qualifications:

•  Experience as a successful operating executive

•  Experience in consumer and restaurant retail sectors

•  Knowledge and experience with growth companies and risk oversight and management

•  Public and private company board experience

Blockbuster North American from 2004 to 2007, Executive Vice President and Chief Marketing and Merchandising Officer from 2001 to 2004, Senior Vice President, International from 1998 to 2001 and Vice President and General Manager from 1995 to 1999. From 1993 to 1995, Mr. Shepherd served as a Divisional Officer of Comet Group PLC, an electronics retailer in the UK and, from 1991 to 1993, served as a Senior Partner and founder of The Service Practice, which specialized in the development and performance measurement of service systems for retail businesses. From 1986 to 1991, Mr. Shepherd worked for Grand Metropolitan PLC, serving as the General Manager of Pastificio Restaurants from 1989 to 1991, Head of European Operations of Continental Restaurants from 1988 to 1989 and Brand Development Director of the Retail Enterprise Group from 1986 to 1988. He worked as an Operations Manager for Allied Lyons PLC from 1985 to 1986 and as an Operations Manager and Brand Development Manager for Whitbread PLC from 1979 to 1985. Currently, Mr. Shepherd works as a Private Investor and Advisor.

Current Public Company Directorships: Mr. Shepherd serves on the board of directors of Fiesta Restaurant Group (NASDAQ: FRGI). He is currently a member of the audit and compensation committees.

Other Directorships or Experience: From 2013 to 2015, Mr. Shepherd served on the board of directors of Carlson Wagon Lit Travel, the largest Global B-to-B Travel company (a joint venture between Carlson and JPMorgan Chase). From 2009 until 2014, Mr. Shepherd served on the board of directors of Carlson Restaurants Inc. and as Chairman of the board of directors of TGI Friday’s Inc. During 2008, Mr. Shepherd served as Chairman of the board of directors and Chief Executive Officer of Sagittarius Brands, Inc., a private restaurant holding company which owned and operated the Del Taco and Captain D’s restaurant brands.

Education: Mr. Shepherd earned his bachelor’s degree in business management and hospitality from Sheffield Hallamshire University.

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Thomas J. Sullivan
Age: 59 / Director since 2021/ Compensation Committee

Business Experience: Mr. Sullivan serves as an operating

partner with SG Special Situations Fund L.P., whose investment manager is Standard General L.P., a New York-based investment firm that manages event-driven opportunity funds. Prior to joining

Skills and Qualifications:

•  Extensive operating and financial management experience including in the financial services industry

•  Public and private board experience

•  Experience with growth companies, mergers and acquisitions

Standard General L.P. in June 2016, Mr. Sullivan was the managing partner of Smallwood Partners, LLC, a financial advisory services firm from 2009 to 2015. From 1996 to 2008, Mr. Sullivan was a managing director of Investcorp International, Inc., a global middle market private equity firm. From 1993 to 1996, Mr. Sullivan was Vice President and Treasurer of The Leslie Fay Companies, Inc. Lastly, from 1989 to 1993, Mr. Sullivan held multiple positions with Arthur Anderson & Co.

Current Public Company Directorships: Mr. Sullivan is chairman of the board of directors of NewHold Investment Corporation II, a special purpose acquisition company, and is a member of the nominating committee. In addition, Mr. Sullivan is a member of the board of directors of Investcorp Credit Management Business. Mr. Sullivan also serves as a trustee on the board of trustees of SMTA Liquidating Trust (successor to Spirit MTA REIT). Prior to its dissolution on January 1, 2020 and the establishment of SMTA Liquidating Trust, Mr. Sullivan served on the board of trustees of Spirit MTA REIT, an externally managed, publicly traded REIT, and was chair of its compensation committee and a member of its audit committee and related party transactions committee.

Other Directorships or Experience: Mr. Sullivan serves as chairman of the board of directors of Totes Isotoner Corporation and is chairman of the compensation committee. Mr. Sullivan served as a member of the board of directors, including as a member of the audit committee, finance committee and budget advisory committee, of Media General Inc. from 2013 to 2017. From 2015 to 2017, Mr. Sullivan served on the board of directors of Hennessy Capital Acquisition Corporation. Mr. Sullivan also served as a member of the board of directors and was lead director of the suitability committee and chairperson of the nominating and governance committee of American Apparel Inc. from 2014 to 2016. Additionally, Mr. Sullivan served on the board of directors for Millennium Custodial Trust from 2010 to 2018, Heartsong, Inc. from 2004 to present, Accredited Mortgage Loan REIT from 2009 to 2016, New Young Broadcasting Co. from 2009 to 2014 and Utility Service Partners, Inc. from 2011 to 2014.

Education: Mr. Sullivan earned his B.S. in Accountancy from Villanova University.

We did not receive any shareholder recommendations for director candidates for election at the 2022 Annual Meeting.

Our Board recommends you vote “FOR” each of the foregoing Director Nominees

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Proposal 2 Ratification of the Selection of Ernst & Young LLP as Our Independent Registered Public Accounting Firm for Fiscal Year 2022

Ernst & Young LLP audited our financial statements for the year ended December 31, 2021 and has been our independent registered public accounting firm since 2003. The Audit Committee of the Board has selected Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2022. A representative of Ernst & Young LLP is expected to attend the Annual Meeting and will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions. An affirmative vote of a majority of the votes cast at the Annual Meeting on the matter is required to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm. Abstentions will have no impact on the outcome of the vote for this Proposal. There will be no broker non-votes on this Proposal. The Board recommends that you vote “FOR” the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2022.

Shareholder ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm is not required by our bylaws or otherwise. However, the Board is submitting the selection of Ernst & Young LLP to the shareholders for ratification as a matter of corporate practice. If the shareholders fail to ratify the selection, the Audit Committee may reconsider whether or not to retain Ernst & Young LLP in the future. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company.

Fees Paid to Independent Registered Public Accounting Firm:

The following table reflects the fees paid to Ernst & Young LLP for the fiscal years ended December 31, 2020 and 2021:

	Fiscal Year Ended December 31,

	2020	2021

Audit Fees	1,655,800	1,611,314

Tax Fees	156,040	181,626

All Other Fees	—	—

Total Fees	1,811,840	1,792,940

Audit Fees:

Includes audit of our annual financial statements, including the integrated audit of internal control over financial reporting, review of our quarterly reports on Form 10-Q, and issuance of consents and issuance of comfort letters for due diligence in conjunction with certain market offerings.

Tax Fees:

Includes tax preparation services and domestic tax planning and advice.

All Other Fees:

Includes fees for any products or services not included in Audit Fees or Tax Fees, such as access to online accounting research tools.

All of the services performed by Ernst & Young LLP for the Company during 2021 were either expressly pre-approved by the Audit Committee or were pre-approved in accordance with the Audit Committee Pre-Approval Policy, and the Audit Committee was provided with regular updates as to the nature of such services and fees paid for such services.

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Audit Committee Pre-Approval Policy

The Audit Committee’s policy is to pre-approve all significant audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Our independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

Our Board recommends you vote “FOR” the proposal to ratify the appointment of Ernst & Young as the Company’s independent registered public accounting firm for fiscal year 2022

Proposal 3 Approval Of The Second Amended and Restated Spirit Realty Capital, Inc. and Spirit Realty, L.P. 2012 Incentive Award Plan

Introduction

On March 29, 2022, our Board of Directors adopted, subject to shareholder approval, the Second Amended and Restated Spirit Realty Capital, Inc. and Spirit Realty, L.P. 2012 Incentive Award Plan (the “Amended Plan”), which increases the number of shares available under the Amended and Restated Spirit Realty Capital, Inc. and Spirit Realty, L.P. 2012 Incentive Award Plan (the “Plan”) by 3,000,000 shares, and increases the number of shares which may be granted as incentive stock options under the Amended Plan by 3,000,000 shares, and makes the following material changes to the Plan:

•

Provides that upon a termination due to death or disability, performance awards granted under the Amended Plan will vest and be deemed achieved at the greater of (i) target level of performance and (ii) actual achievement of applicable performance goals (unless provided otherwise in an individual agreement between the Company and a participant);

•

Increases the maximum aggregate number of shares with respect to one or more awards that may be granted to any one person during any calendar year from 200,000 to 500,000 shares and increases the maximum amount that may be paid under a cash award to any one person during any calendar year from $5,000,000 to $6,000,000;

•

Provides for a limit on the total aggregate value of cash compensation and equity-based awards for any non-employee director for such director’s service as a director during any fiscal year of $750,000 (increased from $500,000, which limit only covered the value of equity-based awards (but not cash compensation));

•

Removes certain provisions from the Amended Plan which were otherwise required for awards intended to qualify as performance-based compensation under Section 162(m) of the Code prior to its repeal under the Tax Cuts and Jobs Act of 2017; and

•	Extends the right to grant awards under the Amended Plan through March 29, 2032.

If approved by our shareholders, the Amended Plan will become effective as of the date of shareholder approval.

The Board recommends that you vote “FOR” the approval of the Amended Plan. The number of votes cast “for” the Amended Plan must exceed the number of votes cast “against” the Amended Plan. Abstentions are counted as votes “against” the Amended Plan. Broker non-votes will have no impact on the outcome of the vote on the Amended Plan.

A copy of the Amended Plan is included as Annex B to this Proxy Statement.

Proposed Share Reserve Increase and Shares Available for Issuance

The Amended Plan increases the number of shares available under the Plan by 3,000,000 shares. We are asking our shareholders to approve the Amended Plan because we believe the availability of an adequate reserve of shares under the Plan is an integral part of our compensation program, as well as our continued growth, success and strategic goal of sustaining a quality operating portfolio with high quality people and processes. The main purpose of the Amended Plan is to promote the success and enhance the value of the Company by linking the individual interests of employees, consultants and directors to those of the Company’s shareholders and by providing such individuals with an incentive for outstanding performance to

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generate superior returns to the Company’s shareholders. The Amended Plan is further intended to assist us in attracting, motivating and retaining such individuals whose judgment, interest and special effort is critical to our success. The equity-based awards to be issued under the Amended Plan will provide additional motivation to our employees, consultants and directors to offer their maximum effort to us and help focus them on the creation of long-term value consistent with the interests of our shareholders. Further, we believe that grants of equity-based incentive awards are necessary to enable us to continue to attract and retain top talent and to provide compensation opportunities that are competitive with those of other corporations and real estate investment trusts. Lastly, grants of equity-based incentive awards further align our employees, consultants and directors’ interests with our shareholders through compensation that is based on the value of our common stock which we believe promotes the growth in value of our common stock and thus, our shareholder return. If the Amended Plan is not approved, we believe the foregoing goals will be adversely affected.

Background of Reasons for and the Determination of Shares Under the Amended Plan

In its determination to approve the Amended Plan, the Board was primarily motivated by a desire to ensure the Company has an available pool of shares from which to grant long-term equity-based incentive awards, which we believe is a primary incentive and retention mechanism for our employees, consultants and directors and assistance with the creation of long-term value consistent with the interests of our shareholders. The Board considered key factors in making its determination including our historical grant rates, the shares remaining available for issuance under the Plan following our January and February 2022 grants to employees and members of our executive leadership team, and the potential dilution associated with the Plan.

This review included a consideration of the following key metrics, factors and philosophies:

•

In fiscal year 2021, we granted equity awards equaling a total of 289,303 shares (assuming performance share awards granted in 2021 based on the achievement of “target” performance goals), and on average, over the period commencing January 1, 2019 and ending December 31, 2021, we granted 264,818 shares annually (assuming, in each case, performance share awards granted in the applicable year based on the achievement of “target” performance goals).

•	Our three-year average burn rate was approximately 0.63% as shown in the following table.

	2019	2020	2021	Three Year Average

Restricted shares granted	172,818	148,045	118,996	146,620

Performance shares vested	30,597	268,694	266,319	188,537

Total Shares (1)	203,415	416,739	385,315	335,156

Performance shares granted (2)	96,543	87,746	170,307	118,199

Weighted Average Shares Outstanding - Basic	90,621,808	104,357,660	118,342,441	104,440,636

Burn Rate (3)	0.45%	0.80%	0.65%	0.63%

(1)	Reflects the aggregate amount of restricted shares granted and performance shares vested in the applicable year.

(2)	Reflects performance share awards granted in the applicable year based on the achievement of “target” performance goals.

(3)

Burn rate is calculated with a full-value award multiplier of 2:1 based on the Company’s annual stock price volatility and based on restricted shares granted and performance shares vested in the last 3 years.

•

As of December 31, 2021, there were 1,634,722 shares remaining available for future grants under the Plan (assuming outstanding performance share awards are earned based on the achievement of “target” performance goals). Following the grant of annual equity awards in January and February 2022, including 86,888 time-vested restricted shares, 166,307 performance shares (assuming the payout of outstanding performance share awards at “target”), and adjustments for forfeited or expired shares, 1,381,527 shares remained available for future grants as of March 1, 2022. As of March 1, 2022, after making the 2022 annual awards, a total of 207,434 restricted shares and 424,360 performance shares at “target” were outstanding under the Plan. There were no outstanding appreciation awards.

We have historically sought to maintain the dilution attributable to our equity-based awards within reasonable levels. In 2021, our total potential dilution associated with the Plan was 1.7%. As of March 1, 2022, after making the 2022 annual awards, a total of 207,434 restricted shares and 424,360 performance shares at “target” were outstanding under the Plan. When taking into account the 1,381,527 shares remaining available under the Plan for future grants, the total potential dilution associated with the Plan prior to the adoption of the Amended Plan was 1.6%, based on 127,747,454 shares outstanding as of March 1, 2022. If approved, the additional 3,000,000 shares being requested would increase the potential dilution associated with the Amended Plan to 3.9%. As of March 1, 2022, the closing price of a share of our common stock as reported on the NYSE was $45.76.

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•

If we exhaust the share reserve under the Plan without approval of the Amended Plan, we would lose an important element of our compensation program that is essential to attract, motivate and retain highly qualified talent, and that aligns the interests of our employees with our shareholders.

In light of the factors described above, and the fact that the ability to continue to grant equity-based compensation is vital to our ability to attract and retain employees in the competitive labor markets in which we compete, the Board believes that the size of the share reserve under the Amended Plan is reasonable and appropriate at this time.

If this Proposal 3 is approved, a maximum of 7,587,699 shares of common stock will be reserved for issuance under the Amended Plan, which includes 4,381,527 shares available for future issuance (assuming the payout of outstanding performance share awards at “target”). All of these shares may be granted as ISOs pursuant to Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). In light of the factors described above, the Board believes this number represents reasonable potential equity dilution and provides a significant incentive for officers, employees, non-employee directors and consultants to increase the value of the Company for all shareholders.

Shareholder Approval

Approval of the Amended Plan will constitute approval pursuant to the NYSE shareholder approval requirements applicable to equity compensation plans and approval pursuant to the shareholder approval requirements of Section 422 of the Code relating to incentive stock options (to the extent required by the Code).

If our shareholders do not approve the Amended Plan pursuant to this Proposal 3, the proposed additional shares will not become available for issuance, the Plan will continue in full force and effect, and we may continue to grant equity-based awards under the Plan subject to shares remaining available for grant under the Plan.

Material Terms of the Amended Plan

Eligibility and Administration. Our employees, consultants and non-employee directors, and employees, consultants and non-employee directors of our operating partnership and our respective subsidiaries are eligible to receive awards under the Amended Plan. Currently, approximately 86 employees, nine non-employee directors and zero consultants are eligible to participate in the Amended Plan.

The Amended Plan is administered by our Board with respect to awards to non-employee directors and by our Compensation Committee with respect to other participants, each of which may delegate its duties and responsibilities to committees of our directors and/or officers (referred to collectively as the plan administrator), subject to certain limitations that may be imposed under Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”) and/or stock exchange rules, as applicable. The plan administrator has the authority to make all determinations and interpretations under, prescribe all forms for use with, and adopt rules for the administration of, the Amended Plan, subject to its express terms and conditions. The plan administrator also sets the terms and conditions of all awards under the Amended Plan, including any vesting and vesting acceleration conditions.

Limitation on Awards and Shares Available. An aggregate of 4,587,699 shares of our common stock were reserved for issuance under awards granted pursuant to the Plan, which shares may be authorized but unissued shares or shares purchased in the open market. As of March 1, 2022, there were 1,381,527 shares remaining available for grant under the Plan (assuming the payout of outstanding performance share awards at “target”). If this Proposal 3 is approved, then an aggregate of 7,587,699 shares of our common stock will be reserved for issuance under awards granted pursuant to the Amended Plan, which includes 4,381,527 shares available for future issuance (assuming the payout of outstanding performance share awards at “target”).

If an award under the Amended Plan is forfeited, expires or is settled for cash, any shares subject to such award may, to the extent of such forfeiture, expiration or cash settlement, be used again for new grants under the Amended Plan. However, the following shares may not be used again for grant under the Amended Plan: (1) shares tendered or withheld to satisfy grant or exercise price or tax withholding obligations associated with an award; (2) shares subject to a stock appreciation right, or SAR, that are not issued in connection with the stock settlement of the SAR on its exercise; and (3) shares purchased on the open market with the cash proceeds from the exercise of options.

Awards granted under the Amended Plan upon the assumption of, or in substitution for, awards authorized or outstanding under a qualifying equity plan maintained by an entity with which we enter into a merger or similar corporate transaction will not reduce the shares available for grant under the Amended Plan. The maximum number of shares of our common stock that may be subject to one or more awards granted to any one participant pursuant to the Amended Plan during any calendar year is 500,000 (increased from 200,000 under the Plan), the maximum amount that may be paid under a cash award pursuant to the

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Amended Plan to any one participant during any calendar year is $6,000,000 (increased from $5,000,000 under the Plan) and the maximum aggregate value of cash compensation and equity-based awards which may be granted to a non-employee director under the Amended Plan in any calendar year is $750,000 (increased from $500,000 which only covered a maximum aggregate value of equity-based awards under the Plan) (the “Director Limit”).

Awards. The Amended Plan provides for the grant of stock options, including incentive stock options, or ISOs, and nonqualified stock options, or NSOs, restricted stock, dividend equivalents, stock payments, restricted stock units, or RSUs, performance shares, other incentive awards, long term incentive plan units, or LTIP units, SARs and performance awards. Certain awards under the Amended Plan may constitute or provide for a deferral of compensation, subject to Section 409A of the Code, which may impose additional requirements on the terms and conditions of such awards. All awards under the Amended Plan will be set forth in award agreements, which will detail all terms and conditions of the awards, including any applicable vesting and payment terms and post-termination exercise limitations. Awards other than cash awards will generally be settled in shares of our common stock, but the plan administrator may provide for cash settlement of any award. A brief description of each award type follows.

•

Stock Options. Stock options provide for the purchase of shares of our common stock in the future at an exercise price set on the grant date. ISOs, by contrast to NSOs, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other requirements of the Code are satisfied. The exercise price of a stock option may not be less than 100% of the fair market value of the underlying share on the date of grant (or 110% in the case of ISOs granted to certain significant shareholders), except with respect to certain substitute options granted in connection with a corporate transaction. The term of a stock option may not be longer than ten years (or five years in the case of ISOs granted to certain significant shareholders). Vesting conditions determined by the plan administrator may apply to stock options and may include continued service, performance and/or other conditions.

•

Stock Appreciation Rights. SARs entitle their holder, upon exercise, to receive from us an amount equal to the appreciation of the shares subject to the award between the grant date and the exercise date. The exercise price of a SAR may not be less than 100% of the fair market value of the underlying share on the date of grant (except with respect to certain substitute SARs granted in connection with a corporate transaction) and the term of a SAR may not be longer than ten years. Vesting conditions determined by the plan administrator may apply to SARs and may include continued service, performance and/or other conditions.

•

Restricted Stock, RSUs and Performance Shares. Restricted stock is an award of nontransferable shares of our common stock that remain forfeitable unless and until specified conditions are met, and which may be subject to a purchase price. RSUs are contractual promises to deliver shares of our common stock in the future, which may also remain forfeitable unless and until specified conditions are met. Delivery of the shares underlying these awards may be deferred under the terms of the award or at the election of the participant, if the plan administrator permits such a deferral. Performance shares are contractual rights to receive a range of shares of our common stock in the future based on the attainment of specified performance goals, in addition to other conditions which may apply to these awards. Conditions applicable to restricted stock, RSUs and performance shares may be based on continuing service with us or our affiliates, the attainment of performance goals and/or such other conditions as the plan administrator may determine. Dividends may not be paid on performance-vesting restricted stock awards granted under the Amended Plan unless and until such performance-vesting conditions on those awards have been attained.

•

Stock Payments, Other Incentive Awards, LTIP Units and Performance Awards. Stock payments are awards of fully vested shares of our common stock that may, but need not, be made in lieu of base salary, bonus, fees or other cash compensation otherwise payable to any individual who is eligible to receive awards. Other incentive awards are awards other than those enumerated in this summary that are denominated in, linked to or derived from shares of our common stock or value metrics related to our shares, and may remain forfeitable unless and until specified conditions are met. LTIP units are awards of units of our operating partnership intended to constitute “profits interests” within the meaning of the relevant Internal Revenue Service Revenue Procedure guidance, which may be convertible into shares of our common stock pursuant to our partnership agreement. Performance awards are cash incentive bonuses subject to performance criteria, or such other criteria, whether or not objective, which are established by the administrator.

•

Dividend Equivalents. Dividend equivalents represent the right to receive the equivalent value of dividends paid on shares of our common stock and may be granted alone or in tandem with awards other than stock options or SARs. Dividend equivalents typically are credited as of dividend record or payment dates during the period between the date an award is granted and the date such award vests, is exercised, is distributed or expires, as determined by the plan administrator. Dividend equivalents may not be paid on performance-vesting awards granted under the Amended Plan unless and until the performance-vesting conditions on those awards have been attained.

Performance Criteria. Awards may be granted subject to vesting and/or payment based on the attainment of specified performance goals or such other criteria established by the plan administrator. For purposes of the Amended Plan, one or more of the following performance criteria may include, but are not limited to: (1) net earnings (either before or after one or more of

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the following: (a) interest, (b) taxes, (c) depreciation, (d) amortization and (e) non-cash equity-based compensation); (2) gross or net sales or revenue; (3) net income (either before or after taxes); (4) adjusted net income; (5) operating earnings or profit; (6) cash flow (including, but not limited to, operating cash flow and free cash flow); (7) return on assets; (8) return on capital; (9) return on shareholders’ equity; (10) total shareholder return; (11) return on sales; (12) gross or net profit or operating margin; (13) costs; (14) funds from operations; (15) expenses; (16) working capital; (17) earnings per share; (18) adjusted earnings per share; (19) price per share of common stock; (20) regulatory body approval for commercialization of a product; (21) implementation or completion of critical projects; (22) market share; (23) economic value; (24) debt levels or reduction; (25) sales-related goals; (26) comparisons with other stock market indices; (27) operating efficiency; (28) employee satisfaction; (29) financing and other capital raising transactions; (30) recruiting and maintaining personnel; (31) year-end cash; (32) human capital management (including diversity and inclusion); and (33) environmental, social or governance, any of which may be measured either in absolute terms or in terms of overall performance for us, the Operating Partnership, any subsidiary or any division, business unit or operating unit thereof, or an individual, or as compared to any incremental increase or decrease or as compared to results of a peer group or to market performance indicators or indices. The Amended Plan also permits the plan administrator to provide for objectively determinable adjustments to the applicable performance criteria in setting performance goals.

Certain Transactions. The plan administrator has broad discretion to take action under the Amended Plan, as well as make adjustments to the terms and conditions of existing and future awards, to prevent the dilution or enlargement of intended benefits and facilitate necessary or desirable changes in the event of certain transactions and events affecting our common stock, such as stock dividends, stock splits, mergers, acquisitions, consolidations and other corporate transactions. In addition, in the event of certain non-reciprocal transactions with our shareholders known as “equity restructurings,” the plan administrator will make equitable adjustments to the Amended Plan and outstanding awards. In the event of a change in control of our Company (as defined in the Amended Plan), to the extent that the surviving entity declines to continue, convert, assume or replace outstanding awards, then all such awards will become fully vested and exercisable in connection with the transaction. In connection with a change of control, the plan administrator may cause any outstanding awards to terminate at a specified time in the future and give the participant the right to exercise such awards during a period of time determined by the plan administrator in its sole discretion. Individual award agreements may provide for additional accelerated vesting and payment provisions.

In addition, under the Amended Plan, awards granted after March 2, 2017 will vest and become exercisable in full upon the participant’s termination of service due to death or disability (with performance-based awards deemed earned at the greater of (a) target level of performance and (b) actual achievement of applicable performance goals (unless provided otherwise in an individual agreement between the Company and a participant)).

Foreign Participants, Claw-Back Provisions, Transferability and Participant Payments. The plan administrator may modify award terms, establish subplans and/or adjust other terms and conditions of awards, subject to the share limits described above, in order to facilitate grants of awards subject to the laws and/or stock exchange rules of countries outside of the United States. All awards will be subject to the provisions of any claw-back policy implemented by our Company to the extent set forth in such claw-back policy and/or in the applicable award agreement. With limited exceptions for estate planning, domestic relations orders, certain beneficiary designations and the laws of descent and distribution, awards under the Amended Plan are generally non-transferable prior to vesting, and are exercisable only by the participant. With regard to tax withholding, exercise price and purchase price obligations arising in connection with awards under the Amended Plan, the plan administrator may, in its discretion, accept cash or check, shares of our common stock that meet specified conditions, a “market sell order” or such other consideration as it deems suitable.

Plan Amendment and Termination. Our Board may amend or terminate the Amended Plan at any time; however, except in connection with certain changes in our capital structure, shareholder approval will be required for any amendment that increases the number of shares available under the Amended Plan or increases the Director Limit or individual award limits, “reprices” any stock option or SAR, or cancels any stock option or SAR in exchange for cash or another award when the option or SAR price per share exceeds the fair market value of the underlying shares. No award may be granted pursuant to the Amended Plan after March 29, 2032, the tenth anniversary of the date on which our Board adopted the Amended Plan.

Additional REIT Restrictions. The Amended Plan provides that no participant will be granted, become vested in the right to receive or acquire or be permitted to acquire, or will have any right to acquire, shares under an award if such acquisition would be prohibited by the restrictions on ownership and transfer of our stock contained in our charter or would impair our status as a REIT.

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Federal Income Tax Consequences

The U.S. federal income tax consequences of the Amended Plan under current federal law, which is subject to change, are summarized in the following discussion of the general tax principles applicable to the Amended Plan. This summary is not intended to be exhaustive and, among other considerations, does not describe state, local, or foreign tax consequences. Tax considerations may vary from locality to locality and depending on individual circumstances.

Non-Qualified Stock Options. If a participant is granted an NSO under the Amended Plan, the participant should not have taxable income on the grant of the option. Generally, the participant should recognize ordinary income at the time of exercise in an amount equal to the fair market value of the shares acquired on the date of exercise, less the exercise price paid for the shares. The participant’s basis in the common stock for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of our common stock on the date the participant exercises such option. Any subsequent gain or loss will be taxable as a long-term or short-term capital gain or loss. We generally should be entitled to a federal income tax deduction at the time and for the same amount as the participant recognizes ordinary income.

Incentive Stock Options. A participant receiving ISOs should not recognize taxable income upon grant. Additionally, if applicable holding period requirements are met, the participant should not recognize taxable income at the time of exercise. However, the excess of the fair market value of the shares of our common stock received over the option exercise price is an item of tax preference income potentially subject to the alternative minimum tax. If stock acquired upon exercise of an ISO is held for a minimum of two years from the date of grant and one year from the date of exercise and otherwise satisfies the ISO requirements, the gain or loss (in an amount equal to the difference between the fair market value on the date of disposition and the exercise price) upon disposition of the stock will be treated as a long-term capital gain or loss, and we will not be entitled to any deduction. If the holding period requirements are not met, the ISO will be treated as one that does not meet the requirements of the Code for ISOs and the participant will recognize ordinary income at the time of the disposition equal to the excess of the amount realized over the exercise price, but not more than the excess of the fair market value of the shares on the date the ISO is exercised over the exercise price, with any remaining gain or loss being treated as capital gain or capital loss. We are not entitled to a tax deduction upon either the exercise of an ISO or upon disposition of the shares acquired pursuant to such exercise, except to the extent that the participant recognizes ordinary income on disposition of the shares.

Other Awards. The current federal income tax consequences of other awards authorized under the Amended Plan generally follow certain basic patterns: SARs are taxed and deductible in substantially the same manner as NSOs; nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid, if any, only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant through a Section 83(b) election); profits interest units, including LTIP units, generally should not be taxable upon grant as long as the profits interest units only grant the participant the right to profits accruing after the date of grant and do not provide an interest in any capital of the operating partnership; RSUs, performance share awards, performance awards, stock payments, dividend equivalents, and other incentive awards are generally subject to tax at the time of payment.

Excess Parachute Payments

Section 280G of the Code limits the deduction that the employer may take for otherwise deductible compensation payable to certain individuals if the compensation constitutes an “excess parachute payment.” Excess parachute payments arise from payments made to disqualified individuals that are in the nature of compensation and are contingent on changes in ownership or control of the employer or certain affiliates. Accelerated vesting or payment of awards under the Amended Plan upon a change in ownership or control of the employer or its affiliates could result in excess parachute payments. In addition to the deduction limitation applicable to the employer, a disqualified individual receiving an excess parachute payment is subject to a 20% excise tax on the amount thereof. The Amended Plan does not provide for any excise tax gross-ups.

Application of Section 409A of the Code

Section 409A of the Code imposes an additional 20% tax and interest on an individual receiving non-qualified deferred compensation under a plan that fails to satisfy certain requirements. For purposes of Section 409A, “non-qualified deferred compensation” includes equity-based incentive programs, including some stock options, SARs and RSU programs. Generally speaking, Section 409A does not apply to ISOs, non-discounted NSOs and SARs if no deferral is provided beyond exercise, or restricted stock. The awards made pursuant to the Amended Plan are expected to be designed in a manner intended to comply with the requirements of Section 409A of the Code to the extent the awards granted under the Amended Plan are not exempt from coverage. However, if the Amended Plan fails to comply with Section 409A in operation, a participant could be subject to the additional taxes and interest.

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PROPOSALS REQUIRING YOUR VOTE

New Plan Benefits

Except with respect to grants of restricted stock awards that we expect to be awarded in 2022 to each non-employee director serving on our Board reflected in the table below, the number of awards that our named executive officers, directors, other executive officers and other employees may receive under the Amended Plan in the future, will be determined in the discretion of our Board or Compensation Committee, and neither our Board nor the Compensation Committee has made any determination to make future grants to any persons under the Amended Plan as of the date of this Proxy Statement. Therefore, it is not possible to determine the future benefits that will be received by these participants under the Amended Plan, or the benefits that would have been received by such participants if the Amended Plan had been in effect in the year ended December 31, 2021.

Name and Position	Dollar Value ($) (1)	Number of Shares (#)

Named Executive Officers:

Jackson Hsieh, President and Chief Executive Officer	—	—

Michael Hughes, Executive Vice President and Chief Financial Officer	—	—

Ken Heimlich, Executive Vice President and Chief Investment Officer	—	—

Jay Young, Executive Vice President, Chief Administrative Officer and Chief Legal Officer	—	—

All Current Executive Officers as a Group	—	—

All Current Non-Executive Directors as a Group	1,615,000	(2)

All Employees, Including all Current Officers who are not Executive Officers, as a Group	—	—

(1)

Pursuant to our director compensation program, each non-employee director serving on our Board on the date of this Annual Meeting will be awarded a restricted stock award covering a number of shares having a value equal to $130,000, and for Mr. Gilchrist, our chairman of the Board, an additional grant of a restricted stock award with a value of $100,000. Additionally, each non-employee director has the option to elect to receive all or a portion (in 25% increments) of the aggregate cash payments earned by such non-employee director with respect to the next calendar year in restricted stock. Restricted stock granted in connection with such election will be valued at 125% of the applicable cash value and will vest on the first anniversary of the applicable grant date. For 2022, Ms. Frank elected to receive 50% and Messrs. Charlton and Sullivan and Messes. Frymire and Gathright, each elected to receive 100% of their respective cash payments earned with respect to the 2022 calendar year in restricted stock. Such restricted stock awards are expected to be granted on (i) the date of this Annual Meeting, with respect to director fees earned from January 1 of the calendar year through June 30 of the calendar year, and (ii) on or about December 15 of the calendar year, with respect to director fees earned from July 1 through December 31 of the calendar year. The table above does not reflect additional shares of restricted stock that may be granted with respect to meeting fees pursuant to our director compensation program, which provides that each director will receive $1,500 per Board meeting for every Board meeting attended after the eighth Board meeting in a calendar year. The table also does not contemplate board composition changes with respect to Board refreshment practices that may occur in 2022 which would result in varying retainer fees depending on the committee on which a non-employee director serves and their position within that committee (i.e. committee member or chair).

(2)

The aggregate number of restricted shares to be granted to non-employee directors is not included in the table above as their equity award will depend on the value of our common stock on the grant date.

Plan Benefits

The table below sets forth summary information concerning the number of shares of our common stock subject to equity awards granted to certain persons under the Plan as of March 14, 2022. The per share market value of our stock on that date was $45.73.

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PROPOSALS REQUIRING YOUR VOTE

Certain awards set forth in this table for the named executive officers were granted in 2021 and therefore also are included in the Summary Compensation Table and in the Grants of Plan-Based Awards Table set forth in this Proxy Statement and are not additional awards. Certain awards set forth in this table for the non-employee directors were granted in 2021 and therefore also are included in the Director Compensation Table set forth in this Proxy Statement and are not additional awards.

Name and Position	Common Stock (#)	Restricted Stock (#)	Performance Shares (#) (1)
Named Executive Officers:
Jackson Hsieh, President and Chief Executive Officer		370,150	609,726
Michael Hughes, Executive Vice President and Chief Financial Officer		35,543	92,093
Ken Heimlich, Executive Vice President and Chief Investment Officer		27,938	71,513
Jay Young, Executive Vice President, Chief Administrative Officer and Chief Legal Officer		37,184	76,013
All Current Executive Officers as a Group (2)		495,357	849,345
All Current Non-Executive Directors as a Group	11,908	109,458	—
Current Director Nominees: (3)			—
Kevin M. Charlton	2,977	17,748	—
Richard I. Gilchrist	2,977	28,353	—
Diana M. Laing		10,413	—
Nicholas P. Shepherd	2,977	18,274	—
Elizabeth F. Frank		10,553	—
Michelle M. Frymire		2,386	—
Kristian M. Gathright		2,386	—
Thomas J. Sullivan		2,386	—
Each Associate of any such Directors, Executive Officers or Nominees	—	—	—
Each Other Person who Received or are to Receive 5% of Such Options or Rights	—	—	—
All Employees, Including all Current Officers who are not Executive Officers, as a Group		1,104,182	324,544

(1)	Based on “target” performance shares granted for currently outstanding awards; otherwise based on actual performance shares released.

(2)

Total restricted stock includes shares awarded to Rochelle Thomas, who was promoted to Executive Vice President, General Counsel and Secretary of the Company in 2022. No performance share awards were granted to Ms. Thomas in 2021 or in prior years.

(3)	The information for Mr. Hsieh, who is standing for reelection at the Annual Meeting, is set forth above under “Named Executive Officers.”

Our Board recommends you vote “FOR” the proposal to approve the Second Amended and Restated Spirit Realty Capital, Inc. and Spirit Realty, L.P. 2012 Incentive Award Plan

Proposal 4 Advisory Vote on the Compensation of Our Named Executive Officers

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) added provisions to Section 14A of the Exchange Act that enable our shareholders to vote to approve, on a non-binding advisory basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement.

Approval of the advisory resolution to approve our executive compensation requires that the number of votes cast “FOR” the proposal represents a majority of the total votes cast on the proposal. Our Board recommends that you vote “FOR” the adoption of this resolution approving, on a non-binding advisory basis, the compensation of our Named Executive Officers, as disclosed in this Proxy Statement, including the “Compensation Discussion and Analysis” section, in accordance with SEC rules. Abstentions and broker non-votes are not counted as votes “for” or “against” and therefore, will have no effect.

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PROPOSALS REQUIRING YOUR VOTE

Our executive compensation programs are designed to achieve certain key objectives of the Company, including: (i) enabling us to attract, motivate and retain executive talent critical to our success; (ii) linking the compensation of our executives to the achievement of operational and strategic goals of the Company; (iii) providing balanced incentives to our executives that do not promote excessive risk-taking; and (iv) encouraging our executives to become long-term shareholders of the Company. These programs reward corporate and individual performance that achieves pre-established goals and provide long-term incentive compensation that focuses our executives’ efforts on building shareholder value by aligning their interests with those of our shareholders.

Although this advisory “say-on-pay” resolution is non-binding, the Board and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program. Accordingly, the following resolution will be submitted for shareholder approval at the Annual Meeting:

“RESOLVED, that the shareholders of Spirit Realty Capital, Inc. approve, on an advisory basis, the 2021 compensation of Spirit Realty Capital, Inc.’s Named Executive Officers as described in the Compensation Discussion & Analysis and disclosed in the Summary Compensation Table and related compensation tables and narrative disclosure set forth in Spirit Realty Capital, Inc.’s Proxy Statement for the 2022 Annual Meeting of Shareholders.”

Our Board and shareholders have determined that a non-binding, advisory vote to approve our executive compensation program will be submitted to our shareholders on an annual basis. Thus, our next vote is expected to be held at our annual meeting of shareholders in 2023.

Our Board recommends you vote “FOR” the advisory resolution to approve the compensation of our named executive officers as described in this Proxy Statement

96	Spirit Realty Capital | 2022 Proxy Statement

QUESTIONS AND ANSWERS; ADDITIONAL INFORMATION

QUESTIONS AND ANSWERS

How many votes are required to transact business at the Annual Meeting?

The holders of a majority of our common shares outstanding as of the close of business on March 14, 2022 must be present at the Annual Meeting or represented by proxy to constitute a quorum to transact business at the Annual Meeting. Shareholders who abstain from voting and broker non-votes are counted for purposes of establishing a quorum. A broker non-vote occurs when a beneficial owner does not provide voting instructions to the beneficial owner’s broker or custodian with respect to a proposal on which the broker or custodian does not have discretionary authority to vote.

What is householding?

To eliminate duplicate mailings, conserve natural resources and reduce our printing costs and postage fees, we use a method of delivery referred to as “householding.” Householding permits us to mail a single set of proxy materials (other than proxy cards, which will remain separate) to Spirit shareholders who share the same address and last name, unless we have received contrary instructions from one or more of such shareholders. We will deliver promptly, upon oral or written request, a separate copy of the proxy materials to any shareholder at the same address. If you wish to receive a separate copy of the proxy materials (or future proxy materials), then you may call 1-866-648-8133, email paper@investorelections.com or visit www.investorelections.com/SRC. Shareholders sharing an address who now receive multiple copies of our proxy materials may request delivery of a single copy by contacting us as indicated above.

How do I revoke a vote?

If you are a shareholder of record, you can revoke your prior vote by proxy if you:

•	Execute and return a later-dated proxy card before your proxy is voted at the Annual Meeting;

•	Vote by telephone or over the Internet no later than prior to the start of the Annual Meeting;

•

Deliver a written notice of revocation to our Investor Relations Department, Attention: Investor Relations at our principal executive offices located at 2727 North Harwood Street, Suite 300, Dallas, TX 75201, before your proxy is voted at the Annual Meeting; or

•	Attend the Annual Meeting and vote at the meeting (attendance by itself will not revoke your prior vote by proxy).

If you are a beneficial owner, follow the instructions provided by your broker or custodian to revoke your vote by proxy, if applicable.

How are proxies solicited and what is the cost?

Spirit will bear the expense of soliciting proxies by the Board of Directors. Proxies may be solicited on behalf of the company in person, by telephone or e-mail, by directors, officers or employees of Spirit, who will receive no additional compensation for soliciting proxies. We will also reimburse brokers and other nominees for their expenses incurred in distributing proxy materials to beneficial owners of our shares.

How do I attend the 2022 Annual Meeting?

You are entitled to attend the Annual Meeting only if you were a Spirit shareholder as of the close of business on March 14, 2022 or you hold a valid proxy for the Annual Meeting. In order to be admitted to the Annual Meeting, you must present photo identification (such as a driver’s license), and proof of ownership of shares of our common stock on March 14, 2022, the record date for the Annual Meeting. Proof of ownership can be accomplished through the following:

•	A brokerage statement or letter from your broker or custodian with respect to your ownership of shares of our common stock on March 14, 2022;

•	A printout of the proxy distribution email (if you receive your materials electronically);

•	A proxy card;

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QUESTIONS AND ANSWERS; ADDITIONAL INFORMATION

•	A voting instruction form; or

•

A legal proxy provided by your broker or custodian. For the safety and security of our shareholders, we will be unable to admit you to the Annual Meeting if you do not present photo identification and proof of ownership of shares of our common stock or if you otherwise refuse to comply with our security procedures.

Voting your shares prior to the Annual Meeting will not prevent you from changing your vote at the Annual Meeting if you choose to attend the Annual Meeting. Even if you plan to attend the Annual Meeting, we encourage you to vote in advance by Internet, telephone or mail so that your vote will be counted even if you later decide not to attend the Annual Meeting.

Can I ask a question at the 2022 Annual Meeting?

A shareholder that is able to attend the Annual Meeting will have the opportunity to ask questions during the relevant portion of the meeting that is reserved for questions and answers. We intend to respond to questions pertinent to meeting matters. Questions on similar topics may be combined and answered together.

ADDITIONAL INFORMATION

Company Headquarters and Website

The Company’s principal executive office is located at 2727 N. Harwood Street, Suite 300, Dallas, TX 75201, our telephone number is (972) 476-1900 and our website is www.spiritrealty.com. Website addresses referred to in this Proxy Statement are not intended to function as hyperlinks, and the information contained on our website is not a part of this Proxy Statement.

Annual Report on Form 10-K

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 accompanies this Proxy Statement. Shareholders may obtain a copy of the Annual Report on Form 10-K for the fiscal year ended December 31, 2021, excluding exhibits, without charge upon request to our Investor Relations Department, Attention: Investor Relations, 2727 North Harwood Street, Suite 300, Dallas, TX 75201. Electronic copies of these documents are also available for downloading on the Investor Relations page of the Company’s website at www.spiritrealty.com. Copies of the exhibits to our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 will be provided to any requesting shareholder, provided that such shareholder agrees to reimburse us for our reasonable costs to provide those exhibits.

Incorporation by Reference

The Compensation Committee Report on Executive Compensation, the Audit Committee Report, reference to the independence of the Audit Committee members, portions of our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and any information included on our website, included or described in the preceding pages are not deemed filed with the SEC and shall not be deemed incorporated by reference into any prior or future filings made by us under the Exchange Act, except to the extent that we specifically incorporate such information by reference.

Requirements for Submission of Shareholder Proposals for the 2023 Annual Meeting of Shareholders

Under SEC rules, any shareholder proposal intended to be presented at the 2023 Annual Meeting of Shareholders must be received by us at our principal executive offices at 2727 North Harwood Street, Suite 300, Dallas, TX 75201 not later than December 9, 2022, and meet the requirements of Rule 14a-8 under the Exchange Act to be considered for inclusion in our proxy materials for that meeting. Any such proposal should be sent to the attention of our Investor Relations Department.

Under our Bylaws, shareholders seeking to introduce an item for business or to nominate a person for election as a director at an annual meeting but not intending for any such proposal to be included in our proxy materials for that meeting must comply with the advance notice requirements set forth in our Bylaws. For director nominations and other shareholder proposals, the shareholder must give timely notice in writing to our Investor Relations Department at our principal executive offices and such proposal must be a proper subject for shareholder action. To be timely, we must receive notice of a shareholder’s intention to make a nomination or to propose an item of business at our 2023 Annual Meeting not earlier than the 150th day and not later than the 120th day prior to the first anniversary of the date the proxy statement for the 2022 Annual Meeting was released to shareholders; however, if we hold our 2023 Annual Meeting more than 30 days before or after the one-year anniversary date of this year’s Annual Meeting, we must receive the notice not earlier than the 150th day and not later than the 120th day prior to the 2023 Annual Meeting date or the tenth day following the date on which we first publicly announce the date of the 2023 Annual Meeting, whichever occurs later. For any other meeting, we must receive notice of a shareholder’s intention to make a nomination or to propose an item of business not earlier than the 120th day and not later than the 90th day prior to the date of such meeting or the tenth day following the date on which we first publicly announce the date of such meeting, whichever occurs later.

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QUESTIONS AND ANSWERS; ADDITIONAL INFORMATION

Shareholders may obtain a copy of our Bylaws upon request and without charge from the Investor Relations Department, Attention: Investor Relations, Spirit Realty Capital, Inc., 2727 North Harwood Street, Suite 300, Dallas, TX 75201. If we do not receive timely notice pursuant to our Bylaws, the proposal will be excluded from consideration at the meeting.

Other Matters

As of the date of this Proxy Statement, we know of no business that will be presented for consideration at the Annual Meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by shareholders, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with the discretion of the proxy holders.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This Proxy statement contains forward-looking statements within the meaning of the federal securities laws. In particular, statements pertaining to our business and growth strategies, investment, financing and leasing activities and trends in our business. When used in this Proxy Statement, the words “estimate,” “anticipate,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “seek,” “approximately” or “plan,” or the negative of these words or similar words or phrases that are predictions of or indicate future events or trends and which do not relate solely to historical matters are intended to identify forward-looking statements. Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of future events. Forward-looking statements depend on assumptions, data or methods which may be incorrect or imprecise and we may not be able to realize them. We do not guarantee that the transactions and events described will happen as described (or that they will happen at all).

The following risks and uncertainties, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: industry and economic conditions; volatility and uncertainty in the financial markets, including potential fluctuations in the CPI; our success in implementing our business strategy and our ability to identify, underwrite, finance, consummate, integrate and manage diversifying acquisitions or investments; the financial performance of our retail tenants and the demand for retail space, particularly with respect to challenges being experienced by general merchandise retailers; our ability to diversify our tenant base; the nature and extent of future competition; increases in our costs of borrowing as a result of changes in interest rates and other factors; our ability to access debt and equity capital markets; our ability to pay down, refinance, restructure and/or extend our indebtedness as it becomes due; our ability and willingness to renew our leases upon expiration and to reposition our properties on the same or better terms upon expiration in the event such properties are not renewed by tenants or we exercise our rights to replace existing tenants upon default; the impact of any financial, accounting, legal or regulatory issues or litigation that may affect us or our major tenants; our ability to manage our expanded operations; our ability and willingness to maintain our qualification as a REIT; the impact on our business and those of our tenants from epidemics, pandemics or other outbreaks of illness, disease or virus (such as the strain of coronavirus known as COVID-19); and other risks inherent in the real estate business, including tenant defaults, potential liability relating to environmental matters, illiquidity of real estate investments and potential damages from natural disasters.

The foregoing risks and uncertainties are not exhaustive and additional risks and uncertainties could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements. For a discussion of additional risk and uncertainties, see the factors described under the caption “Item 1A. Risk Factors” beginning on page 13 of our Annual Report on Form 10-K for the year ended December 31, 2021, which accompanies this Proxy Statement.

All forward-looking statements are based on information that was available, and speak only, as of the date on which they were made. We disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes, except as required by law.

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ANNEX A

Reconciliation of Non-GAAP Financial Measures

($ IN THOUSANDS, EXCEPT PER SHARE DATA)

Funds from Operations and Adjusted Funds from Operations

Year Ended December 31, 2021

Net income attributable to common stockholders (1)	$161,352

Portfolio depreciation and amortization	244,053

Portfolio impairments	23,760

Gain on dispositions of assets	(41,468)

Funds from operations (FFO) attributable to common stockholders	$387,697

Loss on debt extinguishment	29,186

Deal pursuit costs	1,136

Non-cash interest expense	8,890

Straight-line rent, net of uncollectible reserves	(44,758)

Other amortization and non-cash charges	(2,847)

Non-cash compensation expense (2)	14,003

Costs related to COVID-19 (3)	778

Adjusted funds from operations (AFFO) attributable to common stockholders	$394,085

Net income per share of common stock - diluted	$1.35

FFO per share of common stock - diluted (4)	$3.26

AFFO per share of common stock – diluted (4)	$3.31

Weighted average shares of common stock outstanding — diluted	118,715,838

(1)	Amount is net of distributions paid to preferred stockholders for the year ended December 31, 2021.

(2)	Included in general and administrative expenses.

(3)	Included in general and administrative expense and primarily relate to legal fees for executing rent deferral or abatement agreements.

(4)	Assumes the issuance of potentially issuable shares unless the result would be anti-dilutive.

Spirit Realty Capital | 2022 Proxy Statement	A-1

ANNEX A

Adjusted Debt, EBITDAre, Adjusted EBITDAre and Annualized Adjusted EBITDAre

December 31, 2021

Revolving credit facilities	$288,400

Senior Unsecured Notes, net	2,718,641

Mortgages payable, net	5,551

Total debt, net	3,012,592

Unamortized debt discount, net	10,824

Unamortized deferred financing costs	20,334

Cash and cash equivalents	(17,799)

Adjusted Debt	$3,025,951

Three Months Ended December 31, 2021

Net income	$44,369

Interest	25,131

Depreciation and amortization	64,402

Income tax expense	146

Gain on dispositions of assets	(1,672)

Portfolio impairments	4,795

EBITDAre	$137,171

Adjustments to revenue producing acquisitions and dispositions	5,801

Construction rent collected, not yet recognized in earnings	309

Deal pursuit costs	276

Costs related to COVID-19 (1)	26

Non-cash compensation expense	3,507

Adjusted EBITDAre	$147,090

Adjustments related to straight-line rent (2)	(82)

Other adjustments for Annualized Adjusted EBITDAre (3)	105

Annualized Adjusted EBITDAre	$588,452

Adjusted Debt / Annualized Adjusted EBITDAre (4)	5.1x

(1)	Included in general and administrative expense and primarily relate to legal fees for executing rent deferral or abatement agreements.

(2)	Adjustment relates to prior period straight-line rent recognized in the current period.

(3)	Adjustment relates to prior period property costs recognized in the current period.

(4)	Adjusted Debt / Annualized Adjusted EBITDAre would be 5.1x if the 56 thousand shares under open forward sales agreements had been settled as of December 31, 2021.

A-2	Spirit Realty Capital | 2022 Proxy Statement

ANNEX A

March 31, 2017

2015 Credit Facility	$129,000

Term Loan, net	418,672

Unsecured Senior Notes, net	295,169

Mortgages and notes payable, net	2,109,117

Convertible Notes, net	705,899

Total Debt, net	$3,657,857

Unamortized debt discount, net	49,923

Unamortized deferred financing costs	35,086

Cash and cash equivalents	(9,309)

Cash reserves on deposit with lenders as additional security classified as other assets	(12,326)

Adjusted Debt	$3,721,231

Three Months Ended March 31, 2017

Net income	$12,829

Interest	46,623

Depreciation and amortization	64,994

Income tax expense	165

EBITDA	$124,611

Real estate acquisition costs	153

Impairments on real estate assets	34,376

Gain on sales of real estate assets	(16,217)

Loss on debt extinguishments	30

Adjusted EBITDA	142,953

Annualized Adjusted EBITDA	$571,812

Adjusted Debt / Annualized Adjusted EBITDA	6.5x

Spirit Realty Capital | 2022 Proxy Statement	A-3

ANNEX B

SECOND AMENDED AND RESTATED

SPIRIT REALTY CAPITAL, INC.

AND SPIRIT REALTY, L.P.

2012 INCENTIVE AWARD PLAN

ARTICLE 1.

PURPOSE

The purpose of the Second Amended and Restated Spirit Realty Capital, Inc. and Spirit Realty, L.P. 2012 Incentive Award Plan (the “Plan”) is to promote the success and enhance the value of Spirit Realty Capital, Inc., a Maryland corporation (the “Company”) and Spirit Realty, L.P. (the “Partnership”) by linking the individual interests of Employees, Consultants and members of the Board to those of the Company’s stockholders and by providing such individuals with an incentive for outstanding performance to generate superior returns to the Company’s stockholders. The Plan is further intended to provide flexibility to the Company, the Partnership and their subsidiaries in their ability to motivate, attract, and retain the services of those individuals upon whose judgment, interest, and special effort the successful conduct of the Company’s and the Partnership’s operation is largely dependent. The Plan amends and restates in its entirety the Amended and Restated Spirit Realty Capital, Inc. and Spirit Realty L.P. 2012 Incentive Award Plan, as amended (the “Prior Plan”).

ARTICLE 2.

DEFINITIONS AND CONSTRUCTION

Wherever the following terms are used in the Plan they shall have the meanings specified below, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates.

2.1    “Administrator” shall mean the entity that conducts the general administration of the Plan as provided in Article 12 hereof. With reference to the duties of the Administrator under the Plan which have been delegated to one or more persons pursuant to Section 12.6 hereof, or which the Board has assumed, the term “Administrator” shall refer to such person(s) unless the Committee or the Board has revoked such delegation or the Board has terminated the assumption of such duties.

2.2    “Affiliate” shall mean the Partnership, any Parent or any Subsidiary.

2.3    “Applicable Accounting Standards” shall mean Generally Accepted Accounting Principles in the United States, International Financial Reporting Standards or such other accounting principles or standards as may apply to the Company’s financial statements under United States federal securities laws from time to time.

2.4    “Applicable Law” shall mean any applicable law, including without limitation, (a) provisions of the Code, the Securities Act, the Exchange Act and any rules or regulations thereunder; (b) corporate, securities, tax or other laws, statutes, rules, requirements or regulations, whether federal, state, local or foreign; and (c) rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded.

2.5    “Award” shall mean an Option, a Restricted Stock award, a Performance Award, a Dividend Equivalent award, a Stock Payment award, a Restricted Stock Unit award, a Performance Share award, an Other Incentive Award, an LTIP Unit award or a Stock Appreciation Right, which may be awarded or granted under the Plan.

2.6    “Award Agreement” shall mean any written notice, agreement, contract or other instrument or document evidencing an Award, including through electronic medium, which shall contain such terms and conditions with respect to an Award as the Administrator shall determine, consistent with the Plan.

2.7    “Board” shall mean the Board of Directors of the Company.

Spirit Realty Capital | 2022 Proxy Statement	B-1

ANNEX B

2.8     “Change in Control” shall mean the occurrence of any of the following events:

(a)     A transaction or series of transactions (other than an offering of Shares to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, the Partnership or any Subsidiary, an employee benefit plan maintained by any of the foregoing entities or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than fifty percent (50%) of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

(b)    During any period of two (2) consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in Section 2.8(a) or Section 2.8(c) hereof) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the two (2)-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(c)     The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination, (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case, other than a transaction:

(i)    Which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(ii)    After which no person or group beneficially owns voting securities representing fifty percent (50%) or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this Section 2.8(c)(ii) as beneficially owning fifty percent (50%) or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; or

(d)    Approval by the Company’s stockholders of a liquidation or dissolution of the Company.

Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any Award (or any portion of an Award) that provides for the deferral of compensation that is subject to Section 409A of the Code, to the extent required to avoid the imposition of additional taxes under Section 409A of the Code, the transaction or event described in subsection (a), (b), (c) or (d) with respect to such Award (or portion thereof) shall only constitute a Change in Control for purposes of the payment timing of such Award if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5). Consistent with the terms of this Section 2.8, the Administrator shall have full and final authority to determine conclusively whether a Change in Control of the Company has occurred pursuant to the above definition, the date of the occurrence of such Change in Control and any incidental matters relating thereto.

2.9    “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, together with the regulations and official guidance promulgated thereunder, whether issued prior or subsequent to the grant of any Award.

2.10    “Committee” shall mean the Compensation Committee of the Board, or another committee or subcommittee of the Board described in Article 12 hereof.

2.11    “Common Stock” shall mean the common stock of the Company, par value $0.05 per share.

2.12    “Company” shall mean Spirit Realty Capital, Inc., a Maryland corporation.

2.13    “Consultant” shall mean any consultant, advisor or other person or entity that is not an Employee, in each case, that can be granted an Award that is eligible to be registered on a Form S-8 Registration Statement.

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2.14     “Director” shall mean a member of the Board, as constituted from time to time.

2.15    “Director Limit” shall mean the limits applicable to Awards granted to Non-Employee Directors under the Plan, as set forth in Section 3.4 hereof.

2.16    “Dividend Equivalent” shall mean a right to receive the equivalent value (in cash or Shares) of dividends paid on Shares, awarded under Section 9.2 hereof.

2.17    “DRO” shall mean a “domestic relations order” as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended from time to time, or the rules thereunder.

2.18     “Effective Date” shall mean, for purposes of the Plan (as amended and restated), the date on which the Plan is approved by the Company’s stockholders; provided, however, that solely for purposes of the second to last sentence of Section 13.1 hereof, the Effective Date shall be the date on which the Plan (as amended and restated) is adopted by the Board, subject to approval of the Plan (as amended and restated) by the Company’s stockholders. Notwithstanding the foregoing, the Prior Plan shall remain in effect on its existing terms unless and until the Plan (as amended and restated) is approved by the Company’s stockholders.

2.19    “Eligible Individual” shall mean any person who is an Employee, a Consultant or a Non-Employee Director, as determined by the Administrator.

2.20    “Employee” shall mean any officer or other employee (within the meaning of Section 3401(c) of the Code) of the Company, the Partnership or any Subsidiary.

2.21    “Equity Restructuring” shall mean a nonreciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend, that affects the number or kind of Shares (or other securities of the Company) or the share price of Common Stock (or other securities) and causes a change in the per share value of the Common Stock underlying outstanding stock-based Awards.

2.22    “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

2.23    “Expiration Date” shall have the meaning provided in Section 13.1 hereof.

2.24    “Fair Market Value” shall mean, as of any given date, the value of a Share determined as follows:

(a)    If the Common Stock is (i) listed on any established securities exchange (such as the New York Stock Exchange, the NASDAQ Global Market and the NASDAQ Global Select Market), (ii) listed on any national market system or (iii) listed, quoted or traded on any automated quotation system, its Fair Market Value shall be the closing sales price for a Share as quoted on such exchange or system for such date or, if there is no closing sales price for a Share on the date in question, the closing sales price for a Share on the last preceding date for which such quotation exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(b)    If the Common Stock is not listed on an established securities exchange, national market system or automated quotation system, but the Common Stock is regularly quoted by a recognized securities dealer, its Fair Market Value shall be the mean of the high bid and low asked prices for such date or, if there are no high bid and low asked prices for a Share on such date, the high bid and low asked prices for a Share on the last preceding date for which such information exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(c)    If the Common Stock is neither listed on an established securities exchange, national market system or automated quotation system nor regularly quoted by a recognized securities dealer, its Fair Market Value shall be established by the Administrator in good faith.

2.25     “Greater Than 10% Stockholder” shall mean an individual then-owning (within the meaning of Section 424(d) of the Code) more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any “parent corporation” or “subsidiary corporation” (as defined in Sections 424(e) and 424(f) of the Code, respectively).

2.26    “Incentive Stock Option” shall mean an Option that is intended to qualify as an incentive stock option and conforms to the applicable provisions of Section 422 of the Code.

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ANNEX B

2.27    “Individual Award Limit” shall mean the cash and share limits applicable to Awards granted under the Plan, as set forth in Section 3.3 hereof.

2.28    “LTIP Unit” shall mean, to the extent authorized by the Partnership Agreement, a unit of the Partnership that is granted pursuant to Section 9.7 hereof and is intended to constitute a “profits interest” within the meaning of the Code.

2.29    “Non-Employee Director” shall mean a Director of the Company who is not an Employee.

2.30    “Non-Qualified Stock Option” shall mean an Option that is not an Incentive Stock Option or which is designated as an Incentive Stock Option but does not meet the applicable requirements of Section 422 of the Code.

2.31    “Option” shall mean a right to purchase Shares at a specified exercise price, granted under Article 6 hereof. An Option shall be either a Non-Qualified Stock Option or an Incentive Stock Option; provided, however, that Options granted to Non-Employee Directors and Consultants shall only be Non-Qualified Stock Options.

2.32     “Other Incentive Award” shall mean an Award denominated in, linked to or derived from Shares or value metrics related to Shares, granted pursuant to Section 9.6 hereof.

2.33    “Parent” shall mean any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities ending with the Company if each of the entities other than the Company beneficially owns, at the time of the determination, securities or interests representing more than fifty percent (50%) of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

2.34    “Participant” shall mean an Eligible Individual who has been granted an Award pursuant to the Plan.

2.35    “Partnership” shall mean Spirit Realty, L.P.

2.36    “Partnership Agreement” shall mean the Second Amended and Restated Agreement of Limited Partnership of Spirit Realty, L.P., as the same may be amended, modified or restated from time to time.

2.37    “Performance Award” shall mean an Award that is granted under Section 9.1 hereof.

2.38     “Performance Criteria” shall mean the criteria (and adjustments) that the Committee selects for an Award for purposes of establishing the Performance Goal or Performance Goals for a Performance Period.

Such criteria (and adjustments) may include, but are not limited to, the following: (i) net earnings (either before or after one or more of the following: (A) interest, (B) taxes, (C) depreciation, (D) amortization, and (E) non-cash equity-based compensation expense); (ii) gross or net sales or revenue; (iii) net income (either before or after taxes); (iv) adjusted net income; (v) operating earnings or profit; (vi) cash flow (including, but not limited to, operating cash flow and free cash flow); (vii) return on assets; (viii) return on capital; (ix) return on stockholders’ equity; (x) total stockholder return; (xi) return on sales; (xii) gross or net profit or operating margin; (xiii) costs; (xiv) funds from operations; (xv) expenses; (xvi) working capital; (xvii) earnings per share; (xviii) adjusted earnings per share; (xix) price per Share; (xx) regulatory body approval for commercialization of a product; (xxi) implementation or completion of critical projects; (xxii) market share; (xxiii) economic value; (xxiv) debt levels or reduction; (xxv) sales-related goals; (xxvi) comparisons with other stock market indices; (xxvii) operating efficiency; (xxviii) employee satisfaction; (xxix) financing and other capital raising transactions; (xxx) recruiting and maintaining personnel; (xxxi) year-end cash; (xxxii) human capital management (including diversity and inclusion); and (xxxiii) environmental, social or governance, any of which may be measured either in absolute terms or in terms of overall performance of the Company, the Partnership, any Subsidiary, or any division, business unit or operating unit thereof, or an individual, or as compared to any incremental increase or decrease or as compared to results of a peer group or to market performance indicators or indices.

The Administrator may, in its sole discretion, provide that one or more objectively determinable adjustments shall be made to one or more of the Performance Goals. Such adjustments may include, but are not limited to, one or more of the following: (i) items related to a change in accounting principle; (ii) items relating to financing activities; (iii) expenses for restructuring or productivity initiatives; (iv) other non-operating items; (v) items related to acquisitions; (vi) items attributable to the business operations of any entity acquired by the Company during the Performance Period; (vii) items related to the sale or disposition of a business or segment of a business; (viii) items related to discontinued operations that do not qualify as a

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segment of a business under Applicable Accounting Standards; (ix) items attributable to any stock dividend, stock split, combination or exchange of stock occurring during the Performance Period; (x) any other items of significant income or expense which are determined to be appropriate adjustments; (xi) items relating to unusual or extraordinary corporate transactions, events or developments, (xii) items related to amortization of acquired intangible assets; (xiii) items that are outside the scope of the Company’s core, on-going business activities; (xiv) items related to acquired in-process research and development; (xv) items relating to changes in tax laws; (xvi) items relating to major licensing or partnership arrangements; (xvii) items relating to asset impairment charges; (xviii) items relating to gains or losses for litigation, arbitration and contractual settlements; or (xix) items relating to any other unusual or nonrecurring events or changes in Applicable Law, accounting principles or business conditions.

2.39    “Performance Goals” shall mean, for a Performance Period, one or more goals established in writing by the Administrator for the Performance Period based upon one or more Performance Criteria. To the extent applicable, the achievement of each Performance Goal shall be determined in accordance with Applicable Accounting Standards.

2.40    “Performance Period” shall mean one or more periods of time, which may be of varying and overlapping durations, as the Administrator may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to, and the payment of, an Award.

2.41    “Performance Share” shall mean a contractual right awarded under Section 9.5 hereof to receive a number of Shares or the cash value of such number of Shares based on the attainment of specified Performance Goals or other criteria determined by the Administrator.

2.42     “Permitted Transferee” shall mean, with respect to a Participant, any “family member” of the Participant, as defined under the General Instructions to Form S-8 Registration Statement under the Securities Act or any successor Form thereto, or any other transferee specifically approved by the Administrator, after taking into account Applicable Law.

2.43     “Plan” shall mean this Second Amended and Restated Spirit Realty Capital, Inc. and Spirit Realty, L.P. 2012 Incentive Award Plan, as it may be amended from time to time.

2.44    “Prior Plan” shall mean the Amended and Restated Spirit Realty Capital, Inc. and Spirit Realty, L.P. 2012 Incentive Award Plan, as amended.

2.45    “Program” shall mean any program adopted by the Administrator pursuant to the Plan containing the terms and conditions intended to govern a specified type of Award granted under the Plan and pursuant to which such type of Award may be granted under the Plan.

2.46    “REIT” shall mean a real estate investment trust within the meaning of Sections 856 through 860 of the Code.

2.47    “Restricted Stock” shall mean an award of Shares made under Article 8 hereof that is subject to certain restrictions and may be subject to risk of forfeiture.

2.48    “Restricted Stock Unit” shall mean a contractual right awarded under Section 9.4 hereof to receive in the future a Share, the cash value of a Share or other consideration determined by the Administrator to be of equal value on the applicable settlement date.

2.49    “Securities Act” shall mean the Securities Act of 1933, as amended.

2.50    “Share Limit” shall have the meaning provided in Section 3.1(a) hereof.

2.51    “Shares” shall mean shares of Common Stock.

2.52    “Stock Appreciation Right” shall mean a stock appreciation right granted under Article 10 hereof.

2.53    “Stock Payment” shall mean a payment in the form of Shares awarded under Section 9.3 hereof.

2.54    “Subsidiary” shall mean (a) a corporation, association or other business entity of which fifty percent (50%) or more of the total combined voting power of all classes of capital stock is owned, directly or indirectly, by the Company, the

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Partnership and/or by one or more Subsidiaries, (b) any partnership or limited liability company of which fifty percent (50%) or more of the equity interests are owned, directly or indirectly, by the Company, the Partnership and/or by one or more Subsidiaries, and (c) any other entity not described in clauses (a) or (b) above of which fifty percent (50%) or more of the ownership and the power (whether voting interests or otherwise), pursuant to a written contract or agreement, to direct the policies and management or the financial and the other affairs thereof, are owned or controlled by the Company, the Partnership and/or by one or more Subsidiaries.

2.55    “Substitute Award” shall mean an Award granted under the Plan in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or stock, in any case, upon the assumption of, or in substitution for, an outstanding equity award previously granted by a company or other entity that is a party to such transaction; provided, however, that in no event shall the term “Substitute Award” be construed to refer to an award made in connection with the cancellation and repricing of an Option or Stock Appreciation Right.

2.56    “Successor Entity” shall have the meaning provided in Section 2.8(c)(i) hereof.

2.57    “Termination of Service” shall mean:

(a)    As to a Consultant, the time when the engagement of a Participant as a Consultant to the Company and its Affiliates is terminated for any reason, with or without cause, including, without limitation, by resignation, discharge, death or retirement, but excluding terminations where the Consultant simultaneously commences or remains in employment and/or service as an Employee and/or Director with the Company or any Affiliate.

(b)    As to a Non-Employee Director, the time when a Participant who is a Non-Employee Director ceases to be a Director for any reason, including, without limitation, a termination by resignation, failure to be elected, death or retirement, but excluding terminations where the Participant simultaneously commences or remains in employment and/or service as an Employee and/or Consultant with the Company or any Affiliate.

(c)    As to an Employee, the time when the employee-employer relationship between a Participant and the Company and its Affiliates is terminated for any reason, including, without limitation, a termination by resignation, discharge, death, disability or retirement, but excluding terminations where the Participant simultaneously commences or remains in service as a Consultant and/or Director with the Company or any Affiliate.

The Administrator, in its sole discretion, shall determine the effect of all matters and questions relating to any Termination of Service, including, without limitation, whether a Termination of Service has occurred, whether any Termination of Service resulted from a discharge for cause and whether any particular leave of absence constitutes a Termination of Service; provided, however, that, with respect to Incentive Stock Options, unless the Administrator otherwise provides in the terms of any Program, Award Agreement or otherwise, or as otherwise required by Applicable Law, a leave of absence, change in status from an employee to an independent contractor or other change in the employee-employer relationship shall constitute a Termination of Service only if, and to the extent that, such leave of absence, change in status or other change interrupts employment for the purposes of Section 422(a)(2) of the Code.    For purposes of the Plan, a Participant’s employee-employer relationship or consultancy relationship shall be deemed to be terminated in the event that the Affiliate employing or contracting with such Participant ceases to remain an Affiliate following any merger, sale of stock or other corporate transaction or event (including, without limitation, a spin-off).

ARTICLE 3.

SHARES SUBJECT TO THE PLAN

3.1    Number of Shares.

(a)    Subject to Section 3.1(b) and Section 13.2 hereof, the aggregate number of Shares which may be issued pursuant to Awards under the Plan is 7,587,699 shares (the “Share Limit”). In order that the applicable regulations under the Code relating to Incentive Stock Options be satisfied, the maximum number of Shares that may be issued under the Plan upon the exercise of Incentive Stock Options shall be 7,587,699. Subject to Section 13.2 hereof, each LTIP Unit issued pursuant to an Award shall count as one Share for purposes of calculating the aggregate number of Shares available for issuance under the Plan as set forth in this Section 3.1(a) and for purposes of calculating the Individual Award Limit set forth in Section 3.3 hereof.

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(b)    If any Shares subject to an Award are forfeited or expire or such Award is settled for cash (in whole or in part), the Shares subject to such Award shall, to the extent of such forfeiture, expiration or cash settlement, again be available for future grants of Awards under the Plan and shall be added back to the Share Limit in the same number of Shares as were debited from the Share Limit in respect of the grant of such Award (as may be adjusted in accordance with Section 13.2 hereof). Notwithstanding anything to the contrary contained herein, the following Shares shall not be added back to the Share Limit and will not be available for future grants of Awards: (i) Shares tendered by a Participant or withheld by the Company in payment of the exercise price of an Option; (ii) Shares tendered by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to an Award; (iii) Shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right on exercise thereof; and (iv) Shares purchased on the open market with the cash proceeds from the exercise of Options. Any Shares repurchased by the Company under Section 8.4 hereof at the same price paid by the Participant so that such Shares are returned to the Company will again be available for Awards. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not be counted against the Shares available for issuance under the Plan. Notwithstanding the provisions of this Section 3.1(b), no Shares may again be optioned, granted or awarded if such action would cause an Incentive Stock Option to fail to qualify as an incentive stock option under Section 422 of the Code.

(c)    Substitute Awards shall not reduce the Shares authorized for grant under the Plan, except Shares acquired upon the exercise of substitute Incentive Stock Options will count against the maximum number of Shares that may be issued pursuant to the exercise of Incentive Stock Options under the Plan. Additionally, in the event that a company acquired by the Company or any Affiliate, or with which the Company or any Affiliate combines, has shares available under a pre-existing plan approved by its stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan; provided, however, that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employed by or providing services to the Company or its Affiliates immediately prior to such acquisition or combination.

3.2    Stock Distributed. Any Shares distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Common Stock or Common Stock purchased on the open market.

3.3    Limitation on Number of Shares Subject to Awards. Notwithstanding any provision in the Plan to the contrary, and subject to Section 13.2 hereof, (a) the maximum aggregate number of Shares with respect to one or more Awards that may be granted to any one person during any calendar year (measured from the date of any grant) shall be 500,000 and the maximum aggregate amount of cash that may be paid in cash during any calendar year (measured from the date of any payment) with respect to one or more Awards payable in cash shall be $6,000,000 (together, the “Individual Award Limits”).

3.4    Non-Employee Director Award Limit. Notwithstanding any provision to the contrary in the Plan, the sum of any cash compensation, or other compensation, and the grant date fair value (determined as of the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of Awards granted to a Non-Employee Director as compensation for services as a Director during any calendar year shall not exceed the amount equal to $750,000 (the “Director Limit”).

ARTICLE 4.

GRANTING OF AWARDS

4.1    Participation. The Administrator may, from time to time, select from among all Eligible Individuals those to whom one or more Awards shall be granted and shall determine the nature and amount of each Award, which shall not be inconsistent with the requirements of the Plan. No Eligible Individual shall have any right to be granted an Award pursuant to the Plan.

4.2    Award Agreement. Each Award shall be evidenced by an Award Agreement stating the terms and conditions applicable to such Award, consistent with the requirements of the Plan and any applicable Program.

4.3    Limitations Applicable to Section 16 Persons. Notwithstanding anything contained herein to the contrary, with respect to any Award granted or awarded to any individual who is then subject to Section 16 of the Exchange Act, the Plan,

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any applicable Program and the applicable Award Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including Rule 16b-3 of the Exchange Act and any amendments thereto) that are requirements for the application of such exemptive rule, and such additional limitations shall be deemed to be incorporated by reference into such Award to the extent permitted by Applicable Law.

4.4    At-Will Service. Nothing in the Plan or in any Program or Award Agreement hereunder shall confer upon any Participant any right to continue as an Employee, Director or Consultant of the Company or any Affiliate, or shall interfere with or restrict in any way the rights of the Company or any Affiliate, which rights are hereby expressly reserved, to discharge any Participant at any time for any reason whatsoever, with or without cause, and with or without notice, or to terminate or change all other terms and conditions of any Participant’s employment or engagement, except to the extent expressly provided otherwise in a written agreement between the Participant and the Company or any Affiliate.

4.5    Foreign Participants. Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which the Company and its Affiliates operate or have Employees, Non-Employee Directors or Consultants, or in order to comply with the requirements of any foreign securities exchange, the Administrator, in its sole discretion, shall have the power and authority to: (a) determine which Affiliates shall be covered by the Plan; (b) determine which Eligible Individuals outside the United States are eligible to participate in the Plan; (c) modify the terms and conditions of any Award granted to Eligible Individuals outside the United States to comply with applicable foreign laws or listing requirements of any such foreign securities exchange; (d) establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable; provided, however, that no such subplans and/or modifications shall increase the Share Limit, the Individual Award Limits or the Director Limit contained in Sections 3.1, 3.3 and 3.4 hereof, respectively; and (e) take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local governmental regulatory exemptions or approvals or listing requirements of any such foreign securities exchange. Notwithstanding the foregoing, the Administrator may not take any actions hereunder, and no Awards shall be granted, that would violate Applicable Law.

4.6    Stand-Alone and Tandem Awards. Awards granted pursuant to the Plan may, in the sole discretion of the Administrator, be granted either alone, in addition to, or in tandem with, any other Award granted pursuant to the Plan. Awards granted in addition to or in tandem with other Awards may be granted either at the same time as or at a different time from the grant of such other Awards.

ARTICLE 5.

[RESERVED]

ARTICLE 6.

GRANTING OF OPTIONS

6.1    Granting of Options to Eligible Individuals. The Administrator is authorized to grant Options to Eligible Individuals from time to time, in its sole discretion, on such terms and conditions as it may determine which shall not be inconsistent with the Plan.

6.2    Qualification of Incentive Stock Options. No Incentive Stock Option shall be granted to any person who is not an Employee of the Company or any “parent corporation” or “subsidiary corporation” of the Company (as defined in Sections 424(e) and 424(f) of the Code, respectively). No person who qualifies as a Greater Than 10% Stockholder may be granted an Incentive Stock Option unless such Incentive Stock Option conforms to the applicable provisions of Section 422 of the Code. Any Incentive Stock Option granted under the Plan may be modified by the Administrator, with the consent of the Participant, to disqualify such Option from treatment as an “incentive stock option” under Section 422 of the Code. To the extent that the aggregate fair market value of stock with respect to which “incentive stock options” (within the meaning of Section 422 of the Code, but without regard to Section 422(d) of the Code) are exercisable for the first time by a Participant during any calendar year under the Plan and all other plans of the Company or any “parent corporation” or “subsidiary corporation” of the Company (as defined in Section 424(e) and 424(f) of the Code, respectively) exceeds one hundred thousand dollars ($100,000), the Options shall be treated as Non-Qualified Stock Options to the extent required by Section 422 of the Code. The rule set forth in the preceding sentence shall be applied by taking Options and other “incentive stock options” into account in the order in which they were granted and the fair market value of stock shall be determined as of the time the respective options were granted. In addition, to the extent that any Options otherwise fail to qualify as Incentive Stock Options, such Options shall be treated as Nonqualified Stock Options.

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6.3    Option Exercise Price. The exercise price per Share subject to each Option shall be set by the Administrator, but shall not be less than one hundred percent (100%) of the Fair Market Value of a Share on the date the Option is granted (or, as to Incentive Stock Options, on the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code). In addition, in the case of Incentive Stock Options granted to a Greater Than 10% Stockholder, such price shall not be less than one hundred ten percent (110%) of the Fair Market Value of a Share on the date the Option is granted (or the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code).

6.4    Option Term. The term of each Option shall be set by the Administrator in its sole discretion; provided, however, that the term shall not be more than ten (10) years from the date the Option is granted, or five (5) years from the date an Incentive Stock Option is granted to a Greater Than 10% Stockholder. The Administrator shall determine the time period, including the time period following a Termination of Service, during which the Participant has the right to exercise the vested Options, which time period may not extend beyond the stated term of the Option. Except as limited by the requirements of Section 409A or Section 422 of the Code, the Administrator may extend the term of any outstanding Option, and may extend the time period during which vested Options may be exercised, in connection with any Termination of Service of the Participant, and may amend any other term or condition of such Option relating to such a Termination of Service.

6.5    Option Vesting.

(a)    The terms and conditions pursuant to which an Option vests and becomes exercisable shall be determined by the Administrator and set forth in the applicable Award Agreement. Such vesting may be based on service with the Company or any Affiliate, any of the Performance Criteria, or any other criteria selected by the Administrator. At any time after the grant of an Option, the Administrator may, in its sole discretion and subject to whatever terms and conditions it selects, accelerate the vesting of the Option.

(b)    No portion of an Option which is unexercisable at a Participant’s Termination of Service shall thereafter become exercisable, except as may be otherwise provided by the Administrator either in an applicable Program, the applicable Award Agreement or by action of the Administrator following the grant of the Option.

6.6    Substitute Awards. Notwithstanding the foregoing provisions of this Article 6 to the contrary, in the case of an Option that is a Substitute Award, the exercise price per Share of the Shares subject to such Option may be less than the Fair Market Value per share on the date of grant, provided, however, that the exercise price of any Substitute Award shall be determined in accordance with the applicable requirements of Sections 424 and 409A of the Code.

6.7    Substitution of Stock Appreciation Rights. The Administrator may, in its sole discretion, substitute an Award of Stock Appreciation Rights for an outstanding Option at any time prior to or upon exercise of such Option; provided, however, that such Stock Appreciation Rights shall be exercisable with respect to the same number of Shares for which such substituted Option would have been exercisable, and shall also have the same exercise price and remaining term as the substituted Option.

ARTICLE 7.

EXERCISE OF OPTIONS

7.1    Partial Exercise. An exercisable Option may be exercised in whole or in part. However, an Option shall not be exercisable with respect to fractional shares and the Administrator may require that, by the terms of the Option, a partial exercise must be with respect to a minimum number of Shares.

7.2    Manner of Exercise. All or a portion of an exercisable Option shall be deemed exercised upon delivery of all of the following to the Secretary of the Company, or such other person or entity designated by the Administrator, or his, her or its office, as applicable:

(a)    A written or electronic notice complying with the applicable rules established by the Administrator stating that the Option, or a portion thereof, is exercised. The notice shall be signed by the Participant or other person then entitled to exercise the Option or such portion of the Option;

(b)    Such representations and documents as the Administrator, in its sole discretion, deems necessary or advisable to effect compliance with Applicable Law. The Administrator may, in its sole discretion, also take such additional actions as it deems appropriate to effect such compliance including, without limitation, placing legends on share certificates and issuing stop-transfer notices to agents and registrars;

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(c)    In the event that the Option shall be exercised pursuant to Section 11.3 hereof by any person or persons other than the Participant, appropriate proof of the right of such person or persons to exercise the Option, as determined in the sole discretion of the Administrator; and

(d)    Full payment of the exercise price and applicable withholding taxes to the stock administrator of the Company for the Shares with respect to which the Option, or portion thereof, is exercised, in a manner permitted by the Administrator in accordance with Sections 11.1 and 11.2 hereof.

7.3    Notification Regarding Disposition. The Participant shall give the Company prompt written or electronic notice of any disposition of Shares acquired by exercise of an Incentive Stock Option which occurs within (a) two (2) years after the date of granting (including the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code) of such Option to such Participant, or (b) one (1) year after the date of transfer of such Shares to such Participant.

ARTICLE 8.

RESTRICTED STOCK

8.1    Award of Restricted Stock.

(a)    The Administrator is authorized to grant Restricted Stock to Eligible Individuals, and shall determine the terms and conditions, including the restrictions applicable to each award of Restricted Stock, which terms and conditions shall not be inconsistent with the Plan, and may impose such conditions on the issuance of such Restricted Stock as it deems appropriate.

(b)    The Administrator shall establish the purchase price, if any, and form of payment for Restricted Stock; provided, however, that if a purchase price is charged, such purchase price shall be no less than the par value of the Shares to be purchased, unless otherwise permitted by Applicable Law. In all cases, legal consideration shall be required for each issuance of Restricted Stock to the extent required by Applicable Law.

8.2    Rights as Stockholders. Subject to Section 8.4 hereof, upon issuance of Restricted Stock, the Participant shall have, unless otherwise provided by the Administrator, all the rights of a stockholder with respect to said shares, subject to the restrictions in an applicable Program or in the applicable Award Agreement, including the right to receive all dividends and other distributions paid or made with respect to the shares; provided, however, that, in the sole discretion of the Administrator, any extraordinary distributions with respect to the shares shall be subject to the restrictions set forth in Section 8.3 hereof. In addition, any dividends paid with respect to shares of Restricted Stock subject to performance-based vesting shall be subject to (and payable only upon the attainment of) the same vesting conditions applicable to the underlying performance-based vesting shares of Restricted Stock.

8.3    Restrictions. All shares of Restricted Stock (including any shares received by Participants thereof with respect to shares of Restricted Stock as a result of stock dividends, stock splits or any other form of recapitalization) shall, in the terms of an applicable Program or the applicable Award Agreement, be subject to such restrictions and vesting requirements as the Administrator shall provide. Such restrictions may include, without limitation, restrictions concerning voting rights and transferability and such restrictions may lapse separately or in combination at such times and pursuant to such circumstances or based on such criteria as selected by the Administrator, including, without limitation, criteria based on the Participant’s continued employment, directorship or consultancy with the Company, the Performance Criteria, Company or Affiliate performance, individual performance or other criteria selected by the Administrator. By action taken after the Restricted Stock is issued, the Administrator may, on such terms and conditions as it may determine to be appropriate, accelerate the vesting of such Restricted Stock by removing any or all of the restrictions imposed by the terms of any Program or by the applicable Award Agreement. Restricted Stock may not be sold or encumbered until all restrictions are terminated or expire.

8.4    Repurchase or Forfeiture of Restricted Stock. If no purchase price was paid by the Participant for the Restricted Stock, upon a Termination of Service, the Participant’s rights in unvested Restricted Stock then subject to restrictions shall lapse, and such Restricted Stock shall be surrendered to the Company and cancelled without consideration. If a purchase price was paid by the Participant for the Restricted Stock, upon a Termination of Service the Company shall have the right to repurchase from the Participant the unvested Restricted Stock then-subject to restrictions at a cash price per share equal to the price paid by the Participant for such Restricted Stock or such other amount as may be specified in an applicable

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Program or the applicable Award Agreement. The Administrator in its sole discretion may provide that, upon certain events, including without limitation a Change in Control, the Participant’s death, retirement or disability, any other specified Termination of Service or any other event, the Participant’s rights in unvested Restricted Stock shall not terminate, such Restricted Stock shall vest and cease to be forfeitable and, if applicable, the Company shall cease to have a right of repurchase.

8.5    Certificates for Restricted Stock. Restricted Stock granted pursuant to the Plan may be evidenced in such manner as the Administrator shall determine. Certificates or book entries evidencing shares of Restricted Stock must include an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, and the Company may, in its sole discretion, retain physical possession of any stock certificate until such time as all applicable restrictions lapse.

ARTICLE 9.

PERFORMANCE AWARDS; DIVIDEND EQUIVALENTS; STOCK PAYMENTS;

RESTRICTED STOCK UNITS; PERFORMANCE SHARES; OTHER INCENTIVE

AWARDS; LTIP UNITS

9.1    Performance Awards.

(a)    The Administrator is authorized to grant Performance Awards to any Eligible Individual. The value of Performance Awards may be linked to any one or more of the Performance Criteria or other specific criteria determined by the Administrator, in each case on a specified date or dates or over any period or periods determined by the Administrator.

(b)    Without limiting Section 9.1(a) hereof, the Administrator may grant Performance Awards to any Eligible Individual in the form of a cash bonus payable upon the attainment of objective Performance Goals, or such other criteria, whether or not objective, which are established by the Administrator, in each case on a specified date or dates or over any period or periods determined by the Administrator.

9.2    Dividend Equivalents.

(a)    Subject to Section 9.2(b) hereof, Dividend Equivalents may be granted by the Administrator, either alone or in tandem with another Award, based on dividends declared on the Common Stock, to be credited as of dividend payment dates during the period between the date the Dividend Equivalents are granted to a Participant and the date such Dividend Equivalents terminate or expire, as determined by the Administrator. Such Dividend Equivalents shall be converted to cash or additional Shares by such formula and at such time and subject to such limitations as may be determined by the Administrator.

(b)    Notwithstanding the foregoing, (i) no Dividend Equivalents shall be payable with respect to Options or Stock Appreciation Rights and (ii) any Dividend Equivalents that may become payable with respect to Awards subject to performance-based vesting shall be subject to (and payable only upon the attainment of) the same vesting conditions applicable to the underlying performance-based vesting Award.

9.3    Stock Payments. The Administrator is authorized to make one or more Stock Payments to any Eligible Individual. The number or value of Shares of any Stock Payment shall be determined by the Administrator and may be based upon one or more Performance Criteria or any other specific criteria, including service to the Company or any Affiliate, determined by the Administrator. Stock Payments may, but are not required to be made in lieu of base salary, bonus, fees or other cash compensation otherwise payable to such Eligible Individual.

9.4    Restricted Stock Units. The Administrator is authorized to grant Restricted Stock Units to any Eligible Individual. The number and terms and conditions of Restricted Stock Units shall be determined by the Administrator. The Administrator shall specify the date or dates on which the Restricted Stock Units shall become fully vested and nonforfeitable, and may specify such conditions to vesting as it deems appropriate, including conditions based on one or more Performance Criteria or other specific criteria, including service to the Company or any Affiliate, in each case, on a specified date or dates or over any period or periods, as determined by the Administrator. The Administrator shall specify, or permit the Participant to elect, the conditions and dates upon which the Shares underlying the Restricted Stock Units shall be issued, which dates shall not be earlier than the date as of which the Restricted Stock Units vest and become nonforfeitable and which conditions and dates shall be consistent with the applicable provisions of Section 409A of the Code or an exemption therefrom. On the distribution dates, the Company shall issue to the Participant one unrestricted, fully transferable Share (or the Fair Market Value of one such Share in cash) for each vested and nonforfeitable Restricted Stock Unit.

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ANNEX B

9.5    Performance Share Awards. Any Eligible Individual selected by the Administrator may be granted one or more Performance Share awards which shall be denominated in a number of Shares and the vesting of which may be linked to any one or more of the Performance Criteria, other specific performance criteria (in each case on a specified date or dates or over any period or periods determined by the Administrator) and/or time-vesting or other criteria, as determined by the Administrator.

9.6    Other Incentive Awards. The Administrator is authorized to grant Other Incentive Awards to any Eligible Individual, which Awards may cover Shares or the right to purchase Shares or have a value derived from the value of, or an exercise or conversion privilege at a price related to, or that are otherwise payable in or based on, Shares, shareholder value or shareholder return, in each case, on a specified date or dates or over any period or periods determined by the Administrator. Other Incentive Awards may be linked to any one or more of the Performance Criteria or other specific criteria, including service to the Company or any Affiliate, in each case, on a specified date or dates or over any period or periods, as determined by the Administrator.

9.7    LTIP Units. The Administrator is authorized to grant LTIP Units in such amount and subject to such terms and conditions as may be determined by the Administrator; provided, however, that LTIP Units may only be issued to a Participant for the performance of services to or for the benefit of the Partnership (a) in the Participant’s capacity as a partner of the Partnership, (b) in anticipation of the Participant becoming a partner of the Partnership, or (c) as otherwise determined by the Administrator, provided that the LTIP Units are intended to constitute “profits interests” within the meaning of the Code, including, to the extent applicable, Revenue Procedure 93-27, 1993-2 C.B. 343 and Revenue Procedure 2001-43, 2001-2 C.B. 191. The Administrator shall specify the conditions and dates upon which the LTIP Units shall vest and become nonforfeitable. LTIP Units shall be subject to the terms and conditions of the Partnership Agreement and such other restrictions, including restrictions on transferability, as the Administrator may impose. These restrictions may lapse separately or in combination at such times, pursuant to such circumstances, in such installments, or otherwise, as the Administrator determines at the time of the grant of the Award or thereafter.

9.8    Other Terms and Conditions. All applicable terms and conditions of each Award described in this Article 9, including without limitation, as applicable, the term, vesting conditions and exercise/purchase price applicable to the Award, shall be set by the Administrator in its sole discretion, provided, however, that the value of the consideration paid by a Participant for an Award shall not be less than the par value of a Share, unless otherwise permitted by Applicable Law.

9.9    Exercise upon Termination of Service. Awards described in this Article 9 are exercisable or distributable, as applicable, only while the Participant is an Employee, Director or Consultant, as applicable. The Administrator, however, in its sole discretion may provide that such Award may be exercised or distributed subsequent to a Termination of Service as provided under an applicable Program, Award Agreement, payment deferral election and/or in certain events, including without limitation, a Change in Control, the Participant’s death, retirement or disability or any other specified Termination of Service.

ARTICLE 10.

STOCK APPRECIATION RIGHTS

10.1    Grant of Stock Appreciation Rights.

(a)    The Administrator is authorized to grant Stock Appreciation Rights to Eligible Individuals from time to time, in its sole discretion, on such terms and conditions as it may determine consistent with the Plan.

(b)    A Stock Appreciation Right shall entitle the Participant (or other person entitled to exercise the Stock Appreciation Right pursuant to the Plan) to exercise all or a specified portion of the Stock Appreciation Right (to the extent then-exercisable pursuant to its terms) and to receive from the Company an amount determined by multiplying the difference obtained by subtracting the exercise price per Share of the Stock Appreciation Right from the Fair Market Value on the date of exercise of the Stock Appreciation Right by the number of Shares with respect to which the Stock Appreciation Right shall have been exercised, subject to any limitations the Administrator may impose. Except as described in Section 10.1(c) hereof, the exercise price per Share subject to each Stock Appreciation Right shall be set by the Administrator, but shall not be less than one hundred percent (100%) of the Fair Market Value on the date the Stock Appreciation Right is granted.

(c)    Notwithstanding the foregoing provisions of Section 10.1(b) hereof to the contrary, in the case of a Stock Appreciation Right that is a Substitute Award, the exercise price per share of the shares subject to such Stock Appreciation Right may be less than 100% of the Fair Market Value per share on the date of grant; provided, however, that the exercise price of any Substitute Award shall be determined in accordance with the applicable requirements of Sections 424 and 409A of the Code.

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10.2    Stock Appreciation Right Vesting.

(a)    The Administrator shall determine the period during which the Participant shall vest in a Stock Appreciation Right and have the right to exercise such Stock Appreciation Rights (subject to Section 10.4 hereof) in whole or in part. Such vesting may be based on service with the Company or any Affiliate, any of the Performance Criteria or any other criteria selected by the Administrator. At any time after grant of a Stock Appreciation Right, the Administrator may, in its sole discretion and subject to whatever terms and conditions it selects, accelerate the period during which the Stock Appreciation Right vests.

(b)    No portion of a Stock Appreciation Right which is unexercisable at Termination of Service shall thereafter become exercisable, except as may be otherwise provided by the Administrator either in an applicable Program or Award Agreement or by action of the Administrator following the grant of the Stock Appreciation Right.

10.3    Manner of Exercise. All or a portion of an exercisable Stock Appreciation Right shall be deemed exercised upon delivery of all of the following to the stock administrator of the Company, or such other person or entity designated by the Administrator, or his, her or its office, as applicable:

(a)    A written or electronic notice complying with the applicable rules established by the Administrator stating that the Stock Appreciation Right, or a portion thereof, is exercised. The notice shall be signed by the Participant or other person then-entitled to exercise the Stock Appreciation Right or such portion of the Stock Appreciation Right;

(b)    Such representations and documents as the Administrator, in its sole discretion, deems necessary or advisable to effect compliance with all applicable provisions of the Securities Act and any other federal, state or foreign securities laws or regulations. The Administrator may, in its sole discretion, also take whatever additional actions it deems appropriate to effect such compliance;

(c)    In the event that the Stock Appreciation Right shall be exercised pursuant to this Section 10.3 by any person or persons other than the Participant, appropriate proof of the right of such person or persons to exercise the Stock Appreciation Right; and

(d)    Full payment of the applicable withholding taxes to the stock administrator of the Company for the Shares with respect to which the Stock Appreciation Rights, or portion thereof, are exercised, in a manner permitted by the Administrator in accordance with Sections 11.1 and 11.2 hereof.

10.4    Stock Appreciation Right Term. The term of each Stock Appreciation Right shall be set by the Administrator in its sole discretion; provided, however, that the term shall not be more than ten (10) years from the date the Stock Appreciation Right is granted. The Administrator shall determine the time period, including the time period following a Termination of Service, during which the Participant has the right to exercise the vested Stock Appreciation Rights, which time period may not extend beyond the expiration date of the Stock Appreciation Right term. Except as limited by the requirements of Section 409A of the Code, the Administrator may extend the term of any outstanding Stock Appreciation Right, and may extend the time period during which vested Stock Appreciation Rights may be exercised, in connection with any Termination of Service of the Participant, and may amend any other term or condition of such Stock Appreciation Right relating to such a Termination of Service.

ARTICLE 11.

ADDITIONAL TERMS OF AWARDS

11.1    Payment. The Administrator shall determine the methods by which payments by any Participant with respect to any Awards granted under the Plan shall be made, including, without limitation: (a) cash or check, (b) Shares (including, in the case of payment of the exercise price of an Award, Shares issuable pursuant to the exercise of the Award) held for such period of time as may be required by the Administrator in order to avoid adverse accounting consequences, in each case, having a Fair Market Value on the date of delivery equal to the aggregate payments required, (c) delivery of a written or electronic notice that the Participant has placed a market sell order with a broker with respect to Shares then-issuable upon exercise or vesting of an Award, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the aggregate payments required; provided, however, that payment of such proceeds is

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then made to the Company upon settlement of such sale, or (d) other form of legal consideration acceptable to the Administrator. The Administrator shall also determine the methods by which Shares shall be delivered or deemed to be delivered to Participants. Notwithstanding any other provision of the Plan to the contrary, no Participant who is a Director or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act shall be permitted to make payment with respect to any Awards granted under the Plan, or continue any extension of credit with respect to such payment with a loan from the Company or a loan arranged by the Company in violation of Section 13(k) of the Exchange Act.

11.2    Tax Withholding. The Company and its Affiliates shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company or an Affiliate, an amount sufficient to satisfy federal, state, local and foreign taxes (including the Participant’s social security, Medicare and any other employment tax obligation) required by law to be withheld with respect to any taxable event concerning a Participant arising in connection with any Award. The Administrator may in its sole discretion and in satisfaction of the foregoing requirement, or in satisfaction of such additional withholding obligations as a Participant may have elected or agreed, allow a Participant to satisfy such obligations by any payment means described in Section 11.1 hereof, including without limitation, by allowing such Participant to elect to have the Company or an Affiliate withhold Shares otherwise issuable under an Award (or allowing the surrender of Shares). The number of Shares which may be so withheld or surrendered shall be limited to the number of Shares which have a Fair Market Value on the date of withholding or repurchase no greater than the aggregate amount of such liabilities based on the maximum statutory withholding rates in the applicable jurisdictions for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such taxable income. The Administrator shall determine the fair market value of the Shares, consistent with applicable provisions of the Code, for tax withholding obligations due in connection with a broker-assisted cashless Option or Stock Appreciation Right exercise involving the sale of Shares to pay the Option or Stock Appreciation Right exercise price or any tax withholding obligation.

11.3    Transferability of Awards.

(a)    Except as otherwise provided in Section 11.3(b) or (c) hereof:

(i)    No Award under the Plan may be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution or, subject to the consent of the Administrator, pursuant to a DRO, unless and until such Award has been exercised, or the Shares underlying such Award have been issued, and all restrictions applicable to such Shares have lapsed;

(ii)    No Award or interest or right therein shall be subject to the debts, contracts or engagements of the Participant or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, hypothecation, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy) unless and until such Award has been exercised, or the Shares underlying such Award have been issued, and all restrictions applicable to such Shares have lapsed, and any attempted disposition of an Award prior to the satisfaction of these conditions shall be null and void and of no effect, except to the extent that such disposition is permitted by clause (i) of this provision; and

(iii)    During the lifetime of the Participant, only the Participant may exercise an Award (or any portion thereof) granted to him under the Plan, unless it has been disposed of pursuant to a DRO; after the death of the Participant, any exercisable portion of an Award may, prior to the time when such portion becomes unexercisable under the Plan or the applicable Program or Award Agreement, be exercised by his personal representative or by any person empowered to do so under the deceased Participant’s will or under the then-applicable laws of descent and distribution.

(b)    Notwithstanding Section 11.3(a) hereof, the Administrator, in its sole discretion, may determine to permit a Participant or a Permitted Transferee of such Participant to transfer an Award other than an Incentive Stock Option (unless such Incentive Stock Option is to become a Non-Qualified Stock Option) to any one or more Permitted Transferees of such Participant, subject to the following terms and conditions: (i) an Award transferred to a Permitted Transferee shall not be assignable or transferable by the Permitted Transferee (other than to another Permitted Transferee of the applicable Participant) other than by will or the laws of descent and distribution; (ii) an Award transferred to a Permitted Transferee shall continue to be subject to all the terms and conditions of the Award as applicable to the original Participant (other than the ability to further transfer the Award); and (iii) the Participant (or transferring Permitted Transferee) and the Permitted Transferee shall execute any and all documents requested by the Administrator, including without limitation, documents to (A) confirm the status of the transferee as a Permitted Transferee, (B) satisfy any requirements for an exemption for the transfer under applicable federal,

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state and foreign securities laws and (C) evidence the transfer. In addition, and further notwithstanding Section 11.3(a) hereof, the Administrator, in its sole discretion, may determine to permit a Participant to transfer Incentive Stock Options to a trust that constitutes a Permitted Transferee if, under Section 671 of the Code and applicable state law, the Participant is considered the sole beneficial owner of the Incentive Stock Option while it is held in the trust. Any permitted transfer of an Award hereunder shall be without consideration, except as required by Applicable Law.

(c)    Notwithstanding Section 11.3(a) hereof, a Participant may, in the manner determined by the Administrator, designate a beneficiary to exercise the rights of the Participant and to receive any distribution with respect to any Award upon the Participant’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Program or Award Agreement applicable to the Participant, except to the extent the Plan, the Program and the Award Agreement otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Administrator. The Administrator may provide or require that, if the Participant is married or a domestic partner in a domestic partnership qualified under Applicable Law and resides in a “community property” state, a designation of a person other than the Participant’s spouse or domestic partner, as applicable, as his or her beneficiary with respect to more than fifty percent (50%) of the Participant’s interest in the Award shall not be effective without the prior written or electronic consent of the Participant’s spouse or domestic partner. If no beneficiary has been designated or survives the Participant, payment shall be made to the person entitled thereto pursuant to the Participant’s will or the laws of descent and distribution. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Participant at any time provided the change or revocation is delivered to the Administrator prior to the Participant’s death.

11.4    Conditions to Issuance of Shares.

(a)    Notwithstanding anything herein to the contrary, neither the Company nor its Affiliates shall be required to issue or deliver any certificates or make any book entries evidencing Shares pursuant to the exercise of any Award, unless and until the Administrator has determined, with advice of counsel, that the issuance of such Shares is in compliance with Applicable Law, and the Shares are covered by an effective registration statement or applicable exemption from registration. In addition to the terms and conditions provided herein, the Administrator may require that a Participant make such reasonable covenants, agreements, and representations as the Administrator, in its discretion, deems advisable in order to comply with any such laws, regulations, or requirements.

(b)    All Share certificates delivered pursuant to the Plan and all Shares issued pursuant to book entry procedures are subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable to comply with Applicable Law. The Administrator may place legends on any Share certificate or book entry to reference restrictions applicable to the Shares.

(c)    The Administrator shall have the right to require any Participant to comply with any timing or other restrictions with respect to the settlement, distribution or exercise of any Award, including a window-period limitation, as may be imposed in the sole discretion of the Administrator.

(d)    No fractional Shares shall be issued and the Administrator shall determine, in its sole discretion, whether cash shall be given in lieu of fractional Shares or whether such fractional Shares shall be eliminated by rounding down.

(e)    Notwithstanding any other provision of the Plan, unless otherwise determined by the Administrator or required by Applicable Law, the Company and/or its Affiliates may, in lieu of delivering to any Participant certificates evidencing Shares issued in connection with any Award, record the issuance of Shares in the books of the Company (or, as applicable, its transfer agent or stock plan administrator).

11.5    Forfeiture and Claw-Back Provisions.

(a)    Pursuant to its general authority to determine the terms and conditions applicable to Awards under the Plan, the Administrator shall have the right to provide, in the terms of Awards made under the Plan, or to require a Participant to agree by separate written or electronic instrument, that: (i) any proceeds, gains or other economic benefit actually or constructively received by the Participant upon any receipt or exercise of the Award, or upon the receipt or resale of any Shares underlying the Award, must be paid to the Company, and (ii) the Award shall terminate and any unexercised portion of the Award (whether or not vested) shall be forfeited, if (x) a Termination of Service occurs prior to a specified date, or within a specified time period following receipt or exercise of the Award, (y) the Participant at any time, or during a specified time period, engages in any activity in competition with the Company, or which is inimical, contrary or harmful to the interests of the Company, as further defined by the Administrator or (z) the Participant incurs a Termination of Service for cause; and

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(b)    All Awards (including any proceeds, gains or other economic benefit actually or constructively received by the Participant upon any receipt or exercise of any Award or upon the receipt or resale of any Shares underlying the Award) shall be subject to the applicable provisions of any claw-back policy implemented by the Company, whether prior to or after the grant of such Award, including without limitation, any claw-back policy adopted to comply with the requirements of Applicable Law, including without limitation the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder, to the extent set forth in such claw-back policy and/or in the applicable Award Agreement.

11.6    Prohibition on Repricing. Subject to Section 13.2 hereof, the Administrator shall not, without the approval of the stockholders of the Company, authorize any amendment to reduce the exercise price of any outstanding Options or Stock Appreciation Rights or cancel outstanding Options or Stock Appreciation Rights in exchange for cash, other Awards or Options or Stock Appreciation Rights with an exercise price that is less than the exercise price of the original Options or Stock Appreciation Rights.

11.7    Cash Settlement. Without limiting the generality of any other provision of the Plan, the Administrator may provide, in an Award Agreement or subsequent to the grant of an Award, in its discretion, that any Award may be settled in cash, Shares or a combination thereof.

11.8    Leave of Absence. Unless the Administrator provides otherwise, vesting of Awards granted hereunder shall be suspended during any unpaid leave of absence. A Participant shall not cease to be considered an Employee, Non-Employee Director or Consultant, as applicable, in the case of any (a) leave of absence approved by the Company, (b) transfer between locations of the Company or between the Company and any of its Affiliates or any successor thereof, or (c) change in status (Employee to Director, Employee to Consultant, etc.), provided that such change does not affect the specific terms applying to the Participant’s Award.

11.9    Terms May Vary Between Awards. The terms and conditions of each Award shall be determined by the Administrator in its sole discretion and the Administrator shall have complete flexibility to provide for varied terms and conditions as between any Awards, whether of the same or different Award type and/or whether granted to the same or different Participants (in all cases, subject to the terms and conditions of the Plan).

11.10    Acceleration on Death or Disability. Except as may otherwise be provided in an applicable Award Agreement with respect to an Award granted after March 2, 2017, in the event that the Participant experiences a Termination of Service due to the Participant’s death or Disability, any Awards held by the Participant shall automatically vest in full and, if applicable, become exercisable; provided, that with respect to any Award that vests and/or is earned based on the achievement of Performance Goals, such Award shall vest and be deemed achieved at the greater of (i) target level of performance and (ii) actual achievement of applicable performance goals (and no additional Shares subject to such Award shall vest or become payable thereafter). For purposes of the Plan, Disability shall mean the absence of the Participant from the Participant’s duties with the Company on a full-time basis for ninety (90) consecutive days or for a total of one hundred eighty (180) days in any twelve (12)-month period.

ARTICLE 12.

ADMINISTRATION

12.1    Administrator. The Committee (or another committee or a subcommittee of the Board assuming the functions of the Committee under the Plan) shall administer the Plan (except as otherwise permitted herein) and, unless otherwise determined by the Board, shall consist solely of two or more Non-Employee Directors appointed by and holding office at the pleasure of the Board, each of whom is intended to qualify as a “non-employee director” as defined by Rule 16b-3 of the Exchange Act and an “independent director” under the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded, in each case, to the extent required under such provision; provided, however, that any action taken by the Committee shall be valid and effective, whether or not members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership set forth in this Section 12.1 or otherwise provided in the Company’s charter or Bylaws or any charter of the Committee. Except as may otherwise be provided in any charter of the Committee, appointment of Committee members shall be effective upon acceptance of appointment, Committee members may resign at any time by delivering written or electronic notice to the Board, and vacancies in the Committee may only be filled by the Board. Notwithstanding the foregoing, (a) the full Board, acting by a majority of its members in office, shall conduct the general administration of the Plan with respect to Awards granted to Non-Employee Directors and (b) the Board or Committee may delegate its authority hereunder to the extent permitted by Section 12.6 hereof.

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ANNEX B

12.2    Duties and Powers of Administrator. It shall be the duty of the Administrator to conduct the general administration of the Plan in accordance with its provisions. The Administrator shall have the power to interpret the Plan and all Programs and Award Agreements, and to adopt such rules for the administration, interpretation and application of the Plan and any Program as are not inconsistent with the Plan, to interpret, amend or revoke any such rules and to amend any Program or Award Agreement provided that the rights or obligations of the holder of the Award that is the subject of any such Program or Award Agreement are not affected adversely by such amendment, unless the consent of the Participant is obtained or such amendment is otherwise permitted under Section 13.13 hereof. Any such grant or award under the Plan need not be the same with respect to each Participant. Any such interpretations and rules with respect to Incentive Stock Options shall be consistent with the provisions of Section 422 of the Code. In its sole discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan except with respect to matters which under Rule 16b-3 under the Exchange Act or the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded are required to be determined in the sole discretion of the Committee.

12.3    Action by the Committee. Unless otherwise established by the Board, in the Company’s charter or Bylaws or in any charter of the Committee or as required by Applicable Law, a majority of the Committee shall constitute a quorum and the acts of a majority of the members present at any meeting at which a quorum is present, and acts approved in writing by all members of the Committee in lieu of a meeting, shall be deemed the acts of the Committee. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Affiliate, the Company’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.

12.4    Authority of Administrator. Subject to any specific designation in the Plan and Applicable Law, the Administrator has the exclusive power, authority and sole discretion to:

(a)    Designate Eligible Individuals to receive Awards;

(b)    Determine the type or types of Awards to be granted to each Eligible Individual;

(c)    Determine the number of Awards to be granted and the number of Shares to which an Award will relate;

(d)    Determine the terms and conditions of any Award granted pursuant to the Plan, including, but not limited to, the exercise price, grant price, or purchase price, any performance criteria, any restrictions or limitations on the Award, any schedule for vesting, lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, and any provisions related to non-competition and claw-back and recapture of gain on an Award, based in each case on such considerations as the Administrator in its sole discretion determines;

(e)    Determine whether, to what extent, and under what circumstances an Award may be settled in, or the exercise price of an Award may be paid in cash, Shares, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;

(f)     Prescribe the form of each Award Agreement, which need not be identical for each Participant;

(g)    Determine as between the Company, the Partnership and any Subsidiary which entity will make payments with respect to an Award, consistent with applicable securities laws and other Applicable Law;

(h)    Decide all other matters that must be determined in connection with an Award;

(i)    Establish, adopt, or revise any rules and regulations as it may deem necessary or advisable to administer the Plan;

(j)     Interpret the terms of, and any matter arising pursuant to, the Plan, any Program or any Award Agreement; and

(k)    Make all other decisions and determinations that may be required pursuant to the Plan or as the Administrator deems necessary or advisable to administer the Plan.

12.5    Decisions Binding. The Administrator’s interpretation of the Plan, any Awards granted pursuant to the Plan, any Program, any Award Agreement and all decisions and determinations by the Administrator with respect to the Plan are final, binding, and conclusive on all parties.

Spirit Realty Capital | 2022 Proxy Statement	B-17

ANNEX B

12.6    Delegation of Authority. To the extent permitted by Applicable Law, the Board or Committee may from time to time delegate to a committee of one or more members of the Board or one or more officers of the Company the authority to grant or amend Awards or to take other administrative actions pursuant to this Article 12; provided, however, that in no event shall an officer of the Company be delegated the authority to grant Awards to, or amend Awards held by, the following individuals: (a) individuals who are subject to Section 16 of the Exchange Act, or (b) officers of the Company (or Directors) to whom authority to grant or amend Awards has been delegated hereunder; provided, further, that any delegation of administrative authority shall only be permitted to the extent it is permissible under Applicable Law. Any delegation hereunder shall be subject to the restrictions and limits that the Board or Committee specifies at the time of such delegation, and the Board or Committee may at any time rescind the authority so delegated or appoint a new delegatee. At all times, the delegatee appointed under this Section 12.6 shall serve in such capacity at the pleasure of the Board and the Committee, as applicable, and the Board or the Committee may abolish any committee at any time and re-vest in itself any previously delegated authority.

ARTICLE 13.

MISCELLANEOUS PROVISIONS

13.1    Amendment, Suspension or Termination of the Plan. Except as otherwise provided in this Section 13.1, the Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board. However, without approval of the Company’s stockholders given within twelve (12) months before or after the action by the Administrator, no action of the Administrator may, except as provided in Section 13.2 hereof, (i) increase the Share Limit, the Director Limit or the Individual Award Limits, or (ii) authorize any amendment to reduce the exercise price of any outstanding Options or Stock Appreciation Rights or cancel outstanding Options or Stock Appreciation Rights in exchange for cash, other Awards or Options or Stock Appreciation Rights with an exercise price that is less than the exercise price of the original Options or Stock Appreciation Rights in violation of Section 11.6 hereof. Except as provided in Section 13.13 hereof, no amendment, suspension or termination of the Plan shall, without the consent of the Participant, impair any rights or obligations under any Award theretofore granted or awarded, unless the Award itself otherwise expressly so provides. No Awards may be granted or awarded during any period of suspension or after termination of the Plan, and in no event may any Award be granted under the Plan after the tenth (10th) anniversary of the Effective Date (the “Expiration Date”). Any Awards that are outstanding on the Expiration Date, or the date of termination of the Plan (if earlier), shall remain in force according to the terms of the Plan and the applicable Award Agreement.

13.2    Changes in Common Stock or Assets of the Company, Acquisition or Liquidation of the Company and Other Corporate Events.

(a)    In the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the shares of the Company’s stock or the share price of the Company’s stock other than an Equity Restructuring, the Administrator may make equitable adjustments, if any, to reflect such change with respect to (i) the aggregate number and kind of shares that may be issued under the Plan (including, but not limited to, adjustments of the Share Limit and the Individual Award Limits); (ii) the number and kind of Shares (or other securities or property) subject to outstanding Awards; (iii) the terms and conditions of any outstanding Awards (including, without limitation, any applicable performance targets or criteria with respect thereto); and/or (iv) the grant or exercise price per share for any outstanding Awards under the Plan.

(b)    In the event of any transaction or event described in Section 13.2(a) hereof or any unusual or nonrecurring transactions or events affecting the Company, any Affiliate, or the financial statements of the Company or any Affiliate, or of changes in Applicable Law or accounting principles, the Administrator, in its sole discretion, and on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any Award under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles:

(i)    To provide for either (A) termination of any such Award in exchange for an amount of cash and/or other property, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Participant’s rights (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction or event described in this Section 13.2, the Administrator determines in good faith that no amount would have been attained upon the exercise of

B-18	Spirit Realty Capital | 2022 Proxy Statement

ANNEX B

such Award or realization of the Participant’s rights, then such Award may be terminated by the Company without payment) or (B) the replacement of such Award with other rights or property selected by the Administrator in its sole discretion having an aggregate value not exceeding the amount that could have been attained upon the exercise of such Award or realization of the Participant’s rights had such Award been currently exercisable or payable or fully vested; provided, that Awards held by members of the Board will be settled in Shares on or immediately prior to the applicable event if the Administrator takes action under this clause (i);

(ii)    To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;

(iii)    To make adjustments in the number and type of securities subject to outstanding Awards and Awards which may be granted in the future and/or in the terms, conditions and criteria included in such Awards (including the grant or exercise price, as applicable);

(iv)    To provide that such Award shall be exercisable or payable or fully vested with respect to all securities covered thereby, notwithstanding anything to the contrary in the Plan or an applicable Program or Award Agreement; and

(v)    To provide that the Award cannot vest, be exercised or become payable after such event.

(c)    In connection with the occurrence of any Equity Restructuring, and notwithstanding anything to the contrary in Sections 13.2(a) and 13.2(b) hereof:

(i)    The number and type of securities subject to each outstanding Award and the exercise price or grant price thereof, if applicable, shall be equitably adjusted; and/or

(ii)    The Administrator shall make such equitable adjustments, if any, as the Administrator in its discretion may deem appropriate to reflect such Equity Restructuring with respect to the aggregate number and kind of shares that may be issued under the Plan (including, but not limited to, adjustments to the Share Limit and the Individual Award Limits).

The adjustments provided under this Section 13.2(c) shall be nondiscretionary and shall be final and binding on the affected Participant and the Company.

(d)    Except as may otherwise be provided in any applicable Award Agreement or other written agreement entered into between the Company (or an Affiliate) and a Participant, if a Change in Control occurs and a Participant’s outstanding Awards are not continued, converted, assumed, or replaced by the surviving or successor entity in such Change in Control, then immediately prior to the Change in Control such outstanding Awards, to the extent not continued, converted, assumed, or replaced, shall become fully vested and exercisable, and all forfeiture, repurchase and other restrictions on such Awards shall lapse. Upon, or in anticipation of, a Change in Control, the Administrator may cause any and all Awards outstanding hereunder to terminate at a specific time in the future, including but not limited to the date of such Change in Control, and shall give each Participant the right to exercise such Awards during a period of time as the Administrator, in its sole and absolute discretion, shall determine. For the avoidance of doubt, if the value of an Award that is terminated in connection with this Section 13.2(d) is zero or negative at the time of such Change in Control, such Award shall be terminated upon the Change in Control without payment of consideration therefor.

(e)    The Administrator may, in its sole discretion, include such further provisions and limitations in any Award, agreement or certificate, as it may deem equitable and in the best interests of the Company that are not inconsistent with the provisions of the Plan.

(f)    No adjustment or action described in this Section 13.2 or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause the Plan to violate Section 422(b)(1) of the Code. Furthermore, no such adjustment or action shall be authorized with respect to any Award to the extent such adjustment or action would result in short-swing profits liability under Section 16 of the Exchange Act or violate the exemptive conditions of Rule 16b-3 of the Exchange Act unless the Administrator determines that the Award is not to comply with such exemptive conditions.

(g)    The existence of the Plan, any Program, any Award Agreement and/or any Award granted hereunder shall not affect or restrict in any way the right or power of the Company, the stockholders of the Company or any Affiliate to

Spirit Realty Capital | 2022 Proxy Statement	B-19

ANNEX B

make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s or such Affiliate’s capital structure or its business, any merger or consolidation of the Company or any Affiliate, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock, the securities of any Affiliate or the rights thereof or which are convertible into or exchangeable for Common Stock or securities of any Affiliate, or the dissolution or liquidation of the Company or any Affiliate, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

(h)    No action shall be taken under this Section 13.2 which shall cause an Award to fail to comply with Section 409A of the Code or an exemption therefrom, in either case, to the extent applicable to such Award, unless the Administrator determines any such adjustments to be appropriate.

(i)    In the event of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the Shares or the share price of the Common Stock including any Equity Restructuring, for reasons of administrative convenience, the Company in its sole discretion may refuse to permit the exercise of any Award during a period of thirty (30) days prior to the consummation of any such transaction.

13.3    Approval of Plan by Stockholders. The Plan (as amended and restated) shall be submitted for the approval of the Company’s stockholders within twelve (12) months after the date of the Board’s initial adoption of the Plan (as amended and restated). Awards may be granted or awarded under the Plan (as amended and restated) and subject to the terms and conditions of the Prior Plan following the Board’s adoption of the Plan (as amended and restated) unless and until the Plan (as amended and restated) receives stockholder approval. Awards granted from and after stockholder approval of the Plan (as amended and restated) will be subject to the terms and conditions of the Plan (as amended and restated). If the Plan (as amended and restated) is not approved by stockholders within twelve (12) months after its adoption by the Board, then the Prior Plan shall continue on its existing terms and conditions and the Plan (as amended and restated) shall be of no force or effect.

13.4    No Stockholders Rights. Except as otherwise provided herein or in an applicable Program or Award Agreement, a Participant shall have none of the rights of a stockholder with respect to Shares covered by any Award until the Participant becomes the record owner of such Shares.

13.5    Paperless Administration. In the event that the Company establishes, for itself or using the services of a third party, an automated system for the documentation, granting or exercise of Awards, such as a system using an internet website or interactive voice response, then the paperless documentation, granting or exercise of Awards by a Participant may be permitted through the use of such an automated system.

13.6    Section 83(b) Election. No Participant may make an election under Section 83(b) of the Code with respect to any Award under the Plan without the consent of the Administrator, which the Administrator may grant (prospectively or retroactively) or withhold in its sole discretion. If, with the consent of the Administrator, a Participant makes an election under Section 83(b) of the Code to be taxed with respect to the Restricted Stock as of the date of transfer of the Restricted Stock rather than as of the date or dates upon which the Participant would otherwise be taxable under Section 83(a) of the Code, the Participant shall be required to deliver a copy of such election to the Company promptly after filing such election with the Internal Revenue Service.

13.7    Grant of Awards to Certain Employees or Consultants. The Company, the Partnership or any Subsidiary may provide through the establishment of a formal written policy or otherwise for the method by which Shares or other securities of the Company or the Partnership may be issued and by which such Shares or other securities and/or payment therefor may be exchanged or contributed among such entities, or may be returned upon any forfeiture of Shares or other securities by the Participant, for the purpose of ensuring that the relationship between the Company and its Affiliates remain at arm’s-length.

13.8    REIT Status. The Plan shall be interpreted and construed in a manner consistent with the Company’s status as a REIT. No Award shall be granted or awarded, and with respect to any Award granted under the Plan, such Award shall not vest, be exercisable or be settled:

(a)     to the extent that the grant, vesting, exercise or settlement of such Award could cause the Participant or any other person to be in violation of the Common Stock Ownership Limit or the Aggregate Stock Ownership Limit (each as defined in the Company’s charter, as amended from time to time) or any other provision of Section 6.2.1(a) of the Company’s charter; or

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ANNEX B

(b)    if, in the discretion of the Administrator, the grant, vesting, exercise or settlement of such award could impair the Company’s status as a REIT.

13.9    Effect of Plan upon Other Compensation Plans. The adoption of the Plan (as amended and restated) shall not affect any other compensation or incentive plans in effect for the Company or any Affiliate. Nothing in the Plan shall be construed to limit the right of the Company or any Affiliate: (a) to establish any other forms of incentives or compensation for Employees, Directors or Consultants of the Company or any Affiliate or (b) to grant or assume options or other rights or awards otherwise than under the Plan in connection with any proper corporate purpose including without limitation, the grant or assumption of options in connection with the acquisition by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, partnership, limited liability company, firm or association.

13.10    Compliance with Laws. The Plan, the granting and vesting of Awards under the Plan, the issuance and delivery of Shares and LTIP Units and the payment of money under the Plan or under Awards granted or awarded hereunder are subject to compliance with all Applicable Law and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Any securities delivered under the Plan shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all Applicable Law. To the extent permitted by Applicable Law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such Applicable Law.

13.11    Titles and Headings, References to Sections of the Code or Exchange Act. The titles and headings of the sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control. References to sections of the Code or the Exchange Act shall include any amendment or successor thereto.

13.12    Governing Law. The Plan and any Programs or Award Agreements hereunder shall be administered, interpreted and enforced under the internal laws of the State of Maryland without regard to conflicts of laws thereof.

13.13    Section 409A. To the extent that the Administrator determines that any Award granted under the Plan is subject to Section 409A, the Plan, the Program pursuant to which such Award is granted and the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A. In that regard, to the extent any Award under the Plan or any other compensatory plan or arrangement of the Company or any of its Affiliates is subject to Section 409A, and such Award or other amount is payable on account of a Participant’s Termination of Service (or any similarly defined term), then (a) such Award or amount shall only be paid to the extent such Termination of Service qualifies as a “separation from service” as defined in Section 409A, and (b) if such Award or amount is payable to a “specified employee” as defined in Section 409A then to the extent required in order to avoid a prohibited distribution under Section 409A, such Award or other compensatory payment shall not be payable prior to the earlier of (i) the expiration of the six-month period measured from the date of the Participant’s Termination of Service, or (ii) the date of the Participant’s death.    To the extent applicable, the Plan, the Program and any Award Agreements shall be interpreted in accordance with Section 409A. Notwithstanding any provision of the Plan to the contrary, in the event that following the Effective Date the Administrator determines that any Award may be subject to Section 409A, the Administrator may (but is not obligated to), without a Participant’s consent, adopt such amendments to the Plan and the applicable Program and Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Administrator determines are necessary or appropriate to (A) exempt the Award from Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (B) comply with the requirements of Section 409A and thereby avoid the application of any penalty taxes under Section 409A. The Company makes no representations or warranties as to the tax treatment of any Award under Section 409A or otherwise. The Company shall have no obligation under this Section 13.13 or otherwise to take any action (whether or not described herein) to avoid the imposition of taxes, penalties or interest under Section 409A with respect to any Award and shall have no liability to any Participant or any other person if any Award, compensation or other benefits under the Plan are determined to constitute non-compliant, “nonqualified deferred compensation” subject to the imposition of taxes, penalties and/or interest under Section 409A.

13.14    No Rights to Awards. No Eligible Individual or other person shall have any claim to be granted any Award pursuant to the Plan, and neither the Company nor the Administrator is obligated to treat Eligible Individuals, Participants or any other persons uniformly.

Spirit Realty Capital | 2022 Proxy Statement	B-21

ANNEX B

13.15    Unfunded Status of Awards. The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Program or Award Agreement shall give the Participant any rights that are greater than those of a general creditor of the Company or any Affiliate.

13.16    Indemnification. To the extent allowable pursuant to Applicable Law and the Company’s charter and Bylaws, each member of the Board and any officer or other employee to whom authority to administer any component of the Plan is delegated shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act pursuant to the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her; provided, however, that he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled pursuant to the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

13.17    Relationship to other Benefits. No payment pursuant to the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Affiliate except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

13.18    Expenses. The expenses of administering the Plan shall be borne by the Company and its Affiliates.

* * * * *

I hereby certify that the foregoing Plan (as amended and restated) was duly adopted by the Board of Directors of Spirit Realty Capital, Inc. on March 29, 2022.

* * * * *

I hereby certify that the foregoing Plan (as amended and restated) was approved by the shareholders of Spirit Realty Capital, Inc. on May 18, 2022.

Executed on this          day of May, 2022.

Corporate Secretary

B-22	Spirit Realty Capital | 2022 Proxy Statement

OUR STORY

Spirit Realty Capital, Inc. (NYSE: SRC) is a premier net-lease real estate investment trust (REIT) that primarily invests in high-quality, operationally essential real estate, subject to long-term net leases. Over the past decade, Spirit has become an industry leader and owner of income-producing, strategically located retail, industrial and office properties providing superior risk-adjusted returns and steady dividend growth for our shareholders.

At Spirit, we have a long-term vision to consistently outperform the competition—and ourselves. We create thriving partnerships through successful investments based on a strategy of disciplined acquisitions, proactive portfolio management, and a strong balance sheet. Our expert team keeps the stakeholders' objectives at the center of each lease-structuring engagement, combining time-tested investment strategies with leading-edge data analysis to drive performance.

Our relentless commitment to deliver enduring value is evident in every investment we make. As of December 31, 2021, our diverse portfolio of 2,003 owned properties, with an aggregate leasable area of 49.1 million square feet in 49 states, included retail, industrial and office buildings leased to 321 tenants across 35 industries. More information about Spirit Realty Capital can be found on the Investor Relations section of our website at **www.spiritrealty.com**

2727 N HARWOOD ST, STE 300, DALLAS, TX 75201
866.557.7474 I SPIRITREALTY.COM

P.O. BOX 8016, CARY, NC 27512-9903	YOUR VOTE IS IMPORTANT! PLEASE VOTE BY:
INTERNET Go To: www.proxypush.com/SRC ● Cast your vote online ● Have your Proxy Card ready ● Follow the simple instructions to record your vote

PHONE Call 1-866-256-1217 ● Use any touch-tone telephone, 24 hours a day, 7 days a week ● Have your Proxy Card ready ● Follow the simple recorded instructions

MAIL ● Mark, sign and date your Proxy Card ● Fold and return your Proxy Card in the postage-paid envelope provided

Spirit Realty Capital, Inc.

Annual Meeting of Shareholders

For Shareholders of record as of March 14, 2022

TIME:	Wednesday, May 18, 2022, 8:30 AM, Central Time

PLACE:	2727 N. Harwood Street, Suite 300 Dallas, TX 75201

This proxy is being solicited on behalf of the Board of Directors

The undersigned hereby appoints Jay Young and Rochelle Thomas, and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Spirit Realty Capital, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Spirit Realty Capital, Inc.

Annual Meeting of Shareholders

Please make your marks like this:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE: FOR ON PROPOSALS 1, 2, 3 AND 4

	PROPOSAL		YOUR VOTE		BOARD OF DIRECTORS RECOMMENDS

1.	Election of Directors
		FOR	AGAINST	ABSTAIN
	1.01 Kevin M. Charlton	☐	☐	☐	FOR

	1.02 Elizabeth F. Frank	☐	☐	☐	FOR

	1.03 Michelle M. Frymire	☐	☐	☐	FOR

	1.04 Kristian M. Gathright	☐	☐	☐	FOR

	1.05 Richard I. Gilchrist	☐	☐	☐	FOR

	1.06 Jackson Hsieh	☐	☐	☐	FOR

	1.07 Diana M. Laing	☐	☐	☐	FOR

	1.08 Nicholas P. Shepherd	☐	☐	☐	FOR

	1.09 Thomas J. Sullivan	☐	☐	☐	FOR

		FOR	AGAINST	ABSTAIN
2.	The ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022.	☐	☐	☐	FOR

3.	The approval of the Second Amended and Restated Spirit Realty Capital, Inc. and Spirit Realty, L.P. 2012 Incentive Award Plan, including an increase to the number of shares of common stock reserved for issuance under the Plan by 3,000,000 shares.	☐	☐	☐	FOR

4.	A non-binding, advisory resolution to approve the compensation of our named executive officers as described in our Proxy Statement.	☐	☐	☐	FOR

5.	Such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Authorized Signatures - Must be completed for your instructions to be executed.

Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form.

Signature (and Title if applicable)	Date	Signature (if held jointly)	Date